     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY   , 1999

                                                        REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        CUMBERLAND BANCORP, INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            TENNESSEE                             6021                            62-1297760
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                CUMBERLAND BANCORP,                                     JOEL PORTER
                   INCORPORATED                                          PRESIDENT
          4205 HILLSBORO ROAD, SUITE 212                     CUMBERLAND BANCORP, INCORPORATED
            NASHVILLE, TENNESSEE 37215                        4205 HILLSBORO ROAD, SUITE 212
                  (615) 377-9395                                NASHVILLE, TENNESSEE 37215
         (ADDRESS AND TELEPHONE NUMBER OF                             (615) 377-9395
     REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)                 (NAME, ADDRESS, AND TELEPHONE
                                                               NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                                BOB F. THOMPSON
                             BASS, BERRY & SIMS PLC
                           2700 FIRST AMERICAN CENTER
                          NASHVILLE, TENNESSEE, 37238
                                 (615) 742-6200
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective
                            ------------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
          TITLE OF EACH                                                             PROPOSED MAXIMUM
       CLASS OF SECURITIES              AMOUNT TO BE         PROPOSED MAXIMUM          AGGREGATE              AMOUNT OF
         TO BE REGISTERED                REGISTERED           PRICE PER UNIT       OFFERING PRICE(1)       REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common stock......................        700,000                 $12.50               $8,750,000             $2,432.50
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   OUR GROWTH


             -   graph of five year growth in stockholders' equity
             -   graph of five year growth in net income
             -   graph of five year growth in Assets, Loans, and Deposits

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED              , 1999

PROSPECTUS

                                 700,000 SHARES

                        CUMBERLAND BANCORP, INCORPORATED

                                  COMMON STOCK

                           -------------------------

     This is an offering of 700,000 shares of common stock by Cumberland Bancorp, Incorporated. We are a Tennessee bank holding company with three Tennessee state-chartered bank subsidiaries in Tennessee and a fifty percent-owned federal savings bank subsidiary in Kentucky. The offering price is $12.50 per share.

     There is currently no public market for the common stock.

                                             PER SHARE    TOTAL PROCEEDS(1)
                                             ---------    -----------------
Offering price.............................   $12.50         $8,750,000

-------------------------

(1) Before deducting offering expenses estimated to be approximately $100,000, including filing fees, legal and accounting fees, printing and other miscellaneous expenses.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE    BEFORE MAKING A DECISION TO INVEST IN OUR COMMON
STOCK.

     SHARES OF OUR COMMON STOCK ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus is                , 1999.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Prospectus Summary..........................................      1
Risk Factors................................................      5
Cautionary Statement Regarding Forward-Looking Statements...     10
How to Participate in This Offering.........................     10
Use of Proceeds.............................................     11
Dividend Policy.............................................     11
Capitalization..............................................     12
Dilution....................................................     13
Selected Consolidated Financial Data........................     14
Management's Discussion and Analysis
  of Financial Condition and Results of Operations..........     15
Business....................................................     33
Supervision and Regulation..................................     45
Management..................................................     51
Transactions with Executive Officers and Directors..........     57
Principal Shareholders......................................     58
Market Price of and Dividends on Our Common
  Equity and Related Stockholder Matters....................     59
Description of Capital Stock................................     60
Shares Eligible for Future Sale.............................     64
Plan of Distribution........................................     65
Legal Matters...............................................     65
Experts.....................................................     65
Where You Can Find More Information.........................     66

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this document. It does not contain all of the information that is important to you. You should carefully read this entire document in order to understand fully the offering before making a decision to invest in our common stock. The terms "company," "we," and "our" as used in this document generally refer to Cumberland Bancorp, Incorporated, and its subsidiaries as a consolidated entity, except where it is made clear that it means only Cumberland (the parent company). Also, sometimes we refer to our Tennessee banking subsidiaries, collectively, as "our banks" or "the banks."

OFFERING HIGHLIGHTS (PAGE   )

     We are offering 700,000 shares of our common stock to the general public. Persons interested in the offering may purchase no less than 400 shares and no more than 20,000 shares. This offer will expire upon the earlier of the sale of
all 700,000 shares or 5:00 p.m. Nashville time      , 1999, unless extended by
our board. We reserve the right to reject any subscription tendered after we have received subscriptions for more than 700,000 shares. See "How to
Participate in this Offering," on page   for the specific steps to take in order
to purchase shares under this offering.

ABOUT CUMBERLAND BANCORP, INCORPORATED (PAGE   )

     We are a bank holding company headquartered in Nashville, Tennessee. We provide banking and other financial services. We conduct our banking business primarily through three bank subsidiaries, all of which are in Tennessee:

     - BankTennessee, with its main office in Collierville, Tennessee, and branch offices in Collierville, Downtown Memphis, East Memphis and Ripley, Tennessee, and

     - Cumberland Bank, with its main office in Carthage, Tennessee, and branch offices in Gallatin, Gordonsville, White House and Portland, Tennessee, and

     - The Community Bank, which operates as The Bank of Brentwood in Brentwood, The Bank of Green Hills in Nashville and The Bank of Franklin in Franklin, Tennessee.

     Cumberland Bank also operates non-bank subsidiaries including:

     - Cumberland Finance, Inc., with offices in Gallatin and Murfreesboro, Tennessee, and

     - CBC Financial Services, Inc., which provides brokerage services and financial estate planning from offices in Carthage and Gallatin, Tennessee, and

     - InsureTennessee, Inc., a fifty percent (50%) subsidiary of CBC Financial Services which provides insurance agency services from offices in Carthage and Collierville, Tennessee.

     As of March 31, 1999, our total assets were about $391 million, our deposits were about $338 million and our shareholders' equity was about $21.4 million.

OUR HISTORY (PAGE   )

     Our present company resulted from a merger of equals between the two parent holding companies of BankTennessee, Cumberland Bank and The Community Bank of Nashville. The merger occurred in July of 1997.

     BankTennessee was originally chartered in 1934 as First Federal Savings & Loan Association. First Federal was converted to a commercial bank at the time of the merger in 1997, and changed its name to BankTennessee. Jack Everett has served as the bank's president since 1992. Its current assets are in excess of $150 million.

     Cumberland Bank was chartered in 1976 as The Savings & Loan Association of Smith County, Tennessee. Cumberland Bank was converted to a state commercial bank in 1991 and has grown since then from one office with about $46 million in assets to a commercial bank with five offices in five different communities with assets in excess of $150 million. Tom Paschal has served as the bank's president since 1986.

     The Community Bank started out as First Southern Savings & Loan in 1975. First Southern was acquired by First Federal in 1992 and has grown since 1993 from a savings and loan with one office with about $10 million in assets to a commercial bank with three offices and approximately $90 million in assets. Danny Herron has served as the bank's president since 1993.

     The three operating banks now have thirteen banking offices in six counties. In addition, we operate insurance and finance company subsidiaries of Cumberland Bank at five additional locations.

     Our three bank subsidiaries collectively have grown more than 25% in each of the last two years, growing their assets from $238 million at year end 1996 to $373 million at year end 1998. With the opening of our office in Franklin, Tennessee and other planned branch expansion, it is expected that our growth will continue.

     The growth has been directed by senior managers of our bank subsidiaries with an average of more than twenty years of banking experience in Tennessee.

OPERATIONAL STRATEGIES (PAGE   )

     We operate according to the following business strategies:

     - LOCAL DECISION MAKING -- Each of our banks has a separate board comprised of local business people allowing it to be responsive to that community's needs and trends. We give each branch manager and individual loan officer authority and discretion to price loans and services and to approve loans in order to respond quickly and efficiently to the needs of each of our customers.

     - RELATIONSHIP BANKING -- We believe our business and individual customers want to develop long-term, multi-purpose relationships with bankers they can trust. We believe our past experience serving Tennessee businesses and individuals and our focus on superior relationship management are our best tools to enhance overall profitability.

     - FULL LINE OF BANKING PRODUCTS -- We seek to offer the personalized service and local decision making characteristic of community banks while providing a greater diversity of financial services associated with much larger financial institutions. We continue to enhance our product mix through both strategic acquisitions and internal growth. The formation and development of Cumberland Finance, CBC Financial Services and InsureTennessee provides customers with nontraditonal types of lending as well as insurance and investment services not normally identified with traditional community banks.

PURPOSE OF OFFERING (PAGE   )

     We will use the proceeds of this offering for investment in both pending and potential bank acquisitions, to supplement the capital of existing banks, and for other general corporate purposes.

ADDRESS AND TELEPHONE NUMBER

     Our principal executive offices are located at 4205 Hillsboro Road, Suite 212, Nashville, Tennessee 37215. Our telephone number is (615) 377-9395.

THE MURRAY BANK (PAGE   )

     We entered into a joint venture with BancKentucky, Inc., to form and operate a federal savings bank called The Murray Bank. By virtue of the agreement, we own a 50% interest in the voting common stock of The Murray Bank. The Murray Bank is located at 1000 Whitnell Street in Murray, Kentucky and began operations as of June 15, 1999. The board of directors of The Murray Bank is comprised of four of our directors as well as each of the nine organizers of BancKentucky. The Murray Bank management expects to capitalize on the banking skills, managerial expertise, and operational resources of our company as well as their long-term relationships with the Murray, Calloway County community. We also believe the recent sale of the two largest depository institutions in Calloway County to large regional banks provide opportunity for a local community bank alternative like The Murray Bank. As a federal thrift, The Murray Bank will be regulated by the Office of Thrift Supervision.

                                  THE OFFERING

Common stock offered by us..........     700,000 shares

Offering price......................     $12.50 per share

Common stock to be outstanding after
the offering........................     6,281,677(1)

Use of proceeds.....................     We plan to use the net proceeds for
                                         pending and proposed bank acquisitions,
                                         to supplement the capital of our
                                         existing bank subsidiaries, and for
                                         other general corporate purposes. For
                                         further details, see "Use of Proceeds."
-------------------------

(1) This information is based on the number of shares actually outstanding on June 30, 1999, including the ten percent (10%) stock dividend effective March 26, 1999. It excludes 430,510 shares of common stock (as adjusted to incorporate the 10% stock dividend) subject to outstanding options under our employee stock option plan, and outstanding rights to acquire up to $500,000 of our shares at 1.5 times our book value per share, or approximately 83,333 shares at June 30, 1999, held by individuals who are investors in our joint venture partner under The Murray Bank joint venture agreement.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                                  (Unaudited)

                                                                   FOR YEARS ENDING DECEMBER 31,
                                   MARCH 31,   MARCH 31,   ---------------------------------------------
                                     1999        1998       1998      1997      1996      1995     1994
                                   ---------   ---------   -------   -------   -------   ------   ------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income -- tax
  equivalent.....................   $ 7,789       6,783     30,614    17,995     9,353    7,721    5,424
Interest expense.................     4,068       3,698     16,021     9,219     4,529    3,667    2,318
                                    -------     -------    -------   -------   -------   ------   ------
Net interest income..............     3,721       3,085     14,593     8,776     4,824    4,054    3,106
Provision for loan losses........      (212)       (125)    (1,164)   (1,368)     (415)    (357)    (231)
Noninterest income...............     1,247       1,001      4,014     3,190     1,505    1,197      683
Noninterest expense..............    (3,529)     (2,862)   (12,568)   (7,674)   (4,562)  (3,296)  (2,182)
                                    -------     -------    -------   -------   -------   ------   ------
Income before income taxes.......     1,227       1,099      4,875     2,924     1,352    1,598    1,376
Income tax expense...............       457         420      1,857     1,081       513      615      515
                                    -------     -------    -------   -------   -------   ------   ------
Net earnings.....................       770         679      3,018     1,843       839      983      861
Basic earnings per share.........      0.14        0.12       0.55      0.48      0.35     0.41     0.36
Diluted earnings per share.......      0.14        0.12       0.54      0.46      0.33     0.39     0.35
Dividends per common share.......      0.00        0.00       0.00      0.00      0.00     0.05     0.04
Book value per common share......      3.84        3.50       3.95      3.34      2.68     2.36     1.95
SELECTED PERIOD-END BALANCES
Total assets.....................   391,404     333,366    373,856   298,509   102,688   89,301   71,158
Loans -- net of unearned
  income.........................   317,622     250,103    296,547   245,201    83,196   67,897   55,390
Allowance for loan losses........     3,795       3,078      3,790     3,014     1,194    1,048      753
Total deposits...................   337,940     280,257    325,444   255,699    90,596   78,088   61,182
Other borrowings.................    26,752      30,419     25,206    23,189     5,026    4,633    4,918
Stockholders' equity.............    21,417      17,347     19,660    16,565     6,566    5,672    4,695
SELECTED AVERAGE BALANCES
Total Assets.....................   377,545     305,388    340,197   194,394    97,314   79,608   66,354
Securities.......................    22,718      18,472     22,491    10,763     5,549    5,947    6,235
Loans -- net of unearned
  income.........................   303,633     247,705    268,564   160,615    76,091   62,071   50,078
Allowance for loan losses........     3,792       3,044      3,296     2,403       991      901      697
Total deposits...................   327,473     267,979    289,576   167,049    85,625   63,358   52,950
Other borrowings.................    25,670      30,419     27,612    12,922     4,701    4,813    3,860
Stockholders' equity.............    19,957      17,159     18,150    11,120     6,119    5,170    4,410
SELECTED OPERATING RATIOS
Annual % change in average
  loans..........................    *21.08%     *63.15%     67.21%   111.08%    22.59%   23.87%   20.46%
Annual % change in average
  assets.........................     *7.99%     *26.09%     75.00%    99.76%    22.24%   19.97%   12.09%
Return on average equity.........     15.43%      15.83%     16.63%    16.57%    13.71%   18.82%   18.87%

-------------------------

* Percentages based on the increase from the prior quarter's averages, annualized over four quarters.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should consider carefully the following risk factors together with the cautionary statement that follows this section and the other information included in this prospectus before purchasing our common stock.

WE MAY NOT BE ABLE TO SELL ALL OF THE SHARES WE ARE OFFERING WHICH WILL RESULT IN AN INABILITY TO RAISE THE NET PROCEEDS WE NEED FOR THE GROWTH WE HAVE PLANNED.

     We do not have firm-commitment underwriters for this offering and instead are offering our shares for purchase directly through our officers, directors and employees; we are not required to sell a minimum amount of shares before accepting any purchases. As a result, we may not be able to raise the capital we desire through this offering to fund our planned growth. Further, the offering may extend for up to a maximum of three months, and during the offering period it is unlikely that shareholders will be able to sell shares for prices above the offering price.

WE RISK LOSING CUSTOMERS BECAUSE WE COMPETE WITH OFTEN LARGE, MORE COMPREHENSIVE FINANCIAL SERVICE INSTITUTIONS FOR CUSTOMER LENDING AND INVESTMENT BUSINESS IN THE MARKETS WE SERVE.

     The banking and financial services business is highly competitive, especially in Memphis and Nashville, Tennessee generally, and in the market areas of BankTennessee and The Community Bank specifically. As of June 30, 1998, BankTennessee had 0.71% and 2.02% of the total bank deposits in Shelby and Lauderdale Counties, its primary markets, respectively. The Community Bank had less than one percent of the total bank deposits in Williamson and Davidson Counties, its primary markets, respectively. Our banks compete for loans, deposits and customers and the delivery of other financial services with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial service providers. Many of these competitors have much greater total assets and capitalization than us. These larger institutions have higher lending limits, have greater access to capital markets and offer a broader array of financial services, such as trust services and international banking services, than our banks. Furthermore, the recent flurry of "megamergers" between larger multi-regional banks and between banks and other financial services industries is indicative of a rapidly changing banking environment where technology and the reduction of regulatory barriers may adversely affect smaller, traditional community banks like us. See "Business -- Market Areas " and "-- Competition" for additional information on the market areas we serve and other financial institutions with which we compete.

THERE WILL BE NO ESTABLISHED TRADING MARKET FOR THE SHARES BEING OFFERED; THEREFORE, THEY MAY NOT BE EASILY SALEABLE AND MAY EXPERIENCE A VOLATILE MARKET PRICE.

     Following the offering contemplated by this prospectus, trading in our common stock will be conducted in the over-the-counter market, in which securities that do not meet the Nasdaq Stock Market, Inc. listing requirements are traded by brokerage firms. Consequently, selling our shares will be more difficult because smaller quantities of them can be bought and sold, transactions could be delayed, and security analyst reports and news media coverage of our operations may be reduced or nonexistent. These factors could result in lower prices and larger spreads of the bid and ask prices for our shares. Purchasers of our shares should have a long-term investment intent and recognize that the absence of an active and liquid trading market may make it difficult to sell our shares and may have an adverse effect on the price of our shares.

BECAUSE THERE IS NO ACTIVE TRADING MARKET, OUR MANAGEMENT ARBITRARILY DETERMINED THE OFFERING PRICE FOR THE SHARES.

     Prior to this offering, there was no active trading market in our stock. The offering price has been arbitrarily determined by our board of directors without the assistance of underwriters or other valuation experts and may not be indicative of the price at which shares may be bought or sold after the offering.

OUR KEY MANAGEMENT PERSONNEL MAY LEAVE AT ANY TIME.

     Our future success depends to a significant extent on the continued service of our key management personnel, especially our banks' presidents. We do not have employment agreements with any of our personnel. The loss of the services of one or more of our key employees could have a material adverse effect on our business. We can provide no assurance that we will be able to retain any of our key officers and employees or attract and retain qualified personnel in the future.

WE CURRENTLY EXPECT THAT THE MURRAY BANK WILL EXPERIENCE STARTUP LOSSES.

     The Murray Bank first commenced business on June 15, 1999. As a start-up bank, it is likely that it will lose money its first few years of operations and possible that it may never achieve long-term profitability.

WE DO NOT OPERATE UNDER A STRONG CENTRALIZED MANAGEMENT MODEL, LIKE MOST BANK HOLDING COMPANIES, WHICH MAY SLOW OUR CORPORATE DECISION MAKING AND LIMIT OPPORTUNITIES FOR GROWTH.

     Our president serves on a part-time basis, and coordination of banking and corporate policies is left almost exclusively to our board, executive committee, and management committee, leaving many day-to-day operational decisions to our banks and their respective presidents. We believe this emphasis on local control of our banks allows each bank to operate more efficiently and effectively, and that our management and board provide adequate oversight and support of our banks as well as develop and implement effective and thoughtful policies and plans for our company. However, we cannot know for certain what effect, if any, the lack of a full-time chief executive officer, chief financial officer, or other executive management personnel has on corporate decision making and growth compared to typical bank holding companies with strong centralized management.

WE HAVE RELATIVELY HIGH AMOUNTS OF CONSTRUCTION AND DEVELOPMENT LOANS, WHICH HAVE A GREATER CREDIT RISK THAN RESIDENTIAL MORTGAGE LOANS OR A MORE DIVERSIFIED LOAN PORTFOLIO.

     Construction and development lending is a more significant portion of our loan portfolio than is typical for banks and bank holding companies in our area. We carry a high dollar percentage of construction and development loans in our portfolio, i.e., approximately 17.8% of our total loans as of December 31, 1998. This type of lending is generally considered to have higher credit risks than traditional single-family residential lending because the principle is concentrated in a limited number of loans with repayment dependent on the successful operation of the related real estate project. Consequently, these loans are more sensitive to adverse conditions in the real estate market or the general economy. These loans are generally less predictable and more difficult to evaluate and monitor, and collateral may be difficult to dispose of in a market decline. If our banks experience significant construction loan loss because we inaccurately estimated the cost and value of construction loan projects or because of a general economic downturn, our banks could experience earnings loss which would reduce our net tangible book value and the value of our shares.

THE AMOUNT OF OUR NONPERFORMING LOANS HAS INCREASED OVER THE LAST YEAR, WHICH HAS THE EFFECT OF REDUCING OUR NET INCOME AND RETURN ON ASSETS, AND MAY SIGNAL THE POSSIBILITY OF FUTURE LOAN LOSSES AND FURTHER REDUCED NET INCOME, ESPECIALLY IF THIS TREND CONTINUES.

     Nonperforming loans are loans made by our banks or finance company subsidiaries that are past-due more than 90 days beyond the contractual payment terms or maturity. The amount of our nonperforming loans increased 33.3% in dollar amounts in 1998 from $2.1 million, or 0.86% of loans, at December 31, 1997 to $2.8 million, or 0.94% of loans, at December 31, 1998, and to $3.1 million, or 0.98% of loans, at March 31, 1999. We would have recorded additional interest income of $121,000 in 1998 if all loans accounted for on a nonaccrual basis had been in compliance with their original terms.

WE, AS WELL AS OUR BANKS, OPERATE IN A HIGHLY REGULATED ENVIRONMENT AND ARE SUPERVISED AND EXAMINED BY VARIOUS FEDERAL AND STATE REGULATORY AGENCIES WHO MAY ADVERSELY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

     The Tennessee Department of Financial Institutions and the Board of Governors of the Federal Reserve System supervise and examine our banks. Because our deposits are federally insured up to $100,000, the Federal Deposit Insurance Corporation also regulates our banks. The Federal Reserve also regulates us, as a bank holding company. In addition, the Office of Thrift Supervision supervises and regulates The Murray Bank, which is a federal savings bank. These and other regulatory agencies impose certain regulations and restrictions on our banks, including:

     - meeting explicit standards as to capital and financial condition;

     - limitations on the permissible types, amounts and extensions of credit and investments;

     - restrictions on permissible non-banking activities; and

     - restrictions on dividend payments.

     Federal and State regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. As a result, we must expend significant time and expense to assure that we are in compliance with regulatory requirements and agency practices.

     We, as well as our banks, also undergo periodic examinations by one or more regulatory agencies. Following such examinations, we may be required, among other things, to make additional provisions to our allowance for loan loss or to restrict our operations. These actions would result from the regulators' judgements based on information available to them at the time of their examination. Our banks' operations are also governed by a wide variety of state and federal consumer protection laws and regulations. These federal and state regulatory restrictions limit the manner in which we, and our banks, may conduct business and obtain financing. These laws and regulations can and do change significantly from time to time, and any such change could adversely affect us. See "Supervision and Regulation" for further information on the rules, regulations and agencies that govern us.

PROPOSED FEDERAL FINANCIAL SERVICES MODERNIZATION LEGISLATION MAY ADVERSELY AFFECT SMALLER BANK HOLDING COMPANIES AND BANKS LIKE US AND OUR BANKS.

     Financial services modernization legislation currently being considered by Congress could impact the banking industry more dramatically than any other legislation in recent history. This legislation is expected to permit affiliations between securities and banking companies, to permit bank holding companies to engage in insurance and securities underwriting, and to otherwise streamline bank holding company supervision, among other items. By allowing securities firms and insurance companies to offer banking products through affiliated banks, this legislation would increase competition for new and existing business.

REGULATORY AGENCIES COULD SEVERELY LIMIT OUR FUTURE EXPANSION PLANS.

     We are required to obtain permission from the Federal Reserve in order to acquire banks or thrifts. The opening of new branches by our existing bank subsidiaries or the formation of new banks or thrifts also requires approval of federal and state bank regulatory agencies. Regulatory agencies could prohibit or otherwise significantly restrict any of our expansion plans or any expansion plans of our banks.

CHANGES IN INTEREST RATES MAY SIGNIFICANTLY DECREASE OUR NET INTEREST INCOME AND, THUS, OUR PROFITABILITY.

     The results of operations of banking institutions generally, and of our banks specifically, are materially affected by general economic conditions, the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities as well as other factors that affect market rates of interest. Our profitability is significantly dependent on "net interest income," which is the difference between interest income on interest-earning assets, like loans and investments, and interest expense on interest-bearing liabilities, like deposits and borrowings. Thus, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve or otherwise, can have a significant effect on our net interest income. Although our banks actively manage their exposure to interest rate changes, these changes are beyond their control and our banks cannot fully insulate themselves from the effective rate changes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information on the interest rate sensitivity of our banks' financial statements.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN YOUR SHARES.

     Investors purchasing shares of common stock in this offering will incur immediate and substantial dilution in pro forma net tangible book value per share. If we were to sell all 700,000 shares available in this offering at $12.50 per share, the pro forma net book value of your shares at March 31, 1999 would have been $4.79, or $7.71 less than your purchase price. See "Dilution."

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, WHICH COULD FURTHER DILUTE YOUR OWNERSHIP INTEREST AND MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

     Future sales of substantial amounts of common stock in the public market or the perception that those sales could occur could adversely affect the market price of our common stock and those sales could dilute your ownership interest.

WE WILL HAVE BROAD DISCRETION OVER THE USE OF PROCEEDS RESULTING FROM THIS OFFERING.

     The net proceeds of this offering will be used to fund investments in our pending branch expansion and possible bank acquisitions and to supplement the capital of our existing banks as well as for other general corporate purposes. While these are the anticipated uses for the proceeds from this offering, certain unforeseen events or changed business conditions could result in the application of the proceeds of this offering in a manner other than as described in this prospectus. See "Use of Proceeds."

WE USE SOFTWARE, HARDWARE AND INTERNET-BASED TECHNOLOGY THAT COULD MALFUNCTION BECAUSE OF THE YEAR 2000 PROBLEM AND ADVERSELY AFFECT THE DELIVERY OF OUR BANKS' SERVICES TO THEIR CUSTOMERS.

     We and our banks depend upon a significant number of computer software programs and operating systems to conduct our business, many of which are provided by third-party vendors, including our primary software vendor, Information Technology, Inc., and our outside service bureau, FIDATA. This technology and data is used in creating and delivering bank products and services, and in our internal operations, like billing and accounting. The software and services these vendors provide are critical to our operations. We cannot assure you that our third-party software, hardware or services will be functional at or before Year 2000, or updated on a timely basis in order to be functional, which could result in lost revenues, increased operating costs, the loss of clients, or other business interruptions, any of which could adversely affect our results of operations and financial condition. In addition to FIDATA and ITI, we have identified other information technology vendors and outside vendors that we do business with who we believe provide services which are mission critical and have requested assurances from these vendors that their programs are also Year 2000 compliant. We can receive information from the FDIC about FIDATA and ITI's Year 2000 readiness based on FDIC examination of those entities. However, for vendors that are not examined by the FDIC or other regulators, we must rely on those vendors' representations and the validation testing we are able to undertake. Consequently, we are in the process of developing and finalizing a contingency plan in the event that an outside vendor, like our local power company, is unable to provide critical services at Year 2000. Besides the costs incurred as a result of business interruptions that could occur, our failure to adequately address Year 2000 compliance issues could also result in claims of mismanagement, misrepresentation or breach of contract and related litigation, all of which could be costly and time-consuming to defend. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

OUR CAPITAL BASE MAY NOT BE ABLE TO SUSTAIN OUR TARGET RATE OF GROWTH, PARTICULARLY IF OUR LOAN LOSS ALLOWANCE IS UNABLE TO ABSORB ACTUAL FUTURE LOAN LOSSES.

     Our ability to sustain the internal growth of our banks and to acquire new financial service businesses is closely tied to the size and quality of our banks' loan portfolios, our largest asset. We believe that our consolidated allowance for loan losses is adequate to absorb any inherent losses in the loan portfolios of our banks. However, actual future loan losses may, in fact, exceed our current estimates. If actual losses are greater than expected, it would become necessary to increase the provision for loan losses. This would adversely impact net income, which could possibly create losses and reduce our capital beyond acceptable regulatory levels. If so, bank regulators would likely limit our future growth.

YOU WILL NOT RECEIVE A CASH DIVIDEND FOR THE SHARES YOU PURCHASE FOR THE NEXT SEVERAL YEARS AND MAY NEVER RECEIVE A CASH DIVIDEND.

     You should not expect to receive dividend income from the purchase of these shares for the next several years and should recognize that your investment in these shares may never result in dividend income or be a significant source of that form of income. We have not declared cash dividends as a matter of practice. Because of our current capital limitations and plans for growth, we have no current plan to change our policy. See "Dividend Policy."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or performance after the offering. Also, when we use any of the words "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and the performance of our bank subsidiaries, and any potential acquisitions, and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

     - legal and regulatory risks and uncertainties;

     - economic, political and competitive forces affecting our businesses, markets, constituencies or securities; and

     - the risk that our analyses of these risks and forces could be incorrect, or that the strategies we've developed to deal with them may not succeed.

We recognize that all forward-looking statements are necessarily speculative, speak only as of the date made, and advise readers that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to have been correct. The forward-looking statements contained in this prospectus are not within the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended since this is an initial public offering.

                      HOW TO PARTICIPATE IN THIS OFFERING

Procedure for participating in this offering.

     1. Complete, date and sign the subscription agreement which is included with this prospectus. Make sure you follow the instructions within the subscription agreement when completing it.

     2. Make a check payable to the order of "Cumberland Bancorp, Incorporated," in the amount of $12.50 times the number of shares you wish to purchase.

     3. Persons participating in this offering must purchase at least 400 shares and may not purchase more than 20,000 shares.

     4. Return the completed subscription agreement and check to:

                  Cumberland Bancorp, Incorporated
                  Attn: Mark McDowell
                  4205 Hillsboro Road, Suite 212
                  Nashville, Tennessee 37215

     5. Upon receipt of proper payment and a completed and duly executed subscription agreement, you will be entitled to receive a certificate representing the number of shares purchased, which shall be validly issued, fully paid and nonassessable. Certificates will be mailed as soon as reasonably possible following receipt of payment and the subscription agreement.

     6. The subscription agreement is irrevocable.

OFFERING PERIOD/RIGHT TO REJECT

     Shares are being offered on a first come first-served basis until the earlier of the sale of all 700,000 shares or sixty (60) days from the date of this prospectus (unless extended by our board for up to an additional thirty
(30) days). We reserve the right to reject any subscription tendered after all 700,000 shares have been subscribed for.

                                USE OF PROCEEDS

     If all of the 700,000 shares available in this offering are sold at $12.50 per share, we will receive approximately $8,650,000 after deduction of our expenses.

     We intend to use the net proceeds of this offering for investment in both pending and potential branch expansion and possible bank acquisitions, to supplement the capital of our existing banks, and for other general corporate purposes. We expect that approximately $1.0 million will be used specifically as additional capital for our existing banks. We cannot specify with certainty other particular uses for the net proceeds to be received upon the completion of the offering. Accordingly, our management will have broad discretion in applying the net proceeds. Pending their use, we intend to invest the proceeds from this offering in short-term interest bearing securities.

                                DIVIDEND POLICY

     As a bank holding company, various federal and state regulatory limitations tied to the capitalization of our banks limit our ability to declare cash dividends. We do not expect to declare any cash dividends for the next several years. Any future determination to pay cash dividends will be at the discretion of our board of directors, whose judgment is restricted by the federal and state limitations on our ability to declare dividends.

     We are a legal entity separate and distinct from our bank subsidiaries. Funds available for payment of dividends by us principally consist of dividends paid to us by our banks. Due to the development status of one of our banks and the growth of our branches, our banks cannot pay us dividends now, and will not likely to be able to pay them to us for several years. There are also statutory and regulatory limitations on the amount of dividends that may be paid to us by our banks. See "Supervision and Regulation -- Dividend Restrictions" for further information on these limitations and the general restrictions on our ability to declare dividends.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 1999. Our capitalization is presented on:

     - an actual basis;

     - a pro forma, as adjusted, basis to give effect to the receipt of the estimated net proceeds from the sale of the 700,000 shares of common stock offered in this offering at an assumed public offering price of $12.50 per share and after deducting estimated offering expenses of $100,000.

     This information is qualified by and should be read in conjunction with our "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes included in other parts of this prospectus.

                                 MARCH 31, 1999
                             (Dollars in Thousands)

                                                                      ADJUSTED FOR
                                                           ACTUAL       OFFERING
                                                           -------    ------------
Stockholders' Equity:
  Common Stock, 20,000,000 authorized shares; 5,581,677
     shares outstanding prior to the offering, and
     6,281,677 shares to be outstanding after the
     offering............................................  $ 2,791      $ 3,141
  Additional paid-capital................................   15,569       23,869
  Retained earnings......................................    3,143        3,143
  Accumulated other comprehensive income (loss)..........      (86)         (86)
                                                           -------      -------
     Total stockholders' equity..........................  $21,417      $30,067
                                                           -------      -------
     Total capitalization................................  $21,417      $30,067
                                                           -------      -------

                                    DILUTION

     As of March 31, 1999, our net tangible book value was approximately $21.4 million or $3.84 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets (including loan servicing rights) less total liabilities, divided by the shares of common stock outstanding as of March 31, 1999. After giving effect to the issuance and sale of the 700,000 shares of common stock offered in this offering, and the application of the estimated net proceeds, our pro forma net tangible book value as of March 31, 1999, would have been $30.0 million or $4.79 per share. This represents an immediate increase in net tangible book value of $0.95 per share to existing shareholders and an immediate dilution of $7.71 per share to new investors. The following table illustrates this per share dilution:

Offering price per share....................................  $12.50
  Net tangible book value per share at March 31, 1999.......    3.84
  Increase in net tangible book value per share attributable
     to new investors.......................................    0.95
Pro forma net tangible book value per share after
  offering..................................................    4.79
                                                              ------
Dilution per share to new investors.........................  $ 7.71
                                                              ======

     The following table summarizes, on a pro forma basis, as of March 31, 1999, the differences between the total consideration and the average price per share paid to us for shares of our common stock during the past five years by our officers, directors and their affiliates and that were paid by investors purchasing shares of common stock in this offering:

                                 SHARES PURCHASED     TOTAL CONSIDERATION
                                -------------------   --------------------   AVERAGE PRICE
                                 NUMBER     PERCENT     AMOUNT     PERCENT     PER SHARE
                                ---------   -------   ----------   -------   -------------
Officers, Directors and
  Affiliates..................    685,100    49.5%    $  295,217     3.3%       $ 0.43
New investors.................    700,000    50.5      8,750,000    96.7         12.50
                                ---------    ----     ----------    ----
     Total....................  1,385,100     100%    $9,045,217     100%
                                =========    ====     ==========    ====

-------------------------

* For purposes of this table, the amounts paid by such persons for shares of First Federal, adjusted to the exchange ratio in our merger with First Federal, are included.

     The discussion and tables above assume no exercise of any stock options outstanding as of March 31, 1999. As of March 31, 1999, there were options outstanding to purchase a total of 403,260 shares of common stock with a weighted average exercise price of $5.45 per share. If any of these options are exercised, there will be further dilution to new investors. See
"Capitalization," and note 19 of the notes to our financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                                  (unaudited)

     The table below provides selected consolidated financial data for our company as of and for the three months ended March 31, 1999 and 1998, and as of and for the five years ended December 31, 1998, 1997, 1996, 1995 and 1994. This information does not include financial data of the predecessors of BankTennessee or The Community Bank in existence before the 1997 merger of First Federal Bancshares, Inc. into us, which was accounted for using the purchase method of accounting. As a result, data presented for the three years ended December 31, 1996, 1995 and 1994 does not compare directly to data presented for the two years ended December 31, 1998 and 1997, which are also not directly comparable to each other. You should read the following selected consolidated financial information in conjunction with our financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" located elsewhere in this prospectus.

                                                                          FOR YEARS ENDING DECEMBER 31,
                                          MARCH 31,   MARCH 31,   ---------------------------------------------
                                            1999        1998       1998      1997      1996      1995     1994
                                          ---------   ---------   -------   -------   -------   ------   ------
                                                       (DOLLARS IN THOUSANDS, AND PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income -- tax equivalent.......   $ 7,789       6,783     30,614    17,995     9,353    7,721    5,424
Interest expense........................     4,068       3,698     16,021     9,219     4,529    3,667    2,318
                                           -------     -------    -------   -------   -------   ------   ------
Net interest income.....................     3,721       3,085     14,593     8,776     4,824    4,054    3,106
Provision for loan losses...............      (212)       (125)    (1,164)   (1,368)     (415)    (357)    (231)
Noninterest income......................     1,247       1,001      4,014     3,190     1,505    1,197      683
Noninterest expense.....................    (3,529)     (2,862)   (12,568)   (7,674)   (4,562)  (3,296)  (2,182)
                                           -------     -------    -------   -------   -------   ------   ------
Income before income taxes..............     1,227       1,099      4,875     2,924     1,352    1,598    1,376
Income tax expense......................       457         420      1,857     1,081       513      615      515
                                           -------     -------    -------   -------   -------   ------   ------
Net earnings............................       770         679      3,018     1,843       839      983      861
Basic earnings per share................      0.14        0.12       0.55      0.48      0.35     0.41     0.36
Diluted earnings per share..............      0.14        0.12       0.54      0.46      0.33     0.39     0.35
Dividends per common share..............      0.00        0.00       0.00      0.00      0.00     0.05     0.04
Book value per common share.............      3.84        3.50       3.95      3.34      2.68     2.36     1.95

SELECTED PERIOD-END BALANCES
Total assets............................   391,404     333,366    373,856   298,509   102,688   89,301   71,158
Loans-net of unearned income............   317,622     250,103    296,547   245,201    83,196   67,897   55,390
Allowance for loan losses...............     3,795       3,078      3,790     3,014     1,194    1,048      753
Total deposits..........................   337,940     280,257    325,444   255,699    90,596   78,088   61,182
Other borrowings........................    26,752      30,419     25,206    23,189     5,026    4,633    4,918
Stockholders' equity....................    21,417      17,347     19,660    16,565     6,566    5,672    4,695

SELECTED AVERAGE BALANCES
Total Assets............................   377,545     305,388    340,197   194,394    97,314   79,608   66,354
Securities..............................    22,718      18,472     22,491    10,763     5,549    5,947    6,235
Loans-net of unearned income............   303,633     247,705    268,564   160,615    76,091   62,071   50,078
Allowance for loan losses...............     3,792       3,044      3,296     2,403       991      901      697
Total deposits..........................   327,473     267,979    289,576   167,049    85,625   63,358   52,950
Other borrowings........................    25,670      30,419     27,612    12,922     4,701    4,813    3,860
Stockholders' equity....................    19,957      17,159     18,150    11,120     6,119    5,170    4,410

SELECTED OPERATING RATIOS
Annual % change in average loans........    *21.08%     *63.15%     67.21%   111.08%    22.59%   23.87%   20.46%
Annual % change in average assets.......     *7.99%     *26.09%     75.00%    99.76%    22.24%   19.97%   12.09%
Return on average equity................     15.43%      15.83%     16.63%    16.57%    13.71%   18.82%   18.87%

-------------------------
* Percentages based on the increase from the prior quarter's averages, annualized over four quarters.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31, 1998

     RESULTS OF OPERATIONS. Our income increased $91,000, or 13.4%, to $770,000 for the three months ended March 31, 1999, from $679,000 for the three months ended March 31, 1998. Increased net interest income and increased noninterest income both contributed to the increased net income.

     Net interest income increased $636,000, or 20.6%, to $3.7 million for the three months ended March 31, 1999, from $3.1 million for the three months ended March 31, 1998. The increase in net interest income was due primarily to a $35.1 million, or 11.3%, increase in average earning assets and an increase in the percentage of average earning assets invested in loans.

     The provision for loan losses was $212,000 for the three months ended March 31, 1999, compared to $125,000 for the three months ended March 31, 1998. The increase in the provision for 1999 was primarily attributable to a $132,000 increase in net charge-offs in the first quarter of 1999 as compared to the same period in 1998. We experienced net charge-offs of $207,000 for the three months ended March 31, 1999, an annualized ratio of net charge-offs to average loans of 0.27%. By comparison, we experienced net charge-offs of only $60,000 for the three months ended March 31, 1998, an annualized ratio of net charge-offs to average loans of 0.09%. The increase in net loan charge-offs for the 1999 first quarter is primarily due to increased consumer loan losses at our Cumberland Bank subsidiary and to a $75,000 construction loan guaranty default at our BankTennessee subsidiary.

     Noninterest income increased $246,000, or 25%, to $1.2 million for the three months ended March 31, 1999, from $1.0 million for the three months ended March 31, 1998. The increase is primarily attributable to an increase in service charges on deposits, and increases in other service charges, commissions and fees.

     Noninterest expense increased $667,000, or 23%, to $3.5 million for the three months ended March 31, 1999, from $2.9 million for the three months ended March 31, 1998. The largest component of noninterest expense is salaries and benefits, which increased $400,000, or 27%, to $1.9 million for the three months ended March 31, 1999, from $1.5 million for the three months ended March 31, 1998. The increased personnel costs are attributable to the expanded number of branches operated by our banks and the additional offices of Cumberland Banks' non-depository InsureTennessee and CBC Financial Services operations. We also expensed $50,000 for our share of organizational costs associated with the charter and start-up of The Murray Bank in the first quarter of 1999. Other increased noninterest expenses were primarily due to overall growth.

     Our efficiency ratio for the three months ended March 31, 1999, computed by dividing noninterest expense into the total of net interest income and noninterest income, was 71%, compared to 70% for the three months ended March 31, 1998.

     FINANCIAL CONDITION AT MARCH 31, 1999. Our total assets grew from $373.9 million at year-end 1998 to $391.4 million at March 31, 1999, a $17.5 million increase. The primary changes in assets included a $21 million increase in loans, net of unearned income and an increase of federal funds sold of $5.1 million. We funded these increases primarily by an increase in deposits of $12.5 million and by decreasing $10.2 million in our interest-bearing deposits held in other institutions.

     Our total liabilities grew from $354.2 million at year end 1998 to $370.0 million at March 31, 1999, a $15.8 million increase. Of this growth, deposits accounted for $12.5 million, and federal funds purchased were $2.0 million.

     From year-end 1998 to March 31, 1999, our equity grew $1.7 million. During the first quarter, we privately placed $1.0 million in common stock with investors in Franklin, Tennessee, the site of our new branch of The Community Bank. Growth in our retained earnings also increased our equity. Our leverage capital ratio increased from 5.31% at December 31, 1998 to 5.46% at March 31, 1999. See note 13 to our consolidated financial statements for more information relating to capital.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

     The comparison of 1998 to 1997 operating results is substantially affected by our merger with First Federal, which occurred on July 1, 1997. The income for The Community Bank and BankTennessee in 1997 are only included in the second six months of the Results of Operations.

     Net interest income increased $5.8 million, or 66%, to $14.6 million in 1998 from $8.8 million in 1997. Of this increase, $2.8 million, or 32%, is attributable to the addition of First Federal's assets and liabilities in mid-year 1997. The remaining $3.6 million, or 31%, increase is a result of growth in average earning assets of our Cumberland Bank subsidiary throughout the year, and our BankTennessee and Community Bank subsidiaries for the last six months.

     The Company's net interest spread and net yield on earning assets were 4.08% and 4.52% respectively, in 1998 as compared to 4.38% and 4.75% in 1997. The decrease in net interest spread and net yield on earning assets was the result of yields on earning assets declining faster than rates paid on interest bearing liabilities. Net interest spread represents the difference in the yield on earning assets and the rate paid on interest bearing liabilities. Net yield on earning assets is net interest income divided by average earning assets.

     The provision for loan losses was $1.2 million in 1998 compared to $1.4 million in 1997. The decrease in the provision was primarily attributable to lower charge-offs in 1998, partially offset by an increase in loan volume due to growth and our merger with First Federal.

     Noninterest income increased $824,000, or 26%, to $4.0 million in 1998 from $3.2 million in 1997. Noninterest income of First Federal for the first sixth months of 1997 (prior to the merger) was $413,000. After adjusting for the $550,000 gain on the sale of a branch that was recognized during the last half of 1997, noninterest income increased $1.4 million, or 43%. In addition to the effect of a full year of noninterest income from BankTennessee and The Community Bank, noninterest income also increased because of improved mortgage banking operations due to market conditions and gains on sales of Small Business Administration loans.

     Noninterest expense increased $4.9 million, or 64%, to $12.6 million in 1998 from $7.7 million in 1997. Of the increase, $2.6 million, or 34%, is related to the effect of BankTennessee's and The Community Bank's operations in 1998. The remaining $2.3 million increase, or 30%, is a result of our overall growth. Salaries and benefits increased from $3.8 million in 1997 to $6.5 million in 1998 or an increase of 71%. The increase is due to the large increase in total employees who work for BankTennessee and The Community Bank. Our efficiency ratio in 1998 was 67.5%, compared to 64.1% in 1997.

     Net income increased $1.2 million or 64%, to $3 million in 1998. Of this increase, $400,000 is due to the effects of the merger with First Federal. Return on average assets during 1998 and 1997 was 0.89% and 0.95% respectively, and return on average equity was 16.63% in 1998 compared to 16.57% for 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     There are substantial increases in practically every category of the Statement of Earnings when comparing 1996 to 1997, primarily as a result of the merger with First Federal as of July 1, 1997.

     Net interest income increased $4.0 million, or 82%, to $8.8 million in 1997 from $4.8 million in 1996. The inclusion of six months of First Federal results accounts for $3.8 million of the increase, or 79%. The remaining $200,000 or 4% increase is a result of overall growth in earning assets. Average earning assets increased $91 million during 1997, primarily due to $84.5 million growth of average net loans.

     Our net interest yield declined from 5.16% in 1996 to 4.75% in 1997. The decrease in net interest yield was the result of yields on earning assets declining coupled with a rise in the cost of funds. The overall cost of funds rose 11 basis points from 1996 to 1997. The yield on earning assets declined 25 basis points from 10.0% to 9.75% during 1997 compared to 1996.

     The provision for loan losses was $1.4 million in 1997 compared to $400,000 in 1996. The merger with First Federal created $300,000 of the increase. The remaining increase in the provision was required to properly fund the allowance for loan losses as a result of the substantial increase in net loans and an increase in net charge-offs during 1997.

     Noninterest income increased $1.7 million, or 112%, to $3.2 million in 1997. Of this, $1.2 million or 80%, was a result of the merger with First Federal while $500,000, or 32%, was due to our overall growth. There was a non-recurring gain of $550,000 from the sale of a retail branch by our BankTennessee subsidiary in late 1997. Other service charges and fees generated $700,000 of income in 1997 compared to $300,000 from this source in 1996. Fees derived from secondary market mortgage loan sales generated an increase of $400,000 during 1997. SBA loan sales by BankTennessee contributed $200,000 during 1997.

     Noninterest expense increased $3.1 million, or 68%, to $7.7 million in 1997. Of this increase, $2.8 million, or 61%, is related to the merger. The remaining $300,000 increase is a result of our overall growth. These amounts reflect the higher cost of operating three bank subsidiaries. Salaries and benefits increased from $1.9 million in 1996 to $3.8 million in 1997, or an increase of 97%. The increase is due to the large increase of employees working at BankTennessee and The Community Bank. Our efficiency ratio in 1997 improved to 64.1%, compared to 72.0% in 1996.

     Net income increased $1.0 million, or 120%, to $1.8 million in 1997. The increase in net income was due primarily to the effects of the merger with First Federal. Return on average assets during 1997 and 1996 was 0.95% and 0.86% respectively, and return on average equity was 16.57% in 1997 compared to 13.71% for 1996.

LOANS

     The following table presents various categories of loans contained in our banks' loan portfolios for the periods indicated and the total amount of all loans for that period:

                                                  DECEMBER 31,
                                -------------------------------------------------
                                  1998       1997       1996      1995      1994
                                --------    -------    ------    ------    ------
                                                 (IN THOUSANDS)
TYPE OF LOAN
Real estate -- construction
  and development.............  $ 52,769     40,559     5,684     3,684     4,905
Real estate -- 1 to 4 family
  residential.................   125,547    108,331    31,175    21,577    17,721
Real estate other.............    12,555     26,184     4,828    10,458     8,706
Commercial, financial and
  agricultural................    68,830     36,682    17,143    10,815     7,065
Consumer......................    39,258     36,273    26,074    23,157    18,515
Other.........................       672         83       181       353       252
                                --------    -------    ------    ------    ------
Total loans...................  $299,631    248,112    85,085    70,044    57,164
Unearned income and deferred
  fees........................    (3,084)    (2,911)   (1,889)   (2,147)   (1,774)
                                --------    -------    ------    ------    ------
  Net loans...................  $296,547    245,201    83,196    67,897    55,390
                                ========    =======    ======    ======    ======

Loan growth was $51.5 million, or 20.8%, during 1998, and $163 million, or 191.6%, during 1997. Approximately $120 million of the 1997 increase in loans was the result of the mid-year 1997 merger with First Federal. We believe that the loan growth reported in 1998 approximates the normal trend for our three operating bank subsidiaries. Loans continued to grow during 1998 as a result of strong economic conditions in our banks' primary markets, with commercial loans experiencing the largest growth. We believe that commercial loans and loans to the residential real estate industry will continue to be our two primary loan categories.

     At December 31, 1998, 1-4 family residential real estate loans constituted 42% of total loans and construction and development loans constituted 18% of total loans. Construction and development loans typically involve 1-4 family residential properties or loans to develop subdivisions of such properties. More than half of our construction and development loans are made to finance speculative construction by builders. The remaining builder loans are for custom-built homes or where there are already contracts for sale. Most of our real estate loans are secured by properties located in the primary service areas of our banks.

     The following is a presentation of an analysis of maturities of loans as of December 31, 1998:

                                     DUE IN 1      DUE IN 1 TO    DUE AFTER
                                   YEAR OR LESS      5 YEARS       5 YEARS      TOTAL
                                   ------------    -----------    ---------    -------
                                                     (IN THOUSANDS)
TYPE OF LOAN
Real estate -- construction &
  development....................    $ 51,399         1,315            55       52,769
Real estate -- 1-4 family
  residential....................      72,928        41,944        10,675      125,547
Real estate -- other.............       9,968         2,264           323       12,555
Commercial, financial and
  agricultural...................      45,083        21,352         2,395       68,830
Consumer.........................      19,117        20,070            71       39,258
Other............................         640            32            --          672
                                     --------        ------        ------      -------
  Total..........................    $199,135        86,977        13,519      299,631
                                     ========        ======        ======      =======

At December 31, 1998, $96.2 million in loans due after one year had predetermined interest rates and $6.5 million in loans due after one year had floating interest rates.

     It is our philosophy to pursue real estate lending as our core type of lending relationship. Of our combined loan portfolio, 63.7% is secured by residential real estate. Management believes this type of lending has allowed us to maintain low levels of charge-offs and non-performing loans. However, the real estate lending market has traditionally been sensitive to interest rates, and the volume of such loans may decline if interest rates increase.

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

     The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed to be sufficient to absorb losses in the loan portfolio. Factors considered in establishing an appropriate allowance include a careful assessment of the financial condition of the borrower; a realistic determination of the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; a comprehensive analysis of the levels and trends of loan categories; and a review of delinquent and classified loans. We apply a systematic process for determining the adequacy of the allowance for loan losses, including an internal loan review function and a monthly analysis of the adequacy of the allowance. Our monthly analysis includes determination of specific potential loss factors on individual classified loans, historical potential loss factors derived from actual net charge-off experience and trends in nonperforming loans, and potential loss factors for other loan portfolio risks like loan concentrations, local economy, and the nature and volume of loans.

     An analysis of our loss experience, as well as a breakdown of the allowance for possible loan losses, is furnished in the following table for the periods indicated:

                                              YEARS ENDED DECEMBER 31,
                                    ---------------------------------------------
                                      1998      1997      1996     1995     1994
                                    --------   -------   ------   ------   ------
                                               (DOLLARS IN THOUSANDS)
Balance at beginning of year......  $  3,014     1,194    1,048      753      640
Allowance for First Federal
  Bancshares, Inc. at date of
  acquisition.....................        --     1,229       --       --       --
                                    --------   -------   ------   ------   ------
Loans charged-off:
  Real estate -- construction &
     development..................       (65)       --       --       --       --
  Real estate -- 1 to 4 single
     family.......................       (45)      (23)      (5)
  Real estate -- other............        --       (90)      --       --       --
  Commercial, financial &
     agricultural.................       (49)      (34)      --       --
  Consumer........................      (312)     (708)    (302)    (107)    (159)
  Other...........................       (24)       --       --       --       --
                                    --------   -------   ------   ------   ------
     Total charge-offs............      (495)     (855)    (307)    (107)    (159)
                                    --------   -------   ------   ------   ------
Charge-offs recovered:
  Real estate -- construction &
     development..................        21        --       --       --       --
  Real estate -- 1-4 single
     family.......................         2        11       --       --       --
  Real estate -- other............         0        --       --       --       --
  Commercial......................         5         1       --       --       --
  Consumer........................        61        66       38       45       41
  Other...........................        18        --       --       --       --
                                    --------   -------   ------   ------   ------
     Total recoveries.............       107        78       38       45       41
                                    --------   -------   ------   ------   ------
Net loans charged-off.............      (388)     (777)    (269)     (62)    (118)
Current year provision............     1,164     1,368      415      357      231
                                    --------   -------   ------   ------   ------
Balance at end of year............  $  3,790     3,014    1,194    1,048      753
                                    ========   =======   ======   ======   ======
Loans at year end.................   296,547   245,201   83,196   67,897   55,390
Ratio of allowance to loans at
  year end........................      1.28%     1.23%    1.43%    1.54%    1.36%
Average loans.....................   268,564   160,615   76,091   62,102   50,078
Ratio of net loans charged off to
  average loans...................      0.14%     0.48%    0.35%    0.07%    0.24%

     The recorded values of loans actually removed from the consolidated balance sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. Our policy is to charge off loans, when, in management's opinion, the loan is deemed uncollectible, although concerted efforts are made to maximize recovery. Our level of net charge-offs to average loans was 0.14% in 1998 and 0.48% in 1997. Charge-offs were higher in 1997 due to consumer loan losses for Cumberland Bank and Cumberland Finance, its finance company subsidiary. As a result of the imposition of more stringent consumer loan underwriting standards, consumer loan charge-offs and consequently net charge-offs declined in 1998. During 1998, the provision for loan losses of $1.2 million was almost $200,000 less than the preceding year. Factors which gave rise to the increased provision in 1997 were a substantial increase in consumer loan losses in Cumberland Bank's portfolio and similar loan losses in Cumberland Finance.

     The level of non-performing loans is an important element in assessing asset quality and the relevant risk in the credit portfolio. Non-performing loans include non-accrual loans, restructured loans and loans delinquent 90 days or more. Loans are classified as non-accrual when management believes that collection of interest is doubtful. When loans are placed on nonaccrual status, all unpaid accrued interest is removed from income. Another element associated with asset quality is foreclosed properties, which represent real estate or personal property acquired through loan defaults by customers.

     The following table presents information regarding nonaccrual, past due and restructured loans, and foreclosed properties at the dates indicated:

                                                     DECEMBER 31,
                                      ------------------------------------------
                                       1998      1997     1996     1995     1994
                                      ------    ------    ----    ------    ----
                                                (DOLLARS IN THOUSANDS)
Loans accounted for on a non-accrual
  basis.............................  $1,726    $1,561    $565    $  478    $709
Accruing loans which are
  contractually past due 90 days or
  more as to principal and interest
  payments..........................  $  373    $   67    $420    $  554    $216
Restructured loans..................  $  652    $  443    $  0    $    0    $  0
                                      ------    ------    ----    ------    ----
Total Nonperforming loans(1)........  $2,751    $2,071    $985    $1,032    $925

Foreclosed Properties...............  $  610    $  603    $  0    $   92    $  0

-------------------------

(1) As of December 31, 1998, all restructured loans were in compliance with their modified terms.

Non-performing loans were 0.9% of loans at December 31, 1998 and 1997. The dollar increase in non-performing loans during 1998 was due to a growing and maturing portfolio, and less attributable to conditions in the marketplace. Additional interest income of approximately $121,000 in 1998, $79,000 in 1997, $33,000 in 1996, $26,000 in 1995 and $40,000 in 1994 would have been recorded if all loans accounted for on a non-accrual basis had been current in accordance with their original terms. No interest income has been recognized during the five year period ended December 31, 1998 on loans that have been accounted for on a non-accrual basis.

     Management has internally classified approximately $5.9 million in loans as "substandard" based upon other possible credit problems. These loans are not included in the above amounts. These loans are performing loans but are classified as "substandard" due to payment history, decline in the borrower's financial position or decline in collateral value. Loans classified as "substandard" are inadequately protected by the current sound worth and paying capacity of the obligor or the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. Loans classified as "doubtful" have all the weaknesses inherent in ones classified "substandard," with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Loans classified as "loss" are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. As of December 31, 1998, there are no loans classified by our regulators or management as loss, doubtful or substandard that have not been disclosed above.

     The allocation of the allowance for loan losses by loan category at December 31, of the years indicated is presented below:

                                                         AS OF DECEMBER 31,
                              ------------------------------------------------------------------------
                                             1998                                  1997
                              -----------------------------------   ----------------------------------
                                                      PERCENT OF                           PERCENT OF
                                        PERCENT OF     LOANS IN               PERCENT OF    LOANS IN
                                        ALLOWANCE        EACH                 ALLOWANCE       EACH
                                         TO TOTAL    CATEGORY TO               TO TOTAL    CATEGORY TO
                              AMOUNT      AMOUNT     TOTAL LOANS    AMOUNT      AMOUNT     TOTAL LOAN
                              -------   ----------   ------------   -------   ----------   -----------
Real estate -- construction
  & development.............  $  758        20%           18%       $  603        20%           16%
Real estate -- 1-4 single
  family....................     190         5%           42%          151         5%           44%
Real estate -- other........     152         4%            4%          121         4%           11%
Commercial, financial and
  agriculture...............     834        22%           23%          452        15%           14%
Consumer....................   1,137        30%           12%          754        25%           14%
Other.......................      76         2%            1%           60         2%            1%
Unallocated.................     644        17%           --           873        29%           --
                              ------                                ------
    Total...................  $3,791       100%          100%       $3,014       100%          100%
                              ======       ===           ===        ======       ===           ===

     As of December 31, 1998, real estate mortgage loans constituted 64% of outstanding loans. Approximately $130.3 million, or 68.3%, of this category represents first mortgage residential real estate mortgages where the amount of the original loan generally does not exceed 80% of the appraised value of the collateral. We have $52.8 million in construction and development loans, which are primarily related to the home building industry in Shelby, Williamson, Davidson and Sumner Counties, Tennessee. The remaining portion of this category consists primarily of commercial real estate loans. Risk of loss for these loans is generally higher than residential loans. Therefore, management has allocated a significant portion of the allowance for loan losses to this category.

SECURITIES

     Our banks' securities portfolios are primarily used as a source of liquidity. Total securities were $20.7 million at year-end 1998, which is up $5.7 million from year-end 1997. The securities portfolios comprised 5.5% of total assets at year-end 1998. Our banks' policy guidelines are designed to minimize credit, market and liquidity risk. Securities generally must be "investment grade" or higher to be purchased. Over the last year, all newly-purchased securities have been designated as "Available for Sale" to increase flexibility for asset liability management. Approximately 27% of securities held at year-end 1998 were pledged for public deposits. Other than commitments to originate or sell mortgage loans, our banks do not invest in off-balance sheet derivative financial instruments.

     We invest primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States, other taxable securities and in certain obligations of states and municipalities. The majority of the mortgage-backed securities are instruments of United States' Government agencies. In addition, we enter into federal funds transactions with our principal correspondent banks, and act as a net seller of those funds. We did not hold securities of any single issuer that exceeded ten percent of stockholders' equity.

     The following tables present, for the periods indicated, the carrying amount of our securities portfolio, including mortgage-backed securities, segregated into available for sale and those held to maturity categories.

                                                              AT DECEMBER 31,
                                                             ------------------
                                                              1998       1997
                                                             -------    -------
                                                                (DOLLARS IN
                                                                 THOUSANDS)
Available for sale:
  U.S. Government and agencies.............................  $ 7,971    $ 1,401
  Mortgage-backed..........................................    2,690      1,062
  Other debt securities....................................       --        676
  Marketable equity securities.............................    1,140      1,011
                                                             -------    -------
     Total available for sale..............................  $11,801    $ 4,150
                                                             =======    =======
Held to maturity:
  U.S. Government and agencies.............................    4,169      4,560
  Mortgage-backed..........................................    4,763      6,128
  Other debt securities....................................       --        204
                                                             -------    -------
     Total held to maturity................................    8,932     10,892
                                                             -------    -------
     Total securities......................................  $20,733    $15,042
                                                             =======    =======

     The following table indicates, for the year ended December 31, 1998, the amount of investments due in (1) one year or less, (2) one to five years, (3) five to ten years, and (4) over ten years:

                        1 YR                1 TO                5 TO                OVER
                       OR LESS   AVERAGE    5 YRS    AVERAGE   10 YRS    AVERAGE   10 YRS    AVERAGE    TOTAL
                       BALANCE    YIELD    BALANCE    YIELD    BALANCE    YIELD    BALANCE    YIELD    BALANCE
                       -------   -------   -------   -------   -------   -------   -------   -------   -------
                                                       (DOLLARS IN THOUSANDS)
Available for sale:
  U.S. Government and
    agencies.........   $ --        --      7,005      5.5%       510     6.10%       456      6.3%     7,971
  Mortgage-backed....     --                   --                  --               2,690      6.1%     2,690
  Marketable equity
    securities(2)....     --                   --                  --               1,140      N/A      1,140
Held to maturity:
  U.S. Government and
    agencies.........    500       5.8%     2,560      6.5%     1,000      6.1%       109        6%     4,169
  Mortgage-backed....     --                   --                  --               4,763      6.5%     4,763
                        ----                -----               -----               -----              ------
    Totals...........   $500                9,565               1,510               9,158              20,733
                        ====                =====               =====               =====              ======

-------------------------

(1) Yields are presented based on adjusted cost basis of securities available for sale. Yields based on carrying value would be higher since fair value is less than adjusted cost. There are no tax exempt obligations in our banks' securities portfolio.

(2) Marketable equity securities are included in the over 10 year category as there is no maturity.

DEPOSITS AND BORROWINGS

     Deposits are our primary source of funding loans. Depending upon current market rates, we may from time to time use Federal Home Loan Bank borrowings to complement our funding needs. See "-- Liquidity" and "-- Interest Rate Sensitivity." We believe we have the ability to generate deposit growth within our local markets as loan demand dictates. Our long-term strategy has been to match the competition on popular deposit products such as money market demand accounts and certificates of deposit. FHLB advances, while more costly than deposit funding, are typically the lowest cost borrowed funds available to institutions like our banks. Our banks utilize long-term borrowings from the FHLB to lengthen the overall maturity of the liability side of the balance sheet. Of a total $18.0 million in FHLB borrowings at year-end 1998, $13.2 million mature after December 31, 1999.

     Total deposits grew at a rate of 27.3% during 1998, resulting from the opening of new branch locations and more attractive pricing for deposits. Deposit growth was greater than loan growth during 1998, resulting in a decline of the loan-to-deposit ratio from 95.9% at year-end 1997 to 91.1% at year-end 1998. To utilize these excess funds, federal funds sold and interest-bearing deposit balances were increased. Total interest-bearing deposits increased $64.8 million from year-end 1997 to year-end 1998, while federal funds sold increased $4.3 million during 1998.

     We operate retail bank branches in six different Tennessee counties and have fifty percent (50%) ownership of a stand-alone federal savings bank in one Kentucky county through a joint venture. Each local market has it own unique deposit customer base. Deposit growth has been strong in the new communities where additional branches have been established. In general, large certificates of deposit tend to be more sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. We have normally had to pay a small premium for these types of deposits above current rates. However, we believe that we have long-term customers who maintain substantial deposits with our banks based upon personal relationships with each bank's officers and employees.

     Average amount of and average rate paid for our deposits for year-end 1996,
1997, and 1998 are represented by deposit category on the table on pages   and
  of this section of the prospectus.

     The following table indicates amounts outstanding of time certificates of deposit of $100,000 or more and respective maturities for the year ended December 31, 1998:

                                                        TIME
                                                    CERTIFICATES
                                                     OF DEPOSIT
                                                   --------------
                                                   (IN THOUSANDS)
3 months or less.................................     $15,324
3-6 months.......................................      16,536
6-12 months......................................      11,025
over 12 months...................................      16,375
                                                      -------
Total............................................     $59,260
                                                      =======

                   CUMBERLAND BANCORP, INC. AND SUBSIDIARIES

         CONSOLIDATED AVERAGE BALANCE SHEETS, NET INTEREST REVENUE AND
                CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

     The following table shows the consolidated average daily balances of each principal category of assets, liabilities and stockholders' equity of our company, and an analysis of net interest revenue, and the change in interest income and interest expense segregated into amounts attributable to changes in volume and changes in rates. The table is presented on a taxable equivalent basis.

                                                   1998                            1997                     1998/1997 CHANGE
                                      ------------------------------   -----------------------------   --------------------------
                                      AVERAGE    INTEREST   REVENUE/   AVERAGE   INTEREST   REVENUE/   DUE TO    DUE TO
                                      BALANCE      RATE     EXPENSE    BALANCE     RATE     EXPENSE    VOLUME    RATE(1)   TOTAL
                                      --------   --------   --------   -------   --------   --------   -------   -------   ------
                                                                        (DOLLARS IN THOUSANDS)
Net loans(2 and 3)..................  $268,564    10.28%     27,619    160,615    10.30%     16,549    11,123      500     11,623
                                      --------    -----     -------    -------    -----      ------    ------     ----     ------
Securities(4):
  Available for sale................    11,562     5.95%        688      1,750     6.86%        120       673     (118)       555
  Held to maturity..................    10,929     6.39%        698      9,013     6.71%        605       129      (36)        93
                                      --------    -----     -------    -------    -----      ------    ------     ----     ------
    Total securities................    22,491     6.16%      1,386     10,763     6.74%        725       802     (154)       648
                                      --------    -----     -------    -------    -----      ------    ------     ----     ------
Federal funds sold..................    14,802     5.17%        765      8,844     5.43%        480       323      (38)       285
FHLB and FRB stock..................     2,541     7.20%        183      1,451     6.82%         99        74       22         96
Interest-bearing deposits in
  banks.............................    14,575     4.54%        661      2,896     4.90%        142       573      (54)       519
                                      --------    -----     -------    -------    -----      ------    ------     ----     ------
Total earning assets, net of
  allowance for loan losses.........   322,973     9.48%     30,614    184,569     9.75%     17,995    12,895      276     13,171
                                                  =====     =======               =====      ======    ======     ====     ======
Cash and due from banks.............     5,924                           3,250
Allowance for loan losses...........    (3,296)                         (2,403)
Other assets........................    14,596                           8,978
                                      --------                         -------
    Total assets....................  $340,197                         194,394
                                      ========                         =======
Deposits:
  NOW investments...................  $ 19,532     2.76%        540     12,305     2.66%        327       192       21        213
  Money market investments..........    58,797     4.91%      2,886     26,033     4.94%      1,285     1,617      (16)     1,601
  Savings...........................    10,811     3.22%        348      7,900     3.29%        260        96       (8)        88
Time deposits $100,000 and over.....    55,592     5.51%      3,065     28,450     6.82%      1,939     1,850     (724)     1,126
  Other time deposits...............   124,382     6.00%      7,468     82,025     5.61%      4,605     2,378      485      2,863
                                      --------    -----     -------    -------    -----      ------    ------     ----     ------
    Total interest-bearing
      deposits......................   269,114     5.32%     14,307    156,713     5.37%      8,416     6,133     (242)     5,891
Non interest-bearing demand
  deposits..........................    20,462       --          --     10,336       --          --        --       --         --
                                      --------    -----     -------    -------    -----      ------    ------     ----     ------
    Total deposits..................   289,576     4.94%     14,307    167,049     5.04%      8,416     6,133     (242)     5,891
Federal funds purchased.............                                       533     5.82%         31       (31)       0        (31)
Note payable........................     6,590     8.00%        527      2,994     8.42%        252       303      (28)       275
FHLB advances.......................    21,022     5.65%      1,187      9,395     5.53%        520         6      661        667
                                      --------              -------    -------               ------    ------     ----     ------
    Total deposits and borrowed
      funds.........................   317,188     5.05%     16,021    179,971     5.12%      9,219     6,411      391      6,802
                                                  -----     -------               -----      ------    ------     ----     ------
Other liabilities...................     4,859                           3,302
Stockholders' equity................    18,150                          11,120
                                      --------                         -------
    Total liabilities and
      stockholders' equity..........  $340,197                         194,393
                                      ========                         =======
Net interest income.................                        $14,593                           8,776     6,453     (115)     6,338
                                                            =======                          ======    ======     ====     ======
Net yield on earning assets.........               4.52%                           4.75%
                                                  =====                           =====

-------------------------

(1) Changes in interest income and expense not due solely to balance or rate changes are included in the rate category.

(2) Interest income includes fees on loans of $1,719,000 in 1998 and $1,003,000 in 1997.

(3) Nonaccrual loans are included in average loan balances and the associated income (recognized on a cash basis) is included in interest.

(4) We do not have any tax-exempt securities.

                   CUMBERLAND BANCORP, INC. AND SUBSIDIARIES

         CONSOLIDATED AVERAGE BALANCE SHEETS, NET INTEREST REVENUE AND
           CHANGES IN INTEREST INCOME AND INTEREST EXPENSE, CONTINUED

                                                   1997                            1996                     1997/1996 CHANGE
                                      ------------------------------   -----------------------------   --------------------------
                                      AVERAGE    INTEREST   REVENUE/   AVERAGE   INTEREST   REVENUE/   DUE TO    DUE TO
                                      BALANCE      RATE     EXPENSE    BALANCE     RATE     EXPENSE    VOLUME    RATE(1)   TOTAL
                                      --------   --------   --------   -------   --------   --------   -------   -------   ------
                                                                        (DOLLARS IN THOUSANDS)
Net loans(2 and 3)..................  $160,615    10.30%     16,549     76,091    11.11%      8,454     9,391    (1,296)    8,095
                                      --------    -----      ------    -------    -----      ------    ------    ------    ------
Securities(4):
  Available for sale................     1,750     6.86%        120      5,339     6.33%        338      (227)        9      (218)
  Held to maturity..................     9,013     6.71%        605        210     5.71%         12       503        90       593
                                      --------    -----      ------    -------    -----      ------    ------    ------    ------
    Total securities................    10,763     6.74%        725      5,549     6.31%        350       276        99       375
                                      --------    -----      ------    -------    -----      ------    ------    ------    ------
Federal funds sold..................     8,844     5.43%        480      8,475     5.12%        434        19        27        46
FHLB and FRB stock..................     1,451     6.82%         99        468     7.05%         33        69        (3)       66
Interest-bearing deposits in
  banks.............................     2,896     4.90%        142      2,979     2.75%         82        (2)       62        60
                                      --------    -----      ------    -------    -----      ------    ------    ------    ------
    Total earning assets, net of
      allowance for loan losses.....   184,569     9.75%     17,995     93,562    10.00%      9,353     9,753    (1,111)    8,642
                                                  =====      ======               =====      ======    ======    ======    ======
Cash and due from banks.............     3,250                           1,033
Allowance for loan losses...........    (2,403)                           (991)
Other assets........................     8,978                           3,710
                                      --------                         -------
    Total assets....................  $194,394                          97,314
                                      ========                         =======
Deposits:
  NOW investments...................    12,305     2.66%        327      7,870     2.15%        169        95        63       158
  Money market investments..........    26,033     4.94%      1,285      6,812     2.88%        196       553       536     1,089
  Savings...........................     7,900     3.29%        260      6,541     2.94%        192        40        28        68
Time deposits $100,000 and over.....    28,450     6.82%      1,939     19,496     6.13%      1,196       549       194       743
Other time deposits.................    82,025     5.61%      4,605     38,435     6.38%      2,453     2,782      (630)    2,152
                                      --------    -----      ------    -------    -----      ------    ------    ------    ------
    Total interest-bearing
      deposits......................   156,713     5.37%      8,416     79,154     5.31%      4,206     4,019       191     4,210
Non interest-bearing demand
  deposits..........................    10,336       --           0      6,471     0.00%          0         0         0         0
                                      --------    -----      ------    -------    -----      ------    ------    ------    ------
    Total deposits..................   167,049     5.04%      8,416     85,625     4.91%      4,206     4,019       191     4,210
Federal funds purchased.............       533     5.82%         31          0     0.00%          0         0        31        31
Note payable........................     2,994     8.42%        252        729     8.50%         62       193        (3)      190
FHLB advances.......................     9,395     5.53%        520      3,972     6.57%        261         4       255       259
                                      --------               ------    -------               ------    ------    ------    ------
    Total deposits and borrowed
      funds.........................   179,971     5.12%      9,219     90,326     5.01%      4,529     4,216       474     4,690
                                                  -----                           -----
Other liabilities...................     3,302                             869
Stockholders' equity................    11,120                           6,119
                                      --------                         -------
    Total liabilities and
      stockholders' equity..........  $194,393                          97,314
                                      ========                         =======
Net interest income.................                         $8,776                           4,824     5,537    (1,585)    3,952
                                                             ======                          ======    ======    ======    ======
Net yield on earning assets.........               4.75%                           5.16%
                                                  =====                           =====

-------------------------

(1) Changes in interest income and expense not due solely to balance or rate changes are included in the rate category.

(2) Interest income includes fees on loans of $1,003,000 in 1997 and $424,000 in 1996.

(3) Nonaccrual loans are included in average loan balances and the associated income (recognized on a cash basis) is included in interest.

(4) We do not have any tax-exempt securities.

EQUITY AND CAPITAL RESOURCES

     We were "well capitalized" for leverage and Tier One capital calculations; we were "adequately capitalized" for total capital to risk-weighted assets purposes. Our bank subsidiaries were considered "well capitalized" for regulatory purposes during 1997 and 1998. Our leverage capital ratio was 5.31% in 1998 and 5.77% in 1997, with stockholders' equity of $19.7 million at year-end 1998. For a discussion of capital requirements see "Supervision and Regulation -- Capital Requirements." We declared a 10% stock dividend effective March 26, 1999. Also in March 1999, we sold 100,000 shares of stock for $1,000,000 to a group of Franklin, Tennessee investors to support the new Franklin branch opened there by The Community Bank.

     There have been no cash dividends paid during 1997 or 1998. We do not intend to pay cash dividends on common stock for the next several years. Our current strategy is to support equity growth by retaining net profits rather than paying cash dividends.

     Items that represent common stock equivalents include 403,260 common stock options outstanding at December 31, 1998, adjusted to reflect the March 1999 10% stock dividend. At December 31, 1999, there were 146,740 additional common shares available for grant under our stock option plan. We plan to continue granting stock options to selected officers, directors, and other key employees.

RETURN ON EQUITY AND ASSETS

     Returns on average consolidated assets and average consolidated equity for the periods indicated are as follows:

                                                  YEARS ENDED DECEMBER 31,
                                                 --------------------------
                                                  1998      1997      1996
                                                 ------    ------    ------
Return on average assets.......................   0.89%     0.95%     0.86%
Return on average equity.......................  16.63%    16.57%    13.70%
Average equity to average assets ratio.........   5.34%     5.72%     6.29%
Dividend payout ratio..........................     --        --        --

LIQUIDITY

     It is a primary concern to depositors, creditors, and regulators that banks demonstrate the ability to have readily available funds sufficient to repay fully-maturing liabilities. Our liquidity, represented by cash and cash due from banks, is a result of our operating, investing and financing activities. In order to insure funds are available at all times, we devote resources to projecting on a monthly basis the amount of funds that will be required and maintain relationships with a diversified customer base so funds are accessible. Liquidity requirements can also be met through short-term borrowings or the disposition of short-term assets, which are generally matched to correspond to the maturity of liabilities.

     Our banks have liquidity policies and, in the opinion of management, the overall liquidity level is considered adequate. Neither we, nor our banks, are subject to any specific liquidity requirements imposed by regulatory authorities. Our banks are subject to general Federal Reserve guidelines, which do not require a minimum level of liquidity. The ratio for average loans to average deposits for 1997 was 96.1% and for 1998 was 92.7%. We do not know of any trends or demands that are reasonably likely to result in liquidity increasing or decreasing.

INTEREST RATE SENSITIVITY

     A key element in the financial performance of financial institutions is the level and type of interest rate risk assumed. The single most significant measure of interest rate risk is the relationship of the repricing periods of earning assets and interest-bearing liabilities. The more closely the repricing periods are correlated, the less interest rate risk we assume. In general, community bank customer preferences tend to push the average repricing period for costing liabilities to a shorter time frame than the average repricing period of earning assets, resulting in a net liability sensitive position in time frames less than one year. A summary of the repricing schedule of our interest earning assets and interest-bearing liabilities ("GAP") at year-end 1998 follows:

                                                                       OVER 5
                              1-90 DAYS    91-365 DAYS    1-5 YEARS    YEARS      TOTAL
                              ---------    -----------    ---------    ------    -------
Interest earning assets:
  Loans, net................  $111,560        82,314        91,092     11,581    296,547
  Securities available for
     sale...................        --            --         7,005      4,796     11,801
  Securities held to
     maturity...............        --           500         2,560      5,872      8,932
  Federal funds sold........    12,750            --            --         --     12,750
  Interest-earning
     deposits...............    21,996            --            --         --     21,996
                              --------       -------       -------     ------    -------
     Total interest earning
       assets...............  $146,306        82,814       100,657     22,249    352,026
                              ========       =======       =======     ======    =======
Interest bearing
  liabilities:
  Interest bearing demand
     deposits...............  $105,263            --            --         --    105,263
  Savings deposits..........    10,589            --            --         --     10,589
  Time deposits.............    48,477        86,631        50,741         --    185,849
  FHLB borrowings...........        --         4,836         3,138     10,000     17,974
  Notes payable.............        --           453         4,135      2,645      7,233
                              --------       -------       -------     ------    -------
     Total interest bearing
       liabilities..........  $164,329        91,920        58,014     12,645    326,908
                              ========       =======       =======     ======    =======
Rate sensitive gap..........  $(18,023)       (9,106)       42,643      9,604     25,118
                              --------       -------       -------     ------    -------
Rate sensitive cumulative
  gap.......................  $(18,023)      (27,129)       15,514     25,118     25,118
Cumulative gap as a
  percentage of earnings
  assets....................     -5.12%        -7.71%         4.41%      7.13%
                              ========       =======       =======     ======    =======

As shown in the table, we have a cumulative negative GAP of approximately 5.1% and 7.7% at the end of 90 days and one year, respectively. Management believes that this level of negative GAP is appropriate since many of the liabilities which are immediately repriceable can be effectively repriced more slowly than the assets which are contractually immediately repriceable in a rising rate environment. Conversely, those liabilities can often be repriced downward more rapidly than contractually required assets repricing in a downward rate environment. The degree to which management can control the rate of change in deposit liabilities, which are immediately repriceable, is affected to a large extent by the speed and amount of interest rate movements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of our assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of our operations, we do not maintain any foreign currency exchange or commodity price risk.

     The following table provides information about our financial instruments that are sensitive to changes in interest rates as of December 31, 1998. These market risk sensitive instruments have been entered into by us for purposes other than trading. We do not hold market risk sensitive instruments for trading purposes. Amounts described below do not take into account possible loan, security, or interest bearing deposit renewals or repricing for such renewals. The information provided by this table should be read in connection with our audited consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operation.

                            EXPECTED MATURITY DATE --
                             YEAR ENDING DECEMBER 31,
                           ----------------------------
                                      2000 TO   2002 TO                           FAIR
                             1999      2001      2003     THEREAFTER    TOTAL     VALUE
                           --------   -------   -------   ----------   -------   -------
                                              (DOLLARS IN THOUSANDS)
EARNING ASSETS:
Loans, net of unearned
  interest:(1)
  Variable rate..........  $117,340    5,080     1,401           0     123,821   123,821
  Average interest
     rate................      9.17%    7.95%     8.61%         --        9.11%
  Fixed rate.............    76,533   38,918    45,693      11,582     172,726   174,079
  Average interest
     rate................      9.40%    9.79%     9.32%       8.40%       9.40%
Securities(2)............       500    3,587     5,978      10,668      20,733    20,751
  Average interest
     rate................      5.30%    5.10%     5.35%       6.22%       5.75%
Federal funds sold.......    12,750       --        --          --      12,750    12,750
  Average interest
     rate................      4.75%      --        --          --        4.75%
Interest-earning deposits
  in financial
  institutions...........    21,996       --        --          --      21,996    21,996
  Average interest
     rate................      4.80%      --        --          --        4.80%
Interest-bearing
  deposits...............   250,960   41,967     8,774          --     301,701   303,111
  Average interest
     rate................      5.54%    5.89%     6.02%         --        5.60%
Other borrowings.........     5,288    5,205     2,068      12,644      25,207    25,146
  Average interest
     rate................      6.48%    6.55%     8.00%       5.98%       6.37%

-------------------------

(1) Loan amounts and weighted average interest rates for loans net out any undisbursed loan proceeds, make no assumptions about loan prepayments, and do not include the allowance for loan losses.

(2) Securities include our investment in obligations of certain political subdivisions within the State of Tennessee. Average interest rates have not been adjusted for any federal, state, or municipal tax liability that we may incur.

YEAR 2000

     OVERVIEW. Many existing computer systems and software products use only a two digit field to identify the year. These programs were designed without considering the impact once the calendar rolls over to "00". If not corrected, computer applications could fail or create inaccurate results by or at the Year 2000. As a result, computer systems and software may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities. The Federal Reserve and the FDIC have required that we and our banks accomplish specific Year 2000 actions by specific dates.

     STATE OF READINESS. In the fall of 1997, we began to make preliminary assessments of the Year 2000 readiness of all of our information technology systems, including the computer hardware and software that support our financial and administrative systems, as well as our non-information technology systems. Our plan for addressing Year 2000 has five phases as prescribed by federal banking authorities:

     - AWARENESS of the Year 2000 issues;

     - ASSESSMENT of which hardware and software were mission critical and what hardware and software were in need of upgrade or replacement;

     - RENOVATION, repair or replacement of non-compliant hardware and software;

     - TESTING of existing software and hardware and remedial action taken; and

     - IMPLEMENTATION and verification of the effectiveness of contingency plans.

We have completed the testing phase for both information technology and non-information technology systems and are currently in the final phase of our Y2K plan.

     We do not have internally developed software. Consequently, we have reviewed the software obtained from third parties incorporated into our products, and have sought assurances from vendors that this licensed software is Year 2000 compliant. In particular, our outside service bureau, FIDATA, and our primary software vendor, Information Technology, Inc., have provided assurances that their programs are Year 2000 compliant. Additionally, we have tested each of these programs to validate FIDATA's and ITI's representations. Finally, we have identified and found our internal non-information technology systems to be Year 2000 compliant.

     COSTS. Since September 1997, we have expensed more than $100,000 in actual costs in connection with identifying, evaluating or addressing Year 2000 compliance issues. The majority of this cost has been to replace or upgrade non-compliant systems such as older PCs and certain banking equipment. Most of our other expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees implementing our contingency plans. We do not possess information necessary to determine the loss of productivity or reduction in earnings due to meeting these compliance requirements.

     WORST-CASE SCENARIO. We believe that our most reasonably possible worst-case scenario would occur if we incurred a complete loss of FIDATA and ITI's services, and each of their back-up contingency plans failed to work properly. This could potentially affect our ability to handle daily banking business for our customers in the first quarter or second quarter of 2000 depending on the nature of the affected systems. If we determine that FIDATA or ITI are unable to meet processing requirements on a timely basis, we would utilize alternative back-up processing systems which would cause us to incur additional costs. However, there can be no assurances that the back-up contingency systems will function properly and in the manner intended. We will continue to monitor this and any other areas of exposure and develop contingency plans accordingly.

     RISKS. We are not currently aware of any Year 2000 compliance problems relating to our systems' operation that would harm our business, results of operations and financial conditions, other than previously discussed. We can not assure you that we will not discover Year 2000 compliance issues in our hardware or purchased software that will require substantial revision. In addition, we cannot assure you that third-party software, hardware or services incorporated into our operations will not need to be revised or replaced, all of which could be time consuming and expensive.

     The failure to modify or replace our third-party software, hardware, or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers, or other business interruptions, any of which could adversely affect results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our operations could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, there can be no assurances that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as prolonged financial system, telecommunications or electrical failure. This could prevent our customers from accessing our banks' systems, which could adversely affect our results of operations and financial condition. If these systems were to fail, we would provide services to our clients on a manual basis until our Year 2000 issues could be corrected.

                                    BUSINESS

GENERAL

     We are a Tennessee bank holding company headquartered in Nashville, Tennessee. We conduct our banking business through three (3) bank subsidiaries:
Cumberland Bank, a Tennessee state chartered bank with five (5) offices in Smith and Sumner Counties, Tennessee, BankTennessee, a Tennessee state chartered bank with five (5) offices in Shelby and Lauderdale Counties, Tennessee and The Community Bank, a Tennessee state chartered bank which merged with us, along with BankTennessee in 1997, with three (3) offices in Davidson and Williamson Counties, Tennessee. Our Tennessee banks are collectively referred to as our bank subsidiaries or our banks. We also own a fifty percent (50%) interest in The Murray Bank, a federal savings bank, which opened its doors June 15, 1999. Our operations principally involve commercial and residential real estate lending, commercial business lending, consumer lending, construction lending and other financial services, including credit card services and brokerage services.

     The following table represents our banks' growth in branch offices and total assets from the years ended December 31, 1993 and December 31, 1996 to June 30, 1999. Data for BankTennessee and The Community Bank for 1993 and 1996 are for their respective predecessor entities.

                                         12/31/93       12/31/96       6/30/99
                                       ------------   ------------   ------------
BankTennessee
  Branch Offices.....................             2              3              5
  Total Assets.......................  $ 72,200,000   $ 97,400,000   $160,200,000
Cumberland Bank
  Branch Offices.....................             2              4              5
  Total Assets.......................  $ 63,500,000   $102,700,000   $157,600,000
The Community Bank
  Branch Offices.....................             1              1              3
  Total Assets.......................  $ 11,500,000   $ 35,300,000   $ 89,300,000
Total
  Bank Branch Offices................             5              8             13
  Bank Subsidiaries Total Assets.....  $147,200,000   $235,400,000   $407,100,000

     We have six (6) bank branch offices that are less than three years old as of June 30, 1999. We also have broadened our mix of products and expanded our customer base through a combination of internal growth and acquisitions. Our growth has been directed by a senior management team composed of individuals with an average of more than twenty (20) years of banking experience in Tennessee.

     Cumberland Bank has been in business in Smith County for more than twenty
(20) years. It was originally organized as a state savings and loan association in 1975 in Carthage and converted to a Tennessee state bank in 1991. Its first office was in Carthage with later expansion to Gallatin. Cumberland Bank also has a well established base in Sumner County with offices in Gallatin, White House, and most recently Portland, Tennessee. Another office has been opened in Gordonsville in Smith County. Cumberland

Bank expects to open two additional offices before September 30, 1999, one in a Cross Plains, Robertson County, Tennessee grocery store and one in Lafayette, Macon County, Tennessee. Cumberland Bank provides lending and other financial services through its subsidiary, Cumberland Finance, Inc., which has offices in Gallatin and Murfreesboro, Tennessee. Cumberland Bank offers investment services and other financial services through its subsidiary CBC Financial Services, Inc., which has offices in Carthage and Gallatin, Tennessee. CBC Financial Services manages and owns a fifty percent (50%) interest in a full-service, independent insurance agency, InsureTennessee, Inc. InsureTennessee represents more than twenty (20) different companies offering automobile, home life, health, disability and other types of insurance. InsureTennessee shares an office location in Carthage with CBC Financial Services and recently moved into a new office in Collierville, Tennessee in BankTennessee's building on New Byhalia Road.

     BankTennessee was originally organized as a federal savings association, First Federal Savings and Loan Association in 1934 and later changed its name to First Federal Bank of Memphis. It converted to a Tennessee state bank in 1997. BankTennessee's senior management team has over seventy-five (75) years of banking experience, with three former bank presidents on staff. BankTennessee is one of Tennessee's largest Small Business Administration lenders according to "SBA Lenders." Also, residential construction loans account for a substantial percentage of BankTennessee's loan portfolio compared to other Tennessee banks. BankTennessee's growth is evidenced by current construction of two new bank buildings -- a $2.6 million new main office in Collierville and a new branch office in Ripley, Tennessee.

     The Community Bank was originally organized as a federal savings association, First Southern Federal Savings Bank, and later First Federal Bank of Nashville, in 1976. It converted to a Tennessee state bank in 1997. It has three (3) offices, one in Nashville, Tennessee, opened in 1976, one in Brentwood, Williamson County, opened in 1996, and one in Franklin, Williamson County, opened in 1999.

     Except for Smith, Lauderdale and northern Sumner Counties which are predominantly rural, our banks are located in growing metropolitan areas including Collierville and eastern Shelby County in Metropolitan Memphis, and Green Hills, Brentwood, Franklin and Gallatin in Metropolitan Nashville. Management believes that the markets in which our banks operate offer an environment for continued growth with respect to our target market, which includes local consumers, professionals and small businesses. Our banks do not have a concentration of deposits obtained from a single person or entity, or a small group of persons or entities, the loss of which would have a material adverse effect on our business or the business of our banks. Construction and development loans of approximately $53 million made up 18% of our loan portfolio as of December 31, 1998.

     We have entered into a joint venture agreement with BancKentucky, Inc., a Kentucky unitary thrift holding company, under which we have acquired a fifty percent (50%) interest in The Murray Bank, a de novo federal savings bank located in Murray, Calloway County, Kentucky. BancKentucky owns the remaining interest in the bank. The venture became effective as of June 15, 1999 with the opening of The Murray Bank for business on that date. For additional information on the joint venture with BancKentucky and the operation of The Murray Bank, please see "Business -- The Murray Bank."

OPERATIONAL STRATEGIES

     We operate according to the following business strategies:

     LOCAL DECISION MAKING. Foundational to our business strategy is an emphasis on decision making at the local branch level. Each of our banks has a separate board comprised of local businesspeople allowing it to be responsive to local community needs and trends. Each branch manager and individual loan officer is given authority and discretion to price loans and services and to approve loans in order to respond quickly and efficiently to the needs of each of our banks' customers.

     RELATIONSHIP BANKING. We focus on serving Tennessee businesses and individuals through a banking relationship characterized by long-term, multi-service relationships. Drawing upon this experience and the customer networks of their loan officers and assisted by centralized information technology, our banks seek to effectively price and provide related bank services to enhance overall profitability. Our banks seek to compete with other providers of financial services primarily through superior relationship management, rather than price competition.

     FULL LINE OF BANKING PRODUCTS. We seek to offer the personalized service and local decision making characteristic of community banks while providing a greater diversity of financial services associated with regional and super-regional financial institutions. We expect to continue to enhance our product mix through both strategic acquisitions and internal development. The creation and development of Cumberland Finances, CBC Financial Services, and InsureTennessee allows for the establishment of nontraditional structured lending as well as insurance and investment services not otherwise connected with traditional full-service banks.

MARKET AREAS

     We operate principally in four (4) market areas in Tennessee: Shelby County, Smith County, Sumner County, and Southern Davidson/Williamson County. We also have a bank branch in Lauderdale County and a finance company office in Rutherford County. The following discussion of market areas contains the most recent information available from filings with the OTS and FDIC as compiled by Sheshunff Information Services, Inc. Population figures and average household income are estimated as of 1998 average. Employment statistics come from the Department of Employment Security Public Information Office and are annual averages for 1998.

     SHELBY COUNTY. Our largest market area is Shelby County which is served through BankTennessee. From June 1995 through June 1998, total deposits for all commercial banks and savings institutions in the Shelby County market have increased approximately 33% from $10.3 billion to $13.7 billion. We have four
(4) offices in Shelby County and approximately 38% of our deposits were located there at December 31, 1998. BankTennessee competes with several regional and super-regional banking institutions as well as numerous smaller community banks, and had a less than 1% share of bank deposits in this market as of June 30, 1998.

     Shelby County, the most populous county in Tennessee at 1998, had an estimated population of 873,707 and an estimated average household income of approximately $54,361, the third highest per capita income in Tennessee. The average unemployment rate in 1998 for the county was 3.7%.

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

     The economic base of Shelby County is a mix of manufacturing, distribution, retail, financial and other professional services.

     SMITH COUNTY. We serve the Smith County market through Cumberland Bank. From June 1995 to June 1998, total deposits for all commercial banks and savings institutions in Smith County have increased approximately 28% from $216 million to $279 million. We currently have two (2) branch offices in Smith County and 20% of our deposits were located there at December 31, 1998. As of June 30, 1998, Cumberland Bank had a 22.1% share of the Smith County bank deposit market.

     Smith County is located 50 miles east of Nashville, Tennessee and is just outside of the Nashville metropolitan statistical area. The county seat is Carthage, which is also the County's largest community, with a population of 2,731. While farming, mining, and agribusiness remain an important and vital part of Smith County's economy, commercial and industrial activities have gained in economic importance. Smith County had an estimated population of 16,090, an average household income of $39,237 and an average unemployment rate in 1998 of 3.7%. The Smith County labor pool is highly independent and rooted in a strong, rural work ethic tradition. Manufacturing accounts for over 35% of total employment. No significant change is expected in the unemployment rate as industry and business continues to grow in Smith County.

     SUMNER COUNTY. We serve the Sumner County market through Cumberland Bank, with branches located in Gallatin, White House, and Portland, Tennessee. Also, two of Cumberland Bank's three subsidiaries, CBC Financial Services and Cumberland Finance, both have offices located in Gallatin. From June 1995 to June 1998, total deposits for all commercial banks and savings institutions in Sumner County have increased approximately 8%, from $944 million to $1.02 billion. At December 31, 1998, approximately 18% of our deposits were located in Sumner County. As of June 30, 1998, Cumberland Bank had a 5.16% share of the Sumner County bank deposit market. Sumner County is one of eight counties in the Nashville metropolitan statistical area. The largest cities in Sumner County are Gallatin and Hendersonville. Sumner County had an estimated population of 124,176, and an average household income of $55,649. The average unemployment rate for Sumner County in 1998 was 3.3%.

     The economic base in Sumner County is primarily manufacturing, with additional emphasis on administrative services and retail sales.

     SOUTHERN DAVIDSON COUNTY AND WILLIAMSON COUNTY. We serve Southern Davidson and northern Williamson Counties through The Bank of Brentwood, The Bank of Franklin, and The Bank of Green Hills. Since 1995, total deposits for all commercial banks and savings institutions in Davidson County have increased approximately 10%, from $8.71 billion to $9.77 billion. The Bank of Green Hills has one location in Davidson County, and 12% of our deposits are located there. As of June 30, 1998, the Bank of Green Hills had a less than 1% share of the Davidson County bank deposit market where it competes with several regional and super-regional banking institutions.

     From June 1995 to June 1998, total deposits for all commercial banks, savings institutions and branches of foreign banks in Williamson County have decreased approximately 4% from $1.80 billion to $1.73 billion. The Bank of Brentwood and The Bank of Franklin are located in Williamson County, and 8% of our deposits are located there. As of June 30, 1998, The Bank of Brentwood had a less than 1% share of the Williamson County bank deposit market. The Bank of Franklin was not yet established at that time.

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

     Davidson County, home to Nashville, had an estimated population of 538,916, the second most populous county in Tennessee in 1998, and had an estimated average household income of approximately $60,387, the second highest per capita income of any county in the state. Williamson County is one of the eight counties in the Nashville metropolitan statistical area. It had an estimated population of 112,747 in 1998, and an estimated average household income of $85,301, the highest of any county in the state. According to the U.S. Census Bureau, between 1990 and 1998, the cities of Franklin and Brentwood in Williamson County increased population by 53.9% and 42.3% respectively. The average unemployment rate for Davidson County in 1998 was 2.5% and in Williamson County was 1.7%. The economic base of Davidson and Williamson Counties is a mix of government, professional and financial services, healthcare, tourism and other service industries and manufacturing.

     LAUDERDALE COUNTY. We serve Lauderdale County through a BankTennessee office in Ripley. From June 1995 to June 1998, total deposits for all commercial banks and savings institutions in Lauderdale County have increased approximately 4% from $282 million to $292 million. As of June 30, 1998, BankTennessee had a 2.02% share of the Launderdale County bank deposit market. Lauderdale County had an estimated population of 23,917, and an estimated average household income of $31,646 in 1998. The average unemployment rate for Lauderdale County in 1998 was 8.1%. The economic base of Lauderdale County is primarily manufacturing and agriculture.

SELECT EMPLOYEES AND DIRECTORS OF OUR BANKS

     We have several individual employees throughout our organization, as identified below, who perform vital administrative and lending services that contribute to the overall success of our banks.

Cumberland Bank
  Jeff Bond             bank-wide administrative supervision
  Larry Hensley         Smith County consumer lending supervision
  Shelia Ferrell        bank-wide administrative oversight
  Dan Herron            Gallatin office lending and administration
  Patrick Suttle        Portland office lending and supervision
  Billy Jackson         White House office lending and supervision
The Community Bank
  Larry Kain            bank-wide lending supervision
  Marry Bennie Wilson   construction lending supervision
  Chuck Issacs          Franklin lending and administrative supervision
  Janice Simpson        Green Hills lending and administrative supervision
  Paul Pratt            bank director and business development
BankTennessee
  Wright Cox, III       bank-wide mortgage supervision
  Martha Owen           bank-wide administrative supervision
  Randy Lankford        bank director and business development

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LENDING AND DEPOSIT ACTIVITIES

     Our banks provide a range of retail and commercial banking services designated to meet the borrowing and depository needs of small and medium size businesses and consumers in the communities serviced by them. The interest rates charged on loans vary with the degree of risk, maturity and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. Our banks have no foreign loans or highly leveraged transaction loans, as defined by the Federal Reserve.

     All of the loans in our banks' loan portfolios have been originated by our banks. Each of our banks conducts its lending activities pursuant to the loan policies adopted by our board of directors. These loan policies grant individual loan officers authority to make secured and unsecured notes and loans in specific dollar amounts with those amounts being lower for unsecured loans. Larger loans must be approved by senior officers or various loan committees. Our banks' management information systems and loan review policies are designed to monitor lending sufficiently to ensure adherence to our banks' loan policies.

     COMMERCIAL REAL ESTATE LOANS. Our banks' commercial real estate loans include permanent mortgage loans on commercial and industrial properties and development loans. These loans are originated on both an annual line of credit basis and on a fixed-term basis generally ranging from one to seven years. In making lending decisions, our banks generally consider, among other things, the overall quality of the loan, the credit of the borrower, the value of the real estate, the projected income stream of the property and the reputation and quality of management constructing or administering the property. No one factor is determinative and such factors may be accorded different weights in any particular lending decision. As a general rule, our banks also require that these loans be guaranteed by one or more of the individuals who have a significant equity investment in the property. Commercial real estate loans generally have prime-based interest rates which adjust more rapidly to interest rate fluctuations and bear higher rates of interest than other types of loans. Accordingly, income from this type of loan should be more responsive to the changes in the general level of interest rates.

     RESIDENTIAL REAL ESTATE LOANS. Residential mortgage products include adjustable rate as well as conventional, fixed rate loans with terms of fifteen to thirty years. Residential mortgage loans must satisfy underwriting standards that typically require that the homes pledged to secure the loans must be either owner occupied or investor property which are single family residences, the value of which has been determined by appraisal, and based on down payments and financial responsibility of the buyer. Each of our banks is a member of the Federal Home Loan Bank of Cincinnati. Our banks are active in the sale of mortgage loans in the secondary market. These sales accounted for 23.9% of our total non-interest income in 1998.

     COMMERCIAL BUSINESS LOANS. Our banks' commercial lending activities generally involve small to medium size companies located in Smith, Shelby, Davidson, Williamson and Sumner Counties, Tennessee. The banks make both secured and unsecured loans for working capital, equipment purchases and other general purposes, although the majority of commercial lending is done on a secured basis. Typically, these commercial business loans are for under $500,000 and are secured by the receivables, inventory, equipment, and/or general corporate assets of the borrowers. These loans are originated on both an annual line of credit basis and on a fixed-term basis ranging from one to seven years. Commercial business loans typically have prime-based interest rates and carry a higher degree of credit

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

risk than residential mortgage loans because they are more likely to be adversely affected by unfavorable economic conditions. Over the past year ending December 31, 1998, we have seen an approximately 83.1% increase in our commercial business lending. Commercial business loans constituted 22.5% of our loan portfolio at March 31, 1999.

     CONSUMER LOANS. Types of consumer loans originated by our banks, other than residential real estate loans, include personal installment loans (generally secured by motor vehicles and having fixed interest rates), home equity loans (originated on both a line of credit basis and on a fixed-term basis ranging from five to fifteen years) and personal unsecured lines of credit. Consumer loans offered typically involve a higher degree of credit risk than residential loans secured by first mortgages, but also carry higher yields and shorter maturities.

     CONSTRUCTION LOANS. Our banks originate construction loans for land acquisition, residential development or income-producing property development. We originate these loans both on a fixed and variable basis for a term generally of one year. We consider this type of lending to have higher credit risks than single-family residential lending because the principal is concentrated in a limited number of loans and borrowers and repayment of these loans is dependent on the successful operation of the related real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or the economy, generally. Our banks' risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value upon completion of the project and the estimated cost of the project. If the estimated cost of construction or development proves to be inaccurate, our banks may be compelled to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves to be inaccurate, our banks may be confronted, at or prior to the maturity of the loan, with a project value which is insufficient to assure full repayment. As loan payments become due, the cash flow from the project may not be adequate to service total debt and we may have to agree with the borrower to modify the terms of the loan. In addition, by nature these loans are generally less predictable and more difficult to evaluate and monitor and collateral securing them may be difficult to dispose of. Our banks have sought to minimize these risks by lending primarily to established companies and generally restricting such loans to their primary market area.

     DEPOSIT ACTIVITIES. Our banks offer several types of deposit and personal banking programs designed to attract both short-term and long-term funds from the general public by providing an assortment of accounts and rates, including the following accounts: commercial and retail demand deposit accounts; NOW Accounts; IRAs; regular savings accounts; other retail deposit services such as fixed rate, fixed maturity certificates of deposit, money market accounts, and ATMs, and other personal miscellaneous services such as safe deposit boxes, night depository services, traveler's checks, merchant credit cards, direct deposit of payroll, official bank checks, money orders, and U.S. savings bonds. Our banks' deposit accounts are insured by the FDIC up to $100,000 per account. A majority of the depositors of our banks are from the local market areas surrounding each of their offices.

LENDING PROCEDURES AND LOAN APPROVAL PROCESS

     LENDING PROCEDURES. Lending procedures of our banks reflect our philosophy of granting local control to decision making. Although the overall lending policy of the banks is set by our board of directors and is subject to the oversight and control of our board of

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directors, we depend, to a great degree, upon the judgment of our loan officers and senior management at each bank to assess and control lending risks.

     Individual loan officers have discretionary authority to approve certain loans at each of our banks without prior approval. The discretionary limit at BankTennessee varies by loan officer based upon seniority. For example, the bank's president has discretionary approval authority up to $750,000 for some secured loans, while executive vice presidents have discretionary approval authority up to $250,000 for some secured loans. At Cumberland Bank, some individual loan officers have discretionary approval authority up to $100,000 on some secured loans while the bank's president has discretionary approval authority up to $500,000 on secured loans. At The Community Bank, some individual loan officers have discretionary approval authority of up to $250,000 on some secured loans.

     Each of our banks utilize a loan committee comprised of officers and outside bank directors to review loan requests exceeding the discretionary limit of the loan officer or branch manager, or for which the loan officer or branch manager chooses not to exercise his or her discretionary authority. Each of the banks also has its own officer loan committee, reflecting our emphasis on local control and decision making.

     Loans are reviewed periodically by both our banks' senior lending officers and our independent external auditors. We utilize this process to grade each of our banks' loans and determine the adequacy of our banks' loan loss reserve.

ASSET/LIABILITY MANAGEMENT

     Each of our banks has a committee comprised of its senior officers and outside directors charged with managing assets and liabilities. Each committee's task is to maximize and stabilize the net interest margin, and to provide reasonable growth of assets, earnings and return on equity capital while maintaining credit quality, reasonable interest rate risk, adequate capital and liquidity. To meet these objectives, each committee monitors its bank's progress and assists in directing overall acquisition and allocation of funds. Each committee meets monthly to review liquidity and funds position, and to review the general economic condition and other factors affecting the availability and use of funds of its bank. Each committee reports monthly to our and the individual banks' boards of directors explaining variances between budget and actual results, providing the likely reasons for any variances and reporting management's course of action in light of any budget variances. Each of our banks' boards of directors reviews our asset liability management policy annually.

INVESTMENT ACTIVITIES

     Our banks maintain separate investment portfolios consisting primarily of investment grade securities, including federal agency obligations, corporate bonds and asset-backed securities. Federal regulations limit the types and quality of instruments in which the banks may invest.

     A key objective of each of our banks' investment portfolios is to provide a balance with the banks' loans consistent with each bank's liability structures, and to assist in management of interest rate risk. The investment portfolio generally receives more weight than loans in the risk-based capital formula, and provides the necessary liquidity to meet fluctuations in credit demands and fluctuations in deposit levels of the local communities

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

served. The portfolios also provide collateral for pledging against public deposits and income for our banks.

     Each of the banks manages its own investment portfolios. They utilize investment advice provided primarily by the bond division of First Tennessee National Bank and by Vining-Sparks IBG, a fixed-income brokerage firm.

NON-DEPOSITORY BUSINESS

     CUMBERLAND FINANCE, INC. Cumberland Finance, a wholly-owned subsidiary of Cumberland Bank, was formed in 1994 for the purpose of offering high risk, higher yield credit to people located in Smith County, Tennessee. In 1995, Cumberland Finance expanded its operations to Murfreesboro in Rutherford County, Tennessee. Cumberland Finance was profitable in its first year of operations but has struggled financially since then due to problems associated with growth and underwriting functions. Recent changes in local management indicate a trend toward profitability.

     CBC FINANCIAL SERVICES, INC. CBC Financial Services, a wholly-owned subsidiary of Cumberland Bank, opened its first office in Carthage, Tennessee in 1993 and thereafter expanded its operations to Gallatin, Tennessee in 1997. It provides both full-service brokerage services and financial estate planning services to customers within Smith and Sumner Counties, Tennessee. CBC Financial Services has experienced operating losses in recent years as a result of costs attributable to its growth, but expects to be profitable in 2000, based upon current trends of increased gross revenue and decreased monthly losses. Under its current management, CBC Financial Services has grown to a business with over $24 million in assets under administration as of March 31, 1999.

     INSURETENNESSEE, INC. InsureTennessee is a fully-licensed insurance agency, owned fifty percent (50%) by CBC Financial Services and fifty percent (50%) by a long-time West Tennessee insurance agent. It provides insurance products to customers in Shelby, Sumner and Smith Counties, Tennessee through its offices in Carthage, Gallatin and most recently Memphis, Tennessee. InsureTennessee experienced operating losses the past year as a result of costs attributable to its growth, but expects to be profitable in 2000, based upon current trends of increased gross revenue and decreased monthly losses. Over the last twelve months, InsureTennessee has more than doubled its personnel.

THE MURRAY BANK

     On October 1, 1998, we entered into a joint venture with BancKentucky for the purposes of forming and operating a federal savings bank pursuant to Section 5(c) of the Home Owners Loan Act, as amended. By virtue of the joint venture, we own a fifty percent (50%) interest in the voting common stock of The Murray Bank a federal savings bank located at 1000 Whitnell Street, Murray, Kentucky. BancKentucky owns the additional fifty percent (50%) of The Murray Bank. The Murray Bank opened for business to the public on June 15, 1999.

     Of the 20,000 shares of common stock, no par value issued by The Murray Bank, we acquired 10,000 of these shares at $215 per share for a total consideration of $2.15 million. The board of directors of The Murray Bank consists of thirteen (13) directors, of which four (4) have been designated by us. Under the terms of our agreement with BancKentucky, we also provide investment, accounting, auditing, human resource management, and loan review services to The Murray Bank on a fee for services basis, and

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will continue to do so as long as we have beneficial ownership of at least fifty percent (50%) of the voting stock of The Murray Bank.

FUTURE GROWTH

     Our objective is to become a leading provider of financial services throughout Tennessee and parts of Kentucky through our current and possible future bank subsidiaries, and our nondepository businesses.

     CURRENT MARKET AREAS. Our primary growth strategy is to enhance our core banking business in the markets we already serve. We expect to accomplish this by expanding our physical branches in those markets, as shown by our new and larger branch buildings in Collierville and Ripley, Tennessee, as well as our new bank branch in Franklin, Tennessee. We also believe we can continue to capitalize on the lending experience of our senior bank officers to generate loan growth. We believe that our emphasis on decision making at the local branch level and the quality of our relationship banking are foundational to local bank growth.

     We plan to continue expansion and development of our non-depository businesses, Cumberland Finance, CBC Financial Services, and InsureTennessee, in the communities our banks serve. We have seen these operations expand over the last five years at an aggregate rate of one additional office per year. We expect all of these operations to achieve profitability within the next year. We are already looking for possible new markets for these businesses as well as for new business opportunities for us and our banks.

     NEW MARKET AREAS. In order to grow our company throughout the state of Tennessee and into Kentucky as we would like, we intend to open de novo branches of our banks in new market areas as well as acquire existing banks and bank branches of other banks. By September 1999, we expect to open two new branches of Cumberland Bank, one in Lafayette, Macon County, Tennessee and one in a grocery store in Cross Plains, Robertson County, Tennessee. In addition, we recently have had discussions with other West and Middle Tennessee banks about possible acquisitions and expect to continue to seek other opportunities to expand our banking business into new Tennessee markets. Also, based upon the success we expect to have with The Murray Bank, we want to explore new opportunities to enter into joint ventures with other Tennessee and Kentucky investor groups to open de novo banks or savings institutions.

     We believe that our joint venture with BancKentucky, our branch expansion plans and our plans for future joint ventures and acquisitions are in our shareholders' best interests. We also believe that our continued growth through such acquisitions will provide a greater market presence, and therefore greater flexibility and financial service capabilities in order to enhance performance and opportunities for profitable growth and allow us to better compete in the changing and competitive financial services industry.

COMPETITION

     Our banks have substantial competition in attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are the range and quality of financial services offered, the ability to offer attractive rates and the availability of convenient office locations. Additional significant competition for savings deposits comes from other investment alternatives, such as money market mutual funds and corporate and government securities. Primary factors in competing for loans are the range and quality of

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lending services offered, interest rates and loan origination fees. Competition for the origination of loans normally comes from other savings and financial institutions, commercial banks, credit unions, insurance companies and other financial service companies.

     Except in our Smith County market, our banks have small market shares in their respective markets. Competitors of each of our banks generally possess substantially greater financial resources than those available to our banks. In addition, these institutions generally have higher lending limits than our banks and may provide various services for their customers which our banks do not offer directly to our customers. Also, consumer finance companies and mortgage companies are not subject to the same kind of regulatory restrictions as our banks. We further believe that the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 has increased, and will continue to increase, competitive pressures in each of our banks' markets by permitting entry of additional competitors.

     We believe our strategy of relationship banking and local autonomy in the communities we serve allows flexibility in rates and products offered in response to local needs in a way that can enhance profitability for our banks, particularly as consolidation of the banking industry occurs and larger institutions exit markets that are only marginally profitable for them. We believe our emphasis on community banking, customer service and relationships is the most effective method we have of competing with these larger regional bank holding companies as well as with smaller community banks.

SEASONALITY

     We do not believe that the deposits or the business of the banks in general are seasonal in nature. The deposits may, however, vary with the local and national economy. Deposits may also be temporarily reduced later this year by concerns about the Year 2000 issue. We believe that this should not have a material effect on our planning and policy making for each of our banks.

EMPLOYEES

     At December 31, 1998, BankTennessee employed 64 full-time equivalent employees; Cumberland Bank and its subsidiaries employed 79 full-time equivalent employees, and The Community Bank had 30 full-time equivalent employees. We have 4 full-time equivalent employees who are not employees of the bank subsidiaries. All four of these persons are on the payroll of a bank subsidiary for administrative purposes, but the banks are reimbursed monthly by us for their salaries and benefits. None of our or our banks' employees are represented by a collective bargaining group. We consider relations with our employees to be excellent.

PROPERTIES

     Our principal and executive offices are located at 4205 Hillsboro Road, Suite 212, Nashville, Tennessee 37215 in a leased facility with over 5,000 square feet of office space used by The Community Bank as its Green Hills branch. The Community Bank also operates two other branch offices located in Brentwood and Franklin, Williamson County, Tennessee. BankTennessee currently conducts business at five offices located in Shelby and Lauderdale Counties, Tennessee. Cumberland Bank currently conducts business at five offices located in Sumner and Smith Counties, Tennessee. CBC Financial Services

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

conducts business at two offices, one in Smith County and one in Sumner County, Cumberland Finance conducts business at two offices, one located in Sumner County and one in Rutherford County, Tennessee, and InsureTennessee conducts business at two offices, one in Smith County that it shares with CBC Financial Services and one in Shelby County that it shares with BankTennessee.

     We own all of our branch office locations except for six leased locations, which include Cumberland Bank's office in Gallatin, The Community Bank's offices in Green Hills and Franklin, BankTennessee's Toddle House office, Cumberland Finance's Murfreesboro office, and CBC Financial Services' office in Carthage.

     We believe that each of our offices and branch facilities are of a size and design that sufficiently and efficiently meet the needs of employees, customers, and prospective customers of a full-service banking and financial services business for the locations these offices serve.

LEGAL PROCEEDINGS

     The nature of the banking business generates a certain amount of litigation against us and our banks involving matters in the ordinary course of business. None of the legal proceedings currently pending or threatened to which we or our subsidiaries are a party or to which any of our properties are subject will have, or have, in the opinion of management, a material effect on our business or financial condition.

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                           SUPERVISION AND REGULATION

     We, along with our banks, are governed by state and federal banking laws and regulations which impose specific requirements or restrictions and provide for general regulatory oversight with respect to virtually all aspects of our and our banks' operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summaries of statutes and regulations affecting banks and bank holding companies do not purport to be complete. These summaries are qualified in their entirety by reference to the statutes and regulations described.

GENERAL

     As a bank holding company, we are regulated under the Bank Holding Company Act of 1956, as amended, and are inspected, examined and supervised by the Board of Governors of the Federal Reserve System. Under the BHCA, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares, or substantially all the assets, of any company, including a bank, without the Federal Reserve's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as are determined by the Federal Reserve to be closely related to banking.

     Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, as amended, limit borrowings by us and our nonbank subsidiaries from our affiliate banks. These requirements also limit various other transactions between us and our nonbank subsidiaries, on the one hand, and our banks, on the other. For example, Section 23A limits to no more than 10% of its total capital the aggregate outstanding amount of any bank's loans and other "covered transactions" with any particular nonbank affiliate, and limits to no more than 20% of its total capital the aggregate outstanding amount of any bank's "covered transactions" with all of its nonbank affiliates. Section 23A also generally requires that a bank's loans to its nonbank affiliates be secured, and Section 23B generally requires that a bank's transactions with its nonbank affiliates be on arm's length terms.

     All of our banks are incorporated under the banking laws of the State of Tennessee and, as such, are governed by the applicable provisions of those laws. Consequently, the Tennessee Department of Financial Institutions supervises and regularly examines our banks. Our banks' deposits are insured by the FDIC through the Bank Insurance Fund, and therefore are governed by the provisions of the Federal Deposit Insurance Act and examined by the FDIC. The TDFI and the FDIC regulate or monitor virtually all areas of our banks' operations. The Murray Bank is a federal savings bank organized under the laws of the United States of America. The Murray Bank is primarily regulated and examined by the Office of Thrift Supervision. The FDIC and the Federal Reserve also regulate various operations of The Murray Bank.

     BRANCHING. Tennessee law imposes limitations on the ability of a state bank to establish branches in Tennessee. Under current Tennessee law, any Tennessee bank domiciled in Tennessee may establish branch offices at any location in any county in the state. Furthermore, Tennessee and federal law permits out-of-state acquisitions by bank holding companies, interstate merging by banks, and de novo branching of interstate banks, subject to certain conditions. These powers may result in an increase in the number of competitors in our banks' markets. We believe our banks can compete effectively in their markets despite any impact of these branching powers, but there can be no assurance that future developments will not affect our banks' ability to compete effectively.

     COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the federal bank regulatory agencies responsible for evaluating us and our banks, evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility.

CAPITAL REQUIREMENTS

     The federal regulatory agencies that evaluate us and our banks use capital adequacy guidelines in their examination and regulation of banks. If the capital falls below the minimum levels established by these guidelines, the banks may be denied approval to acquire or establish additional banks or non-bank businesses, or to open facilities, or the banks may be regulated by additional regulatory restrictions or actions.

     RISK-BASED CAPITAL REQUIREMENTS. All of the federal regulatory agencies have adopted risk-based capital guidelines for banks and bank holding companies. These risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The ratios are minimums. The guidelines require all federally-regulated banks to maintain a minimum risk-based total capital ratio of 8%, of which at least 4% must be Tier I capital, as described below.

     A banking organization's qualifying total capital consists of two components: Tier I, or "core," capital and Tier 2, or "supplementary," capital. Tier I capital is an amount equal to the sum of: (1) common shareholders' equity, including adjustments for any surplus or deficit; (2) non-cumulative perpetual preferred stock; and (3) the company's minority interests in the equity accounts of consolidated subsidiaries. With limited exceptions for goodwill arising from certain supervisory acquisitions, intangible assets generally must be deducted from Tier I capital. Other intangible assets may be included in an amount up to 25% of Tier I capital, so long as the asset is capable of being separated and sold apart from the banking organization or the bulk of its assets. Additionally, the market value of the asset must be established on an annual basis through an identifiable stream of cash flows and there must be a high degree of certainty that the asset will hold this market value notwithstanding the future prospects of the banking organization. Finally, the banking organization must demonstrate that a liquid market exists for the asset. Intangible assets in excess of 25% of Tier I capital generally are deducted from a banking organization's regulatory capital. At least 50% of the banking organization's total regulatory capital must consist of Tier I capital.

     Tier 2 capital is generally considered to be an amount equal to the sum of the following:

     - the allowance for possible credit losses in an amount up to 1.25% of risk-weighted assets;

     - cumulative perpetual preferred stock with an original maturity of 20 years or more and related surplus;

     - hybrid capital instruments defined as instruments with characteristics of both debt and equity, perpetual debt and mandatory convertible debt securities; and

     - in an amount up to 50% of Tier I capital, eligible term subordinated debt and intermediate-term preferred stock with an original maturity of five years or more, including related surplus.

     Investments in unconsolidated banking and finance subsidiaries, investments in securities subsidiaries and reciprocal holdings of capital instruments must be deducted from capital. The federal regulatory agencies may require other deductions on a case-by-case basis.

     Under the risk-weighted capital guidelines, balance sheet assets and certain off-balance sheet items like standby letters of credit, are assigned to one of four risk-weight categories according to the nature of the asset and its collateral or the identity of any obligor or guarantor. These four categories are 0%, 20%, 50% or 100%. For example, cash is assigned to the 0% risk category, while loans secured by one-to-four family residences are assigned to the 50% risk category. The aggregate amount of assets and off-balance sheet items in each risk category is adjusted by the risk-weight assigned to that category to determine weighted values, which are added together to determine the total risk-weighted assets for the banking organization. Accordingly, an asset, like a commercial loan, which is assigned to a 100% risk category is included in risk-weighted assets at its nominal face value, whereas a loan secured by a single-family home mortgage is included at only 50% of its nominal face value. The application ratios are equal to capital, as determined, divided by risk-weighted assets, as determined.

     LEVERAGE CAPITAL REQUIREMENTS. The federal regulatory agencies have issued a final regulation requiring certain banking organizations to maintain additional capital of 1% to 2% above a 3% minimum Tier I leverage capital ratio equal to Tier I capital, less intangible assets, to total assets. In order for an institution to operate at or near the minimum Tier I leverage capital ratio of 3%, the banking regulators expect that the institution would have well-diversified risk, no undue rate risk exposure, excellent asset quality, high liquidity and good earnings. In general, the bank would have to be considered a strong banking organization, rated in the highest category under the bank rating system and have no significant plans for expansion. Higher Tier I leverage capital ratios of up to 5% will generally be required if all of the above characteristics are not exhibited, or if the institution is undertaking expansion, seeking to engage in new activities, or otherwise faces unusual or abnormal risks.

     Institutions not in compliance with these regulations are expected to be operating in compliance with a capital plan or agreement with that institution's regulator. If they do not do so, they are deemed to be engaging in an unsafe and unsound practice and may be subject to enforcement action. Failure to maintain a Tier I leverage capital ratio of at least 2% of assets constitutes an unsafe and unsound practice and may result in enforcement action against an institution justifying termination of that institution's FDIC insurance.

LIABILITY FOR BANK SUBSIDIARIES.

     Under the Federal Reserve policy, we, as a bank holding company, are expected to act as a source of financial and managerial strength to each of our banks and to maintain resources adequate to support each of our banks. This support may be required at times when we may not have the resources to provide it. Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with the default of a commonly-controlled, FDIC-insured depository institution like a bank subsidiary. Additionally, depository institutions insured by the FDIC may be held liable to the FDIC for any loss incurred or reasonably expected to be incurred in connection with any assistance provided by the FDIC to a commonly-controlled, FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. All of our banks are FDIC-insured depository institutions. Also, in the event that such a default occurred with respect to one of our banks, any capital loans from us to that bank would be subordinate in right of payment to payment of the bank's depositors and other of the bank's obligations.

DIVIDEND RESTRICTIONS

     Federal and Tennessee law limits the payment of dividends by banks. Under Tennessee law, the directors of a state bank, after making proper deduction for all expenditures, expenses, taxes, losses, bad debts, and any write-offs or other deductions required by the TDFI, may credit net profits to the bank's undivided profits account. Thereafter, the bank may quarterly, semi-annually, or annually declare a dividend from that account in an amount judged expedient by the bank's board of directors. Before declaring the dividend, the board of directors must deduct any net loss from the undivided profits account and transfer to the bank's surplus account (1) the amount, if any, required to raise the surplus to 50% of the capital stock and (2) the amount required, if any, but not less than 10% of net profits, to make the paid-in-surplus account equal the capital stock account. Thereafter, the bank may declare a dividend if the bank is adequately reserved against deposits and those reserves will not be impaired by the declaration of the dividend.

     A state bank, with the approval of the TDFI, may transfer funds from its surplus account to the undivided profits or retained earnings account or any part of its paid-in-capital account. The payment of dividends by any bank is dependent upon its earnings and financial condition and, also may be limited by federal and state regulatory agency protections against unsafe or unsound banking practices. The payment of dividends could, depending upon the financial condition of a bank, constitute an unsafe or unsound banking practice. When a bank's surplus account is less than its capital stock account, Tennessee law imposes other restrictions on dividends. Finally, the FDIC prohibits a state bank, the deposits of which are insured by the FDIC, from paying dividends if it is in default in the payment of any assessments due the FDIC.

     The Federal Reserve also imposes dividend restrictions on our banks as state member banks of the Federal Reserve. Our banks may not declare or pay a dividend if that dividend would exceed the bank's undivided profits, unless the bank has received the prior approval of the Board of Governors of the Federal Reserve and at least two-thirds of the shareholders of each class of stock outstanding. Additionally, our banks may not permit any portion of their "permanent capital" to be withdrawn unless the withdrawal has been approved by the Board of Governors of the Federal Reserve and at least two-thirds of the shareholders of each class of stock outstanding. Permanent capital is defined as the total of a bank's perpetual preferred stock and related surplus, common stock and surplus, and minority interest in consolidated subsidiaries. Finally, if one of our banks has a capital surplus in excess of that required by law, that excess may be transferred to the bank's undivided profits account and be available for the payment of dividends so long as (1) the amount came from the earnings of prior periods, excluding earnings transferred as a result of stock dividends and (2) the bank's board and the Board of Governors of the Federal Reserve approved the transfer.

DEPOSIT INSURANCE ASSESSMENTS

     The deposits of each of our banks are insured up to regulatory limits by the FDIC and we are required under the FDIC's deposit insurance assessments to maintain the Bank Insurance Fund (BIF) and Savings Association Insurance Fund
(SAIF). The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Each financial institution is assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group. A bank's assignment is based on supervisory evaluations by the institution's primary federal regulator and, if applicable, other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The assessment rate applicable to our banks in the future will depend in part upon the risk assessment classification assigned to each bank by the FDIC and in part on the BIF assessment schedule adopted by the FDIC. Institutions are prohibited from disclosing the risk classification to which they have been assigned. The Deposit Insurance Funds Act of 1996 provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF. Currently, the annual insurance premiums on bank deposits insured by the BIF and SAIF vary between $0.00 to $0.27 per $100 of deposits. The assessment rate for our banks is currently $.0001470 per $100 of insured deposits.

EFFECTS OF GOVERNMENTAL POLICIES

     The difference between interest earned by our banks on their loans and investments and the interest paid by them on their deposits or other borrowings affects our banks' earnings. The yields on their assets and the rates paid on their liabilities are sensitive to changes in prevailing market rates of interest. Thus, the general economic conditions, fiscal policies of the federal government, and the policies of regulatory agencies, particularly the Federal Reserve, which establishes national monetary policy, will influence our banks' earnings and growth. The nature and impact of any future changes in fiscal or monetary policies cannot be predicted.

     Commercial banks are affected by the credit policy of various regulatory authorities, including the Federal Reserve. An important function of the Federal Reserve is to regulate the national supply of bank credit. Among the instruments of monetary policy used by the Federal Reserve to implement these objectives are open market operations in U.S. Government securities, changes in reserve requirements on bank deposits, changes in the discount rate on bank borrowings, and limitations on interest rates that banks may pay on time and savings deposits. The Federal Reserve uses these means in varying combinations to influence overall growth of bank loans, investments and deposits, and also to affect interest rates charged on loans, received on investments or paid for deposits.

     The monetary and fiscal policies of regulatory authorities, including the Federal Reserve, also affect the banking industry. Through changes in the reserve requirements against bank deposits, open market operations in United States' Government securities and changes in the discount rate on bank borrowings, the Federal Reserve influences the cost and availability of funds obtained for lending and investing. No prediction can be made with respect to possible future changes in interest rates, deposit levels or loan demand or with respect to the impact of these changes on the business and earnings of our banks.

     From time to time, various federal and state laws, rules and regulations, and amendments to existing laws, rules and regulations, are enacted that affect banks and bank holding companies. Future legislation and regulation could significantly change the competitive environment for banks and bank holding companies. We cannot predict the likelihood or effect of any such legislation or regulation.

YEAR 2000 COMPLIANCE

     Financial institutions are highly dependent on complex computer systems and networks to conduct their business. Financial institutions are also adversely affected by developments that adversely affect the businesses or operations of their customers. For these reasons, the potential inability of computers to recognize the Year 2000 presents a major challenge to us and our banks. In recognition of the potential effect of the Year 2000 problem, the Federal Reserve and other regulatory authorities have issued numerous directives to bank holding companies and financial institutions requiring comprehensive investigation and remediation of possible Year 2000 problems. These directives address the computer systems used by the banks and those used by customers and vendors. Management believes that we, along with our banks, are currently in compliance with each bank regulatory directive issued on Year 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Year 2000."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our board of directors presently consists of 11 voting members and one non-voting director emeritus. Each of the voting directors is elected at the annual shareholders meeting to serve a one-year term. Our executive officers are appointed by our board of directors and have the authority to perform those duties set forth by resolution of our board of directors. The following table sets forth certain information concerning our executive officers and directors as of June 30, 1999.

NAME                                     AGE                   POSITION
----                                     ---                   --------
EXECUTIVE OFFICERS
Joel Porter(1)(2)......................  58    President (our Principal Executive
                                               Officer); Director
John S. ("Jack") Everett(1)(2).........  59    President of BankTennessee; Director
Danny Herron(1)(2).....................  41    President of The Community Bank;
                                               Director
Tom E. Paschal(1)(2)...................  53    Secretary; President of Cumberland Bank;
                                                 Director
DIRECTORS
John S. Wilder, Sr.(1).................  78    Chairman of our Board
Tom Brooks.............................  70    Director
Jerry Cole.............................  67    Director
Frank Inman, Jr.(1)....................  62    Director
Alex Richmond(3).......................  49    Director
Wayne Rodgers..........................  59    Director; Executive Vice President of
                                                 BankTennessee
John S. Shepherd.......................  62    Director
DIRECTOR EMERITUS
Herman W. Cox, Jr. ....................  77    Director Emeritus
KEY EMPLOYEE
Mark McDowell..........................  42    Chief Administrative Officer

-------------------------

(1) Member of executive committee.

(2) Member of management committee.

(3) Member of audit committee along with Chairman Dr. Eugene Smith and Mr. Tom Price.

There are no family relationships between any of our executive officers.

     JOEL PORTER has served as our president since our formation, although he does not devote his full time to that position and is not compensated for his services as president. Mr. Porter is a named partner of the law firm of Burch, Porter & Johnson, PLLC, located in Memphis, where he has practiced since 1964. Mr. Porter is also the president of two finance and investment firms, Porter Development and Porter Investment. Mr. Porter has served as a member of our board of directors since 1986. He has also served as a director and board chairman of BankTennessee since 1992, a director of Cumberland Bank since 1986, a director of The Community Bank since 1992, and a director of The Murray Bank since June 1999.

     JOHN S. "JACK" EVERETT has served as the president of BankTennessee in Collierville since February 1992. Mr. Everett has served as a director of The Community Bank since 1993 and is that board's chairman. Mr. Everett has also served as a director of Cumberland Bank since 1986, BankTennessee since 1992, and The Murray Bank since June 1999. He has served as one of our directors since 1992.

     DANNY HERRON has served as president of The Community Bank since 1993. Mr. Herron has served as a director of The Community Bank since 1993, and as one of our directors since 1997.

     TOM PASCHAL has served as the president and chief executive officer of Cumberland Bank since 1986. He has also served as our secretary since 1991. Mr. Paschal has served as a director of Cumberland Bank since 1990, a director of Cumberland Finance since 1995, a director of Cumberland Services since 1995, and as one of our directors since 1990.

     JOHN S. WILDER, SR. has served as a member of our board of directors since 1992 and is currently our Chairman of the Board. Mr. Wilder has served as the Lieutenant Governor of the State of Tennessee since 1971, and is the longest sitting Lieutenant Governor of any state in United States' history. Mr. Wilder also serves as a director of the Cumberland Bank, The Community Bank, The Murray Bank and of BankTennessee. He serves as a director of United Foods, Inc. and as a member of its compensation committee. Mr. Wilder is a director and part owner of Health Management, Inc., a waste disposal firm in Somerville, Tennessee. Mr. Wilder is also a partner of Longtown Farms, a farming business in Mason, Tennessee, and a Vice President and part-owner of Longtown Supply, Inc., a service station and farming supply business in Mason, Tennessee.

     TOM BROOKS has served on our board of directors since July 1997. Mr. Brooks retired from work as a pharmacist at Brooks Pharmacy, a Super D franchise he owned in Collierville until 1996. Mr. Brooks served as vice mayor and alderman of Collierville from 1975 to 1999, and was a member of its planning commission from 1955 to 1999. Mr. Brooks also serves as a director of BankTennessee where he has served since 1992.

     JERRY COLE has served as one of our directors since 1995. Mr. Cole retired from the Agriculture Department of the University of Tennessee in 1994 where he had served as an extension agent for the previous thirty-two (32) years. Mr. Cole has served on the board of directors of Cumberland Bank since 1990 where he currently serves as that board's chairman. Mr. Cole has served as a director of Cumberland Finance since 1995.

     FRANK INMAN, JR. has served on our board of directors since 1991. Mr. Inman is the president and chairman of the board of directors of Inman Construction Corp., a general contractor, a position he has held since 1970. Mr. Inman has also served as a director of Cumberland Bank since 1986.

     ALEX RICHMOND has served as a director on our board of directors since 1990. Mr. Richmond has been a grocer for many years, and has owned two grocery stores, G&R, Inc. and D.A.G. Foods, since 1991. Mr. Richmond serves as president of G&R, Inc. and president of Consolidated Investors, a small business investment firm. Mr. Richmond is a partner in Richmond & Franklin, a real estate investment company, and is the owner of Richco, Inc., a Tennessee company that operates primarily as a purchaser of grocery stores. Mr. Richmond also serves as a director and secretary of DeKalb Finance, a Tennessee finance company. He has served as a director of Cumberland Bank since 1990.

     WAYNE RODGERS has served as the executive vice president of BankTennessee since 1992 and was appointed in June 1999 to serve as a director on our board in the place of Mr. Herman W. Cox, Jr. He is responsible for overseeing the lending function and retail branches of the bank. He also is the supervisor of the SBA lending program for the bank. Mr. Rodgers serves on the loan, audit, asset and liability management and CRA/compliance committees of the bank. He has been a director of BankTennessee since 1992.

     JOHN S. SHEPHERD has been a member of our board of directors since July 1997. Since 1993, Mr. Shepherd has been self-employed engaged principally in investing and as a merchant in Collierville, Tennessee. Mr. Shepherd has been a member of the Memphis/ Shelby County Board of Adjustment since 1972 and its chairman since 1996. Mr. Shepherd has served as a director of BankTennessee since 1992 and The Murray Bank since June 1999.

     HERMAN W. COX, JR. served on our board of directors beginning July of 1997 and is a non-voting director emeritus as of July 1999. Mr. Cox owns and operates McGinnis Oil Co., a gasoline distributor in Collierville, Tennessee, a business he has operated since 1939. Mr. Cox has served on the board of directors of BankTennessee since 1992. Mr. Cox served as mayor from 1975 to 1999 and was a member of the board of aldermen from 1959 to 1999. Mr. Cox is the father of Herman W. Cox III.

     MARK C. MCDOWELL has served as our chief administrative officer since July 1997. Mr. McDowell is responsible for overseeing our administrative functions, including regulatory and financial matters as well as shareholder issues. Mr. McDowell served as president of Community Bancserve, a bank consulting business, from January 1996 to July 1997. From 1980 to 1996, Mr. McDowell served as a bank examiner for the Tennessee Department of Financial Institutions, serving as director of its Applications Section beginning in 1989.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors and the board of directors of our banks operate through several standing committees. Below is a description of each relevant committee indicating members of each committee and the frequency with which each committee meets.

     EXECUTIVE COMMITTEE. The executive committee is charged with the review of corporate matters presented, or to be presented, to our board of directors, making recommendations to the board of directors on policy matters and making executive decisions on matters that do not require a meeting of the full board of directors. Review of expansion possibilities and corporate opportunities as well as oversight of general corporate governance matters are the chief functions of our executive committee. The executive committee held four meetings during 1998.

     MANAGEMENT COMMITTEE. The management committee is charged with the review of banking matters presented, or to be presented, to our board of directors, making recommendations to our board of directors on policy matters at our bank subsidiaries' level and making executive decisions on matters that do not require a meeting of the full board of directors. Our management committee focuses on our and our bank and non-bank subsidiaries' operations, including management of personnel matters and financial results. The management committee was formed in March 1999 and has held one meeting.

     AUDIT COMMITTEE OF COMPANY. Our audit committee reviews our accounting practices and procedures, as well as the scope of our audit. Additionally, the committee assists in the recommendation of the appointment of our independent auditors. The audit committee was formed in March 1999, and has held three meetings. Each of our banks also has an audit committee.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning the compensation we paid for services rendered to us during 1996, 1997 and 1998, by our Chief Executive Officer and our other three most highly compensated executive officers who were serving as executive officers at the end of 1998 and whose salaries were in excess of $100,000 in 1998. We do not have a designated "Chief Executive Officer." Joel Porter is our president and is considered our principal executive officer. However, Mr. Porter receives no compensation as president and receives compensation only for his service as a director or committee member of the executive committee.

                           SUMMARY COMPENSATION TABLE

                                                                                                            LONG-TERM
                                                                    ANNUAL COMPENSATION                    COMPENSATION
                                                    ----------------------------------------------------      AWARDS
                                                                             OTHER ANNUAL    ALL OTHER      SECURITIES
                                           FISCAL                            COMPENSATION   COMPENSATION    UNDERLYING
       NAME AND PRINCIPAL POSITION          YEAR    SALARY ($)   BONUS ($)      ($)(1)         ($)(2)        OPTIONS
       ---------------------------         ------   ----------   ---------   ------------   ------------   ------------
John S. "Jack" Everett...................   1998     153,000      28,000         --            46,000         13,750
  President of BankTennessee                1997     140,000      15,000         --            43,000             --
                                            1996     135,000      10,000         --            39,000             --
Tom Paschal..............................   1998     110,000      24,000         --            30,000         13,750
  President of Cumberland Bank,             1997      90,000      18,000         --            25,000             --
  our Secretary and Chief                   1996      85,000       8,000         --            15,000             --
  Operating Officer
Danny Herron.............................   1998      90,000      10,000         --            17,000         13,750
  President of The Community Bank           1997      85,000      10,000         --            10,000             --
                                            1996      75,000       7,000         --             4,000             --
Wayne Rodgers............................   1998     109,000       9,000         --             6,000         13,750
  Executive Vice President                  1997     100,000      10,000         --             5,000             --
  of BankTennessee                          1996      90,000       8,000         --             6,000             --

-------------------------

(1) Does not include perquisites and other personal benefits paid to our executive officers, which totaled less than 10% of the total salary and bonus reported for the years indicated.

(2) Represents matching contributions to our 401(k) plan, benefits derived from our payments for term life insurance for our officers, and directors fees received by each individual. The amount of such benefits for 1998 is set forth in the following table:

                                            401(K)    TERM LIFE    DIRECTORS'
                                             PLAN     INSURANCE       FEES
                                            ------    ---------    ----------
Jack Everett..............................  6,000       3,000        37,000
Tom Paschal...............................  6,000       5,000        19,000
Danny Herron..............................  5,000           0        12,000
Wayne Rodgers.............................  6,000           0             0

COMPENSATION OF DIRECTORS

     All of our directors receive a director's fee of $1,000 for each board meeting attended and $1,000 for each committee meeting attended. Persons serving as directors for any of our banks who are not also employees of that bank, receive additional compensation for each bank board and committee meeting attended. In addition, each person who serves as chairman of a bank board of directors, committee, or our board receives twice the compensation of other members for each meeting attended. Directors are reimbursed for their expenses incurred in connection with their activities as our directors.

1998 STOCK OPTION PLAN

     We adopted a stock option plan in March 1998. The purpose of the plan is to attract, retain and reward directors, officers, and key employees by offering equity interest in our company. Currently, all directors and employees are eligible to participate in the 1998 plan. The plan provides for the grants of nonqualified stock options. Nonqualified stock options are stock options which do not constitute "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code.

     Our board of directors authorized a total of 550,000 shares of common stock for issuance under our plan, adjusted to incorporate the March 26, 1999 10% stock dividend. As of June 30, 1999, we have granted options for the purchase of 430,510 shares of common stock to employees and directors. The number of shares granted under each option is adjusted for any stock dividends or stock splits authorized by the board of directors. The consummation of this offering does not accelerate or otherwise affect the vesting of options under our plan and will not affect the number of shares underlying the options granted.

ISSUANCE OF COMPANY OPTIONS

     The following table sets forth key information with respect to the grant of stock options under our stock option plan. No options were exercised (or exercisable) by any officers, including those identified, for the year ended December 31, 1998.

                        INDIVIDUAL OPTION GRANTS IN 1998

                                                                                 POTENTIAL
                                                                             REALIZABLE VALUE
                                                                                AT ASSUMED
                                                                              ANNUAL RATES OF
                                                                                STOCK PRICE
                       NUMBER OF     PERCENT OF                              APPRECIATION FOR
                       SECURITIES   TOTAL OPTIONS                               OPTION TERM
                       UNDERLYING      GRANTED      EXERCISE                      ($)(2)
                        OPTIONS      FISCAL YEAR    PRICE(1)    EXPIRATION   -----------------
        NAME            GRANTED       (1998)(%)     ($/SHARE)      DATE        5%        10%
        ----           ----------   -------------   ---------   ----------   -------   -------
Joel Porter..........     8,250         0.022         5.45      2/29/2004    15,290    34,690
John Wilder..........     8,250         0.022         5.45      2/29/2004    15,290    34,690
Jack Everett.........    13,750         0.036         5.45      2/29/2004    25,490    57,820
Danny Herron.........    13,750         0.036         5.45      2/29/2004    25,490    57,820
Tom Paschal..........    13,750         0.036         5.45      2/29/2004    25,490    57,820
Wayne M. Rodgers.....    13,750         0.036         5.45      2/29/2004    25,490    57,820

-------------------------

(1) Adjusted to reflect the 10% stock dividend declared in March 1999.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of our common stock price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     None of our executive officers or other officers has an employment contract.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our board of directors serves as our compensation committee. Compensation decisions are made by the full board of directors based upon recommendations of the management of each of our banks. Our board of directors determines independently compensation decisions for our banks' presidents. No interlocking relationship exists between our board of directors (or management) and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past. See "Transactions with Directors, Executive Officers and Others."

               TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

INDEBTEDNESS OF MANAGEMENT

     We have, and expect to have in the future, banking and other business transactions in the ordinary course of our banking business with our directors, officers, and 5% beneficial owners and their affiliates, including members of their families or corporations, partnerships, or other organizations in which our officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Any of these banking transactions will not involve more than the normal risk of collectability nor present other unfavorable features to us. At December 31, 1998, the outstanding principal amount of indebtedness of these loans, including amounts available under lines of credit, by BankTennessee, Cumberland Bank and The Community Bank to our affiliates aggregated $3,240,000 which represented approximately 1.08% of the banks' total loans net of unearned interest.

     We believe that all of these transactions were made on terms as favorable to us as transactions we have with other customers of the banks. We also believe that our banks' loan approval processes for these loans to officers and directors was no different than the loan approval processes for other customers of our banks.

CERTAIN OTHER TRANSACTIONS AND BUSINESS RELATIONSHIPS

     Mr. Frank Inman, one of our directors, owns and operates Inman Construction Company, which has been chosen as general contractor of our new Collierville main office. Construction of the building is on a "cost plus" basis and an expected price of approximately $2.6 million. Inman Construction Company will employ Everett Construction Company as a sub-contractor for the project. Everett Construction Company is owned by Mr. Greg Everett and Mr. John Everett, sons of Mr. Jack Everett, one of our directors and president of BankTennessee. An outside evaluation was obtained for the fair market cost of this project. This evaluation was furnished to the TDFI and Federal Reserve, who have approval authority over this transaction. The BankTennessee board and our board have approved this transaction.

     We have entered into a lease-purchase agreement for property in Lafayette, Macon County, Tennessee, on which to locate our new Cumberland Bank branch. Two of our directors, Mr. Tom Paschal and Mr. Alex Richmond, each own a twenty percent (20%) interest in the property. The agreement contemplates Cumberland Bank entering into a lease not to exceed $2,800 per month, and retaining an option to purchase the property for $250,000. Cumberland Bank retained an independent licensed real estate appraiser that performed an evaluation of the property and lease terms to market comparable prices and lease terms and found the property and the terms to fall within market comparables. The transaction was consummated July 29, 1999. Our board and the Cumberland Bank board have reviewed and approved the transaction. The appraiser's evaluation along with the bank branch application have been filed with the TDFI and the Federal Reserve Bank of Atlanta.

     We have employed Mr. Joel Porter's law firm, Burch, Porter & Johnson, PLLC, from time to time. Fees and expenses arose out of general corporate and other ordinary course of business services provided by Burch Porter, and account for significantly less than one percent (1%) of the law firm's 1998 gross revenue.

     We believe that the above transactions were made on terms as favorable to us as we would have received from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of June 30, 1999, certain information with respect to the beneficial ownership of our common stock held by directors, executive officers, and each person known to our management to own beneficially, directly, or indirectly, more than five percent (5%) of our shares, and all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to all our shares shown as beneficially owned by them. The address of all the beneficial owners listed is 4205 Hillsboro Road, Suite 212, Nashville, Tennessee 37215.

     The percentage ownership in the table below is based on 5,581,677 shares outstanding as of June 30, 1999. Shares of common stock subject to options currently exercisable or exercisable within 60 days of this prospectus are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

                                                        NUMBER OF SHARES
                                                       BENEFICIALLY OWNED
                                                         AS A RESULT OF
                                                        OPTIONS CURRENTLY
                                                         EXERCISABLE OR
                                                       EXERCISABLE WITHIN    PERCENTAGE OF
                                   NUMBER OF SHARES    60 DAYS OF THE DATE      SHARES
NAME OF BENEFICIAL OWNER          BENEFICIALLY OWNED   OF THIS PROSPECTUS     OUTSTANDING
------------------------          ------------------   -------------------   -------------
Joel Porter.....................        906,622(1)            1,650              16.2
John Wilder.....................        686,143(2)            1,650              12.3
Jack Everett....................        225,585(3)            2,750               4.0
Tom Brooks......................        197,619               2,750               3.5
Jerry Cole......................         47,916               1,650                 *
Herman W. Cox, Jr...............         41,214               2,750                 *
Danny Herron....................         33,000               2,750                 *
Frank Inman.....................        157,973(4)            1,650               2.8
Tom Paschal.....................         99,066               2,750               1.8
Alex Richmond...................         72,545(5)            1,650               1.3
Wayne Rodgers...................         59,670               2,750               1.2
John Shepherd...................        250,681               1,650               4.5
Mark McDowell...................         65,680(6)            1,100               1.2
All executive officers and
  directors as a group (13
  persons)......................      2,852,906              27,500              51.1

-------------------------

 *  Less than one percent

(1) Includes 14,216 shares held by Mr. Porter as trustee for his daughter.

(2) Includes 104,201 shares held by Mr. Wilder's spouse.

(3) Includes 127,111 shares held by Mr. Everett's spouse.

(4) Includes 43,397 shares held by Mr. Inman's spouse.

(5) Includes 4,895 shares held by Mr. Richmond as custodian for his son.

(6) Includes 990 shares held by the two son's of Mr. McDowell.

   MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER
                                    MATTERS.

     We have no established public trading market for our shares. Accordingly, there is no comprehensive record of trades or the prices of any trades. The following table reflects stock prices for our shares to the extent any information is available. We have not declared any cash dividends in the past two fiscal years nor have we declared any cash dividends during this fiscal year.

                CUMBERLAND BANCORP INCORPORATED COMMON STOCK(1)

                                                        HIGH      LOW
                                                       ------    ------
1997:
  First Quarter......................................  $ 3.79    $ 3.50
  Second Quarter.....................................  $ 3.79    $ 3.75
  Third Quarter......................................  $ 5.45    $ 4.77
  Fourth Quarter.....................................  $ 5.45    $ 4.29
1998:
  First Quarter......................................  $ 5.45    $ 4.55
  Second Quarter.....................................  $13.64    $ 5.45
  Third Quarter......................................  $14.55    $11.82
  Fourth Quarter.....................................  $12.73    $10.91
1999:
  First Quarter......................................  $12.27    $ 9.09
  Second Quarter.....................................  $13.50    $12.00
  Third Quarter (through July   , 1999)..............  $   --    $   --

-------------------------

(1) The amounts per share have been adjusted for a 3-for-1 stock split effective June 30, 1997; a 2-for-1 stock split effective March 1, 1998 and a 10% stock dividend effective March 26, 1999.

     As of June 30, 1999 we had approximately 544 record shareholders. At that date, 5,581,677 shares were outstanding. Of the 5,581,677 shares outstanding, 100,000 shares were subject to the resale restrictions of Rule 144. Options to purchase 430,510 of our shares were also outstanding. In addition, investors of our joint venture partner have the right to acquire up to $500,000 of shares at
1.5 times our book value per share, or approximately 83,333 shares at June 30, 1999.

     We did not declare any dividends for the fiscal years ended December 31, 1998 or 1997, or through the six months ended June 30, 1999. We review our dividend policy at least annually. The amount of the dividend, while in our sole discretion, depends in part upon the performance of our banks. Our ability to pay dividends is restricted by federal laws and regulations applicable to bank holding companies, and by Tennessee laws relating to the payment of dividends by Tennessee corporations. Because substantially all of our operations are conducted through our subsidiaries, our ability to pay dividends also depends on the ability of our banks to pay dividends to us. The ability of the banks to pay cash dividends is restricted by applicable regulations of the TDFI and the Federal Reserve. As a result, we may not be able to declare a dividend to holders of the shares even if the present dividend policy were to change. See "Supervision and Regulation -- Dividend Restrictions."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The following description of our capital stock and the provisions of our charter and by-laws are only summaries and are qualified by reference to our charter and by-laws filed as exhibits to the registration statement of which this prospectus is a part.

     We are authorized to issue 20,000,000 shares of common stock of which 5,581,677 shares were outstanding as of June 30, 1999. As of June 30, 1999, 550,000 shares were reserved for issuance under our stock option plan, under which options underlying 430,510 shares have been granted. Our common stock is the only class of capital stock we are authorized to issue.

COMMON STOCK

     The holders of our shares are entitled to one vote per share and, in general, assuming the presence of a quorum, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a majority of the shares represented at a shareholders meeting upon establishment that a majority of the shares entitled to be voted are present at a meeting. Each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. Our shareholders may not accumulate their votes in the election of directors. In general, amendments to our charter must be approved by a majority of the votes cast. A merger or share exchange required to be approved by our shareholders must be approved by a majority of the votes entitled to be cast. Additionally, dissolution or the sale of all or substantially all of our property, other than in the usual and regular course of business, must be approved by a majority of all votes entitled to be cast.

LIQUIDATION

     In the event of our liquidation, dissolution or winding-up, holders of our shares are entitled to share ratably in all assets remaining after payment of liabilities.

PREEMPTIVE RIGHTS

     No holder of our shares has any preemptive rights to purchase, subscribe for, or otherwise acquire any additional shares of our stock or any securities exchangeable for or convertible into our shares.

AUTHORIZED BUT UNISSUED SHARES

     The authorized but unissued shares of our common stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could make it harder or discourage an attempt to obtain control of us by a proxy contest, tender offer, merger or otherwise.

CHANGES IN CONTROL

     Neither our charter nor our by-laws provide for specific shareholder rights or limitations upon a change, or potential change, in control. We will be subject to the Tennessee Business Combination Act described below upon effectiveness of this registration statement.

LEGISLATION REGARDING TENNESSEE BUSINESS COMBINATIONS

     The Tennessee Business Combination Act provides that any corporation to which the Combination Act applies, including us, shall not engage in any "business combination" with an "interested shareholder" for a period of five years from the date that the shareholder became an interested shareholder unless prior to the date someone becomes an interested shareholder the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

     The Combination Act defines "business combination" generally to mean any:
(1) merger or consolidation; (2) share exchange; (3) sale, lease, exchange, pledge, mortgage, transfer or other disposition (in one transaction or a series of transactions) of assets representing 10% or more of (A) the market value of consolidated assets, (B) the market value of the corporation's outstanding shares or (C) the corporation's consolidated net income; (4) issuance or transfer of shares from the corporation to the interested shareholder; (5) plan of liquidation; (6) transaction in which the interested shareholder's proportionate share of the outstanding shares of any class of securities is increased; or (7) financing arrangements under which the interested shareholder, directly or indirectly, receives a benefit except proportionately as a shareholder.

     Under the Combination Act an "interested shareholder" generally is defined as any person who is the direct or indirect beneficial owner of 10% or more of any class or series of the outstanding voting stock, or any affiliate or associate of the corporation who has been the direct or indirect beneficial owner of 10% or more of the voting power of any class or series of the corporation's stock at any time within the five year period preceding the date in question. Consummation of a business combination that is subject to the five-year moratorium is permitted after the period provided the transaction (1) complies with all applicable charter and by-law requirements and applicable Tennessee law and (2) is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested shareholder, or when the transaction meets defined fair price criteria. The fair price criteria include the requirement that the per share consideration received in the combination by each of the shareholders is equal to the highest of:

     - the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest from that date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since that earliest date, up to the amount of that interest;

     - the highest preferential amount, if any, that the class or series is entitled to receive on liquidation; or

     - the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest less dividends as set forth above.

     The Tennessee Greenmail Act prohibits us from purchasing or agreeing to purchase any of our securities, at a price in excess of fair market value, from a holder of 3% or more of any class of our securities who has beneficially owned the securities for less than two years. We can make this purchase if it has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by us or we make an offer of at least equal value per share to all holders of shares of that class.

     The effect of this legislation may be to render more difficult a change of control of a corporation by delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider to be in the shareholder's best interest, including an attempt that might result in the payment of a premium over the market price for the shares held by the shareholder, and may promote continuity of the corporation's management by rendering it more difficult for shareholders to remove or change the incumbent members of the board of directors.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our charter provides that, to the fullest extent permitted by Tennessee law, a director will not be liable to us or our shareholders for monetary damages for a breach of his or her fiduciary duty as a director. Under the Tennessee Business Corporation Act, directors have a fiduciary duty which is not eliminated by this provision in our charter. In some circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, our charter provides that each director will continue to be subject to liability for

     - Any breach of the director's duty of loyalty to the corporation or its shareholders;

     - Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

     - Payment of dividends when prohibited by the TBCA.

This charter provision does not affect the director's responsibilities under any other laws, including the federal securities laws or state or federal environmental laws. Our charter provides that we shall have the power to indemnify any director or officer to the fullest extent permitted by the TBCA even after that director or officer has ceased to be one of our directors or officers. The TBCA provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if the director or officer acted in good faith or reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the corporation's best interest. In all other civil cases, a corporation may indemnify a director or officer who reasonably believed that his or her conduct was not opposed to the best interest of the corporation. In connection with any criminal proceeding, a corporation may indemnify any director or officer who had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the TBCA does not allow indemnification if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification of a director or officer if the director or officer is adjudged liable in a proceeding because a personal benefit was improperly received.

     In cases when the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding brought because of his or her status as a director or officer of the corporation, the corporation must indemnify the director or officer against reasonable expenses incurred in the proceeding. Also, the TBCA provides that a court may order a corporation to indemnify a director or officer for reasonable expense if, in consideration of all relevant circumstances, the court determines that the individual was fairly and reasonably entitled to indemnification, whether or not the individual acted in good faith or reasonably believed his or her conduct was in the corporation's best interest.

     Under our charter, we may also purchase and maintain insurance to protect our directors or officers against any liability asserted against them or incurred by them arising out of their status as one of our officers or directors. This insuring of our directors and officers under our charter is extended to the fullest extent permitted by the TBCA and is allowed whether or not we would have the power or would be required to indemnify that director or officer under the terms of any agreement or bylaw or the TBCA.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is Illinois Stock Transfer Company. Its address is 209 West Jackson Blvd., Suite 903, Chicago, Illinois 60606-6905, and its telephone number at this location is 312-427-2953.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, we had [     ] shares outstanding,
[     ] of which are held by our "affiliates." Upon completion of this offering,
we will have [     ] shares outstanding, excluding [     ] shares issuable upon
the exercise of outstanding options. Of the shares outstanding upon completion
of this offering, a total of approximately [     ] shares, including the shares
sold pursuant to the offering, will be freely tradeable without restriction
under the Securities Act. The remaining [     ] shares outstanding upon the
completion of the offering may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, such as Rule 144, or Rule 701, which are summarized below. Our affiliates generally will be able to sell our shares only in accordance with the limitations of Rule 144 under the Securities Act.

RULE 144:

     In general under Rule 144 as currently in effect, beginning ninety (90) days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately           shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Over-the-Counter Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

     Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k):

     Under Rule 144(k), a person who has not been one of our affiliates at any time during the ninety (90) days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701:

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan, such as our stock option plan, or other written agreement can resell those shares ninety (90) days after the effective date of this offering in reliance on Rule 144, but without complying with some of its restrictions, including its holding period requirement.

STOCK OPTIONS:

     Immediately after this offering, we intend to file a registration statement under the Securities Act covering 550,000 shares of common stock reserved for issuance under our stock option plan. As of June 30, 1999, options to purchase 430,510 shares of common stock were issued and outstanding of which 80,652 are vested as of the date of this prospectus. The registration statement covering our stock options is expected to be filed and become effective as soon as practicable after the effective date of this registration statement.

     Prior to the offering, there has been no public trading market for our shares, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of our shares after completion of the offering. Sales of substantial amounts of our shares in the public market could have an adverse affect on prevailing market prices.

                              PLAN OF DISTRIBUTION

     We will sell shares directly to investors on our behalf acting through our employees, officers and directors, each of whom performs substantial duties on our behalf other than in connection with this offering. None of these officers will be separately compensated either directly or indirectly for his or her services in connection with this offering. We will, however, pay all of the expenses incident to the offering and sale of our shares. We will not compensate any brokers or sales agents in connection with this offering.

     This offer is not contingent upon the sale of any minimum number of shares and all proceeds from the sale of any shares offered hereby will be immediately available for our use. See "Use of Proceeds." There can be no assurance that any of the shares offered under this offering will be sold. This offering will close sixty (60) days from the date of this prospectus unless extended for up to an additional thirty (30) days by our board of directors. We will have the sole right to accept offers to purchase shares and may reject any proposed purchase of shares in whole or in part. We reserve the right to withdraw, cancel or modify the offering of the shares at any time, without notice. For more information on the distribution of our shares see "How to Participate in this Offering."

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon by Bass, Berry & Sims PLC, Nashville, Tennessee.

                                    EXPERTS

     The audited financial statements and schedules for the two years ended December 31, 1997 and 1998 included in this prospectus and elsewhere in the registration statement have been audited by Heathcott & Mullaly, P.C., independent certified public accountants, and the financial statements for the year ended December 31, 1996 have been audited by Maggart & Associates, P.C., certified public accountants, and are qualified as indicated in their report of the statements. Audited financial statements and reports are included in this prospectus in reliance upon the authority of those firms as experts in giving those reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 that registers the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. For more information about us and our common stock, you should review the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, you should review the copy of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed with the registration statement may be inspected and copied at the following location of the Securities and Exchange
Commission:

                             PUBLIC REFERENCE ROOM
                             450 FIFTH STREET, N.W.
                             WASHINGTON, D.C. 20549

You may also obtain copies of all or any part of the registration statement from that office at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     Prior to filing the registration statement of which this prospectus is a part, we were not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934. Upon effectiveness of the registration statement, we will become subject to the informational and periodic reporting requirements of the Exchange Act, and consequently, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Those periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facility referenced above. We intend to register the securities offered by this registration statement under the Exchange Act simultaneously with the effectiveness of the registration statement and to furnish our shareholders with annual reports containing financial statements examined and reported on by our independent public accountants, and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL INFORMATION

                                                                PAGE
                                                                ----
Consolidated Financial Statements of Cumberland Bancorp,
  Incorporated 1998, 1997 and 1996 (audited)
  Report of Independent Accountants for 1998 and 1997.......     F-2
  Report of Independent Accountants for 1996................     F-3
  Consolidated Balance Sheets...............................     F-4
  Consolidated Statements of Earnings.......................     F-5
  Consolidated Statements of Changes in Stockholders'
     Equity.................................................     F-6
  Consolidated Statements of Cash Flows.....................     F-7
  Notes to Consolidated Financial Statements................     F-8
Financial Statements of Cumberland Bancorp, Incorporated
  March 31, 1999 (unaudited)
  Consolidated Balance Sheets...............................    F-34
  Consolidated Statements of Earnings.......................    F-35
  Consolidated Statements of Cash Flows.....................    F-36
  Notes to Consolidated Financial Statements................    F-37

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Cumberland Bancorp, Incorporated

     We have audited the consolidated balance sheets of Cumberland Bancorp, Incorporated and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of the Company for the year ended December 31, 1996 were audited by other auditors whose report, dated March 29, 1997, expressed a qualified opinion on those statements as a result of the auditors being unable to audit the Company's investment in Cumberland Life Insurance Company.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the 1998 and 1997 financial statements present fairly, in all material respects, the consolidated financial position of Cumberland Bancorp, Incorporated and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                             /s/ HEATHCOTT & MULLALY, P.C.

Brentwood, Tennessee
March 19, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Cumberland Bancorp, Incorporated

     We have audited the consolidated statement of earnings, changes in stockholders' equity and cash flows for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     Except as discussed in the following paragraph, we conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of earnings, changes in stockholders' equity and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of earnings, changes in stockholders' equity and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of earnings, changes in stockholders' equity and cash flows. We believe that our audit provides a reasonable basis for our opinion.

     We were unable to obtain audited financial statements supporting the Company's investment in Cumberland Life Insurance Company stated at $226,166 at December 31, 1996, or its equity in Cumberland Life Insurance Company's earnings of $1,166, which is included in net earnings for the year then ended; nor were we able to satisfy ourselves about the carrying value of the investment or the equity in its earnings by other auditing procedures.

     In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to examine evidence regarding the investment and earnings of Cumberland Life Insurance Company, the consolidated statement of earnings, changes in stockholders' equity and cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of Cumberland Bancorp, Incorporated for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                              /s/ Maggart & Associates, P.C.

Nashville, Tennessee
March 29, 1997

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                         1998           1997
                                                     ------------    -----------
ASSETS
Cash and due from banks............................  $  7,458,262      7,570,649
Interest-bearing deposits in financial
  institutions.....................................    21,995,642      9,427,320
Federal funds sold.................................    12,750,000      8,475,000
Securities available for sale, at fair value.......    11,800,925      4,150,085
Securities held to maturity, fair value $8,949,951
  in 1998 and $10,878,340 in 1997..................     8,932,217     10,892,472
Loans..............................................   296,547,232    245,200,545
Allowance for loan losses..........................    (3,789,815)    (3,014,157)
                                                     ------------    -----------
     Loans, net....................................   292,757,417    242,186,388
                                                     ------------    -----------
Premises and equipment.............................     9,863,442      7,983,456
Accrued interest receivable........................     2,736,977      2,487,193
Federal Home Loan Bank and Federal Reserve Bank
  stock -- restricted..............................     2,648,172      2,478,372
Other real estate..................................       609,623        603,405
Servicing rights...................................     1,087,412        746,216
Other assets.......................................     1,215,847      1,508,150
                                                     ------------    -----------
     Total assets..................................  $373,855,936    298,508,706
                                                     ============    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
DEPOSITS
  Noninterest-bearing..............................  $ 23,742,218     18,831,265
  Interest-bearing.................................   301,701,988    236,867,736
                                                     ------------    -----------
     Total deposits................................   325,444,206    255,699,001
                                                     ------------    -----------
Notes payable......................................     7,233,125      4,531,250
Federal funds purchased............................            --      1,200,000
Advances from Federal Home Loan Bank...............    17,973,144     17,457,526
Accrued interest payable...........................     2,234,245      1,767,383
Other liabilities..................................     1,310,774      1,288,573
                                                     ------------    -----------
     Total liabilities.............................   354,195,494    281,943,733
                                                     ------------    -----------
STOCKHOLDERS' EQUITY:
Common stock, $0.50 par value, authorized
  20,000,000 shares in 1998; 4,974,252 shares
  issued in 1998. Authorized 5,000,000 shares in
  1997, 4,954,788 shares issued in 1997............     2,487,126      2,477,394
Additional paid-in capital.........................     8,529,554      8,422,449
Retained earnings..................................     8,715,898      5,697,554
Accumulated other comprehensive income (loss)......       (72,136)       (32,424)
                                                     ------------    -----------
     Total stockholders' equity....................    19,660,442     16,564,973
                                                     ------------    -----------
     Total liabilities and stockholders' equity....  $373,855,936    298,508,706
                                                     ============    ===========

See accompanying notes to consolidated financial statements.

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                  1998          1997        1996
                                               -----------   ----------   ---------
INTEREST INCOME:
Loans, including fees........................  $27,618,799   16,548,503   8,454,096
Securities...................................    1,385,819      725,368     349,858
Deposits in financial institutions...........      661,164      141,750      82,445
Federal funds sold...........................      765,296      479,982     434,486
Federal Home Loan Bank and Federal Reserve
  Bank dividends.............................      182,854       99,123      32,600
                                               -----------   ----------   ---------
     Total interest income...................   30,613,932   17,994,726   9,353,485
                                               -----------   ----------   ---------
INTEREST EXPENSE:
Time deposits of $100,000 or more............    3,065,320    1,939,364   1,196,847
Other time deposits..........................   11,241,136    6,476,196   3,009,561
Federal funds purchased......................           --       30,914          --
Notes payable and advances from Federal Home
  Loan Bank..................................    1,714,745      772,485     322,793
                                               -----------   ----------   ---------
     Total interest expense..................   16,021,201    9,218,959   4,529,201
                                               -----------   ----------   ---------
     Net interest income.....................   14,592,731    8,775,767   4,824,284
PROVISION FOR LOAN LOSSES....................    1,163,612    1,367,860     415,180
                                               -----------   ----------   ---------
     Net interest income after provision for
       loan losses...........................   13,429,119    7,407,907   4,409,104
                                               -----------   ----------   ---------
OTHER INCOME:
Service charges on deposit accounts..........    1,148,350      844,418     720,045
Other service charges, commissions and
  fees.......................................      949,824      719,262     278,624
Mortgage banking activities..................    1,379,722      689,289     277,317
Gain on sale of SBA loans....................      514,959      221,866          --
Gain on sale of branch.......................           --      550,000          --
Real estate sales............................       21,482      165,494     229,116
                                               -----------   ----------   ---------
     Total other income......................    4,014,337    3,190,329   1,505,102
                                               -----------   ----------   ---------
OTHER EXPENSES:
Salaries and employee benefits...............    6,513,592    3,802,636   1,934,795
Occupancy....................................      972,716      453,011     196,826
Cost of real estate sales....................       22,609      170,400     238,869
Deposit insurance premiums...................      198,468      126,334     541,398
Other operating..............................    4,860,970    3,121,295   1,650,150
                                               -----------   ----------   ---------
     Total other expenses....................   12,568,355    7,673,676   4,562,038
                                               -----------   ----------   ---------
     Income before income taxes..............    4,875,101    2,924,560   1,352,168
INCOME TAX EXPENSE...........................    1,856,757    1,081,395     513,253
                                               -----------   ----------   ---------
     Net earnings............................  $ 3,018,344    1,843,165     838,915
                                               ===========   ==========   =========
Net earnings per share -- basic..............  $      0.55         0.48        0.35
Net earnings per share -- diluted............         0.54         0.46        0.33
                                               ===========   ==========   =========
Weighted average shares
  outstanding -- basic.......................    5,459,523    3,842,480   2,374,541
Weighted average shares
  outstanding -- diluted.....................    5,560,439    3,971,484   2,575,478
                                               ===========   ==========   =========

See accompanying notes to consolidated financial statements.

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                                   ACCUMULATED
                                                     COMMON STOCK        ADDITIONAL                   OTHER           TOTAL
                                                ----------------------    PAID-IN     RETAINED    COMPREHENSIVE   STOCKHOLDERS'
                                                 SHARES       AMOUNT      CAPITAL     EARNINGS    INCOME (LOSS)      EQUITY
                                                ---------   ----------   ----------   ---------   -------------   -------------
BALANCE, DECEMBER 31, 1995....................    331,212   $  993,636   1,161,992    3,535,228      (18,799)       5,672,057
Proceeds from sale of 6,406 shares of common
  stock.......................................      6,406       19,218      57,037           --           --           76,255
Issuance of 33,283 shares of common stock
  pursuant to declaration of stock dividend...     33,283       99,849     418,367     (518,216)          --               --
Cash dividends................................         --           --          --       (1,538)          --           (1,538)
Comprehensive Income:
  Net earnings................................                                          838,915
  Other Comprehensive Income:
    Change in unrealized loss on securities
      available for sale, net of $11,837 in
      income tax benefits.....................                                                       (19,353)
Total Comprehensive Income....................         --           --          --           --                       819,562
                                                ---------   ----------   ---------    ---------      -------       ----------
BALANCE, DECEMBER 31, 1996....................    370,901    1,112,703   1,637,396    3,854,389      (38,152)       6,566,336
Conversion of stock options to 39,231 shares
  of common stock.............................     39,231      117,692    (117,692)          --           --               --
Income tax benefit from exercise of stock
  options.....................................         --           --      77,284           --           --           77,284
Three-for-one stock split.....................    820,263           --          --           --           --               --
Issuance of 1,135,749 shares of common stock
  in connection with the acquisition of First
  Federal Bancshares, Inc.....................  1,135,749    1,135,749   5,886,711           --           --        7,022,460
Proceeds from sale of 111,250 shares of common
  stock.......................................    111,250      111,250     938,750           --           --        1,050,000
Comprehensive Income:
  Net earnings................................         --           --          --    1,843,165           --
  Other Comprehensive Income:
    Change in unrealized loss on securities
      available for sale, net of $3,511 in
      income taxes............................         --           --          --           --        5,728
Total Comprehensive Income....................                                                                      1,848,893
Subsequent two-for-one stock split............  2,477,394           --          --           --           --               --
                                                ---------   ----------   ---------    ---------      -------       ----------
BALANCE, DECEMBER 31, 1997....................  4,954,788    2,477,394   8,422,449    5,697,554      (32,424)      16,564,973
Sale of 19,464 shares of common stock to
  employees...................................     19,464        9,732     107,105           --           --          116,837
Comprehensive Income:
  Net earnings................................         --           --          --    3,018,344           --
  Other Comprehensive Income
    Change in unrealized loss on securities
      available for sale net of $24,240 in
      income tax benefits.....................         --           --          --           --      (39,712)
Total Comprehensive Income....................                                                                      2,978,632
                                                ---------   ----------   ---------    ---------      -------       ----------
BALANCE, DECEMBER 31, 1998....................  4,974,252   $2,487,126   8,529,554    8,715,898      (72,136)      19,660,442
                                                =========   ==========   =========    =========      =======       ==========

See accompanying notes to consolidated financial statements.

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                  1998           1997           1996
                                                              ------------    -----------    -----------
NET EARNINGS................................................  $  3,018,344      1,843,165        838,915
ADJUSTMENTS TO RECONCILE NET EARNINGS TO NET CASH PROVIDED
  BY OPERATING ACTIVITIES:
Provision for loan losses...................................     1,163,612      1,367,860        415,180
Depreciation and amortization...............................     1,007,467        460,122        215,351
Gain on sale of branch......................................            --       (550,000)            --
Mortgage loans originated for sale..........................   (74,812,889)   (20,374,347)    (3,800,000)
Proceeds from sale of mortgage loans........................    76,154,827     20,424,552      5,789,971
Deferred income tax benefits................................       (55,193)      (204,310)       (38,299)
Increase in accrued interest receivable.....................      (249,784)      (453,808)       (90,924)
Increase (decrease) in accrued interest payable and other
  liabilities...............................................       466,862        387,688        (24,009)
Other, net..................................................      (162,799)       (72,447)       (39,107)
                                                              ------------    -----------    -----------
    Total adjustments.......................................     3,512,104        985,310      2,428,163
                                                              ------------    -----------    -----------
    Net cash provided by operating activities...............     6,530,448      2,828,475      3,267,078
                                                              ------------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash received -- acquisition of First Federal
  Bancshares, Inc...........................................            --     14,965,087             --
Net decrease in interest-bearing deposits in financial
  institutions..............................................   (12,568,322)    (4,427,320)    (5,000,000)
(Increase) decrease in federal funds sold...................    (4,275,000)    (1,400,000)     7,275,000
Purchases of securities available for sale..................   (19,373,474)    (1,920,416)    (4,037,032)
Proceeds from maturities and redemptions of securities
  available for sale........................................    11,552,834      2,449,277      3,886,259
Proceeds from sale of securities available for sale.........            --             --        471,639
Purchases of securities held to maturity....................    (4,489,061)    (5,000,000)      (210,000)
Proceeds from maturities and redemptions of securities held
  to maturity...............................................     6,449,316      2,108,322             --
Net increase in loans.......................................   (53,076,579)   (42,454,838)   (17,557,690)
Purchase of and improvements to other real estate...........       (27,700)      (383,975)            --
Cash used in sale of branch.................................            --       (915,659)            --
Purchases of premises and equipment.........................    (2,735,865)    (2,387,398)      (186,726)
Proceeds from sale of other real estate.....................        21,482         65,475         92,000
                                                              ------------    -----------    -----------
    Net cash used by investing activities...................   (78,522,369)   (39,301,445)   (15,266,550)
                                                              ------------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits....................................    69,745,205     34,917,176     12,385,450
Increase (decrease) in federal funds purchased..............    (1,200,000)     1,200,000             --
Increase (decrease) in advances from Federal Home Loan
  Bank......................................................       515,618      2,991,488       (788,192)
Proceeds from notes payable.................................     3,000,000             --      1,431,250
Repayments of notes payable.................................      (298,125)            --       (250,000)
Proceeds from issuance of common stock......................       116,837      1,050,000         76,255
Dividends paid..............................................            --             --         (1,538)
                                                              ------------    -----------    -----------
    Net cash provided by financing activities...............    71,879,535     40,158,664     12,853,225
                                                              ------------    -----------    -----------
    Net increase (decrease) in cash.........................      (112,387)     3,685,694        853,753
Cash and cash equivalents at beginning of year..............     7,570,649      3,884,955      3,031,202
                                                              ------------    -----------    -----------
Cash and cash equivalents at end of year....................  $  7,458,262      7,570,649      3,884,955
                                                              ============    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid...............................................  $ 15,694,513      9,236,022      4,553,210
Income taxes paid...........................................     1,842,143      1,210,444        617,747
                                                              ============    ===========    ===========
NON-CASH ACTIVITIES:
Issuance of common stock -- acquisition of First Federal
  Bancshares, Inc...........................................  $         --      7,022,460             --
Issuance of common stock -- conversion of stock options.....            --        117,692             --
                                                              ============    ===========    ===========

See accompanying notes to consolidated financial statements.

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting policies of Cumberland Bancorp, Incorporated and Subsidiaries conform to generally accepted accounting principles and to general practices within the banking industry. The significant policies are summarized as follows:

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of Cumberland Bancorp, Incorporated (the Company) and its wholly-owned subsidiaries, Cumberland Bank, BankTennesse, and The Community Bank. Also included in the consolidated financial statements are Cumberland Bank's wholly-owned subsidiaries Cumberland Finance, Inc., Cumberland Mortgage Company, Inc., Cumberland Life Insurance Company, Inc., Cumberland Services, Inc., and Cumberland Services, Inc.'s fifty percent owned subsidiary, InsureTennessee. Material intercompany accounts and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS

     Substantially all of the assets, liabilities, and operations presented in the consolidated financial statements are attributable to Cumberland Bank, BankTennesse, and The Community Bank. The Banks provide a variety of banking services to individuals and businesses through their branches in Brentwood, Carthage, Collierville, Gallatin, Gordonsville, Green Hills, Memphis, Portland, Ripley, and White House, Tennessee. Their primary deposit products are demand deposits, savings deposits, and certificates of deposit, and their primary lending products are commercial business, real estate mortgage, and installment loans.

     Cumberland Bank's subsidiaries, Cumberland Mortgage Company, Inc., Cumberland Life Insurance Company, Inc., Cumberland Services, Inc., and InsureTennessee, Inc. are headquartered in Carthage, Tennessee. Cumberland Finance, Inc. has offices in Gallatin and Murfreesboro, Tennessee. Cumberland Finance, Inc. provides consumer loan services. Cumberland Mortgage Company, Inc. develops real estate. Cumberland Life Insurance Company, Inc. is a reinsurance company for credit insurance products. Cumberland Services, Inc. provides brokerage services. InsureTennessee sells property and casualty insurance.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

CASH AND DUE FROM BANKS

     Included in cash and due from banks are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve and other banks.

INVESTMENT SECURITIES

     In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Debt and Equity Securities" (SFAS 115) securities are classified into three categories: held to maturity (HTM), available for sale
(AFS), and trading.

     Securities classified as held to maturity, which are those the Company has the positive intent and ability to hold to maturity, are reported at amortized cost. Securities classified as available for sale may be sold in response to changes in interest rates, liquidity needs, and for other purposes. Available for sale securities are reported at fair value and include securities not classified as held to maturity or trading. Trading securities are those held principally for the purpose of selling in the near future and are carried at fair value. The Company currently has no trading securities.

     Unrealized holding gains and losses for available for sale securities are excluded from earnings and reported, net of any income tax effect, as other comprehensive income in stockholders' equity. Realized gains and losses are reported in earnings based on the adjusted cost of the specific security sold.

LOANS

     Loans which the Company has the positive intent and ability to hold to maturity are stated at the principal amount outstanding. Unearned discounts, deferred loan fees and the allowance for loan losses are shown as reductions of loans. Loan origination fees are deferred, to the extent they exceed direct origination costs, and recognized over the life of the related loans as yield adjustments. Interest income on loans is computed based on the outstanding loan balance.

     Loans are generally placed on nonaccrual when a loan is specifically determined to be impaired or when the collection of interest is less than probable or collection of any amount of the principal is doubtful, after considering economic and business conditions and collection efforts. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained at a level which, in management's judgement, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with the regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management's estimate of credit losses inherent in the loan portfolio and the related allowance may change materially in the near term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.

MORTGAGE BANKING ACTIVITIES

     The Banks originate mortgage loans for sale and these loans are generally sold at origination. Loans held for sale are carried at the lower of cost or fair value. Origination fees are recorded as income when the loans are sold to third party investors.

TRANSFER AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

     Effective January 1, 1997, the Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". The statement, which supercedes SFAS No. 122, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers of assets that are secured borrowings. The adoption of SFAS 125 did not have a material effect on the Company's financial position or results of operations.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Deprecation has been computed on straight-line and accelerated methods, based on the estimated useful lives of the respective asset.

INCOME TAXES

     The Company and its subsidiaries file a consolidated federal income tax return. The subsidiaries provide for income taxes on a separate-return basis and remit to or receive from the Company amounts currently payable or receivable. Income taxes have been provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes".

     A valuation allowance is required by SFAS 109 if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. This allowance is evaluated periodically by management and adjusted based on current circumstances.

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

RECLASSIFICATION

     Certain prior period amounts have been reclassified to conform with current presentation.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. These fair values are provided for disclosure purposes only and do not impact carrying values of financial statement amounts.

     CASH, INTEREST BEARING DEPOSITS IN FINANCIAL INSTITUTIONS AND FEDERAL FUNDS SOLD -- The carrying amounts reported in the balance sheet for cash, interest bearing deposits in financial institutions and federal funds sold approximate those assets' fair values.

     SECURITIES (INCLUDING MORTGAGE-BACKED SECURITIES) -- Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     LOAN SERVICING ASSETS -- The carrying amounts reported in the balance sheet for servicing rights approximates their fair value.

     LOANS RECEIVABLE -- For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently offered for loans with similar terms to borrowers of similar credit quality.

     FEDERAL HOME LOAN BANK AND FEDERAL RESERVE BANK STOCK -- The carrying amounts reported in the balance sheet for Federal Home Loan Bank and Federal Reserve Bank stock approximates its fair value.

     DEPOSITS WITH DEFINED MATURITIES -- The fair value for deposits with defined maturities is calculated by discounting future cash flows to their present value. Future cash flows, consisting of both principal and interest payments, are discounted with the Bank's current rates for similar instruments applicable to the remaining maturity. For purposes of this disclosure, deposits with defined maturities include all certificates of deposits and other time deposits.

     DEPOSITS WITH UNDEFINED MATURITIES -- The fair value of deposits with undefined maturities is equal to the carrying value. For purposes of this disclosure, deposits with undefined maturities include noninterest-bearing demand, interest-bearing demand and savings accounts.

     FEDERAL FUNDS PURCHASED-- The carrying amounts reported in the balance sheet for federal funds purchased approximates their fair value.

     NOTES PAYABLE, AND FEDERAL HOME LOAN BANK ADVANCES -- The fair values of notes payable and advances from the Federal Home Loan Bank are estimated using discounted

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

     ACCRUED INTEREST -- The carrying amounts of accrued interest approximate their fair values.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents includes amounts in the balance sheet caption, cash and due from banks.

EARNINGS PER SHARE

     Earnings per share (EPS) is calculated in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, issued in February 1997. The statement requires the dual presentation of basic and diluted EPS on the income statement. Basic EPS excludes dilution, and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if options to issue common stock were exercised or converted into common stock that then shared in the earnings of the entity. All prior period EPS data has been restated to reflect implementation of this statement. EPS has also been adjusted for the 1999 10% stock dividend, the 1998 two-for-one stock split, 1997 three-for-one stock split, and the 1996 10% stock dividend as if the stock splits and dividends occurred as of the earliest period presented.

EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

     In July 1997, the FASB issued SFAS No. 130, "Comprehensive Income". The statement establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. This statement requires that companies (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition.

     This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comprehensive purposes is required.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". The statement establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". This statement

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES becomes effective for the Company's fiscal year ending December 31, 1998, and requires that comparative information from earlier years be restated to conform to its requirements. The adoption of the provisions of this statement did not have a material impact on the Company.

     In October 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This Statement amends SFAS No. 65, which required that retained securities be classified as trading securities. SFAS No. 134 allows these securities to be classified as trading, held to maturity or available for sale based on the intent and ability of the enterprise. This Statement is effective January 1, 1999, and is not expected to materially impact the Company's financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This Statement is effective for all quarters of fiscal years beginning after June 15, 1999; which for the Company will mean the first quarter of 2000. This Statement is not expected to materially impact the Company's financial position or results of operations.

     In April 1998, the American Institute of Certified Public Accountants issued SOP 98-5, "Reporting on the Costs of Start-up Activities." This Statement requires that the costs of start-up activities, including organization costs, be expensed as incurred. When adopted, previously capitalized start-up and organization costs should be written off and reported as the cumulative effect of a change in accounting principle. The Statement is effective for fiscal years beginning after December 15, 1998 and is not expected to materially impact the Company's financial position or results of operations.

     On January 1, 1997, the Company adopted SFAS No. 125, "Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The adoption of this standard required a change in the method used to recognize mortgage servicing rights, increasing both the amortization expense as well as the servicing income.

     SFAS No. 128, "Earnings per Share", was adopted as of January 1, 1997. This standard specifies the computation, presentation and disclosure requirements for earnings per share (EPS). The objective of SFAS No. 128 is to simplify the computation and to make the United States' standard more compatible with EPS standards of other countries and with that of the International Accounting Standards Committee. The Company now

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES presents on the statement of earnings both earnings per share and diluted earnings per share for all periods presented.

     On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This standard requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the expected undiscounted future cash flows from the use of the asset and its eventual disposition are less than the carrying amount of the asset, an impairment loss is recognized. The impairment loss is measured based upon the present value of the expected future cash flows.

2. INTEREST BEARING DEPOSITS IN FINANCIAL INSTITUTIONS

     At December 31, 1998, the Company had certificates of deposit with the Federal Home Loan Bank totaling $17,500,000. The certificates bear interest ranging from 4.75% to 5.83% and have maturities ranging from seven days to two years, with penalties for early withdrawal. Any penalties for early withdrawal would not have a material effect on the financial statements.

     The majority of the certificates are short-term with maturities ranging from 7 to 87 days and bear interest ranging from 4.75% to 5.10%. One $500,000 certificate has a 185 day maturity with interest at 4.80%, and one other $500,000 certificate has a 730 day maturity and bears interest of 5.825%.

3. SECURITIES

     The following table reflects the amortized cost and estimated fair values of securities, as well as gross unrealized gains and gross unrealized losses as of December 31, 1998 and 1997.

                                                  GROSS        GROSS
                                   AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                     COST         GAINS        LOSSES       VALUE
                                  -----------   ----------   ----------   ----------
AVAILABLE FOR SALE
U.S. Treasury and U.S.
  government agencies...........  $ 7,948,580     29,517        6,917      7,971,180
Mortgage-backed securities......    2,692,170      8,063       10,083      2,690,150
Marketable equity securities....    1,229,058         --       89,463      1,139,595
                                  -----------     ------      -------     ----------
  December 31, 1998.............  $11,869,808     37,580      106,463     11,800,925
                                  ===========     ======      =======     ==========

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

                                                  GROSS        GROSS
                                   AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                                     COST         GAINS        LOSSES       VALUE
                                  -----------   ----------   ----------   ----------
HELD TO MATURITY
U.S. Treasury and U.S.
  government agencies...........  $ 4,169,208     20,983          147      4,190,338
Mortgage-backed securities......    4,763,009     39,746       43,142      4,759,613
                                  -----------     ------      -------     ----------
  December 31, 1998.............  $ 8,932,217     60,729       43,289      8,949,951
                                  ===========     ======      =======     ==========
AVAILABLE FOR SALE
U.S. Treasury and U.S.
  government agencies...........  $ 1,401,861         --          987      1,400,874
Mortgage-backed securities......    1,052,623     18,178        8,514      1,062,287
Other debt securities...........      666,683      9,269           --        675,952
Marketable equity securities....    1,086,518         --       75,546      1,010,972
                                  -----------     ------      -------     ----------
  December 31, 1997.............  $ 4,207,685     27,447       85,047      4,150,085
                                  ===========     ======      =======     ==========
HELD TO MATURITY
U.S. Treasury and U.S.
  government agencies...........  $ 4,559,812     12,400        2,750      4,569,462
Mortgage-backed securities......    6,128,301     74,080       98,371      6,104,010
Other debt securities...........      204,359        509           --        204,868
                                  -----------     ------      -------     ----------
  December 31, 1997.............  $10,892,472     86,989      101,121     10,878,340
                                  ===========     ======      =======     ==========

     The carrying amounts and estimated fair value of securities at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     AVAILABLE FOR SALE        HELD TO MATURITY
                                  ------------------------   ---------------------
                                   AMORTIZED       FAIR      AMORTIZED     FAIR
                                     COST         VALUE        COST        VALUE
                                  -----------   ----------   ---------   ---------
Due in one year or less.........  $        --           --     500,000     502,250
Due after one through five
  years.........................    6,997,955    7,004,585   2,560,000   2,578,333
Due after five through ten
  years.........................      500,000      510,135   1,000,000   1,000,400
Marketable equity securities....    1,229,058    1,139,595          --          --
Mortgage-backed securities......    2,692,170    2,690,150   4,763,010   4,759,614
SBA loan pool participation
  certificates..................      450,625      456,460     109,207     109,354
                                  -----------   ----------   ---------   ---------
                                  $11,869,808   11,800,925   8,932,217   8,949,951
                                  ===========   ==========   =========   =========

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

     Securities carried at approximately $5,607,686 at December 31, 1998 were pledged to secure deposits and for other purposes as required or permitted by law. The fair value of the securities portfolio is established by an independent pricing service as of the approximate dates indicated.

     At December 31, 1998, the Company did not hold securities of any single issuer, other than obligations of the U.S. Treasury, other U.S. Government agencies, and the Federal Home Loan Bank stock, whose aggregate book value exceeded ten percent of stockholders' equity.

4. LOANS

     A summary of loans outstanding by category follows:

                                                         1998           1997
                                                     ------------    -----------
Real estate -- construction and development........  $ 52,769,280     40,558,700
Real estate -- 1 to 4 family residential
  properties.......................................   125,547,670    108,330,832
Real estate -- other...............................    12,554,931     26,183,872
Commercial, financial and agricultural.............    68,829,998     36,681,925
Consumer...........................................    39,257,801     36,273,384
Other..............................................       671,800         82,903
                                                     ------------    -----------
                                                      299,631,480    248,111,616
Net deferred loan fees and discounts...............      (587,732)      (569,220)
Unearned income....................................    (2,496,516)    (2,341,851)
                                                     ------------    -----------
                                                     $296,547,232    245,200,545
                                                     ============    ===========

     In addition to the loans shown above, loans serviced for others totaled $104,320,728 and $88,277,742 at December 31, 1998 and 1997, respectively.

     Certain parties (principally directors and officers of the Company or the Banks, including their affiliates, families, and companies in which they hold ten percent or more ownership) were customers of, and had loans and other transactions with the Banks in the ordinary course of business. These loan transactions were made on substantially the same terms as those prevailing at the time for comparable loans to other persons. They did not involve more than the normal risk of collectibility or present other unfavorable features.

     Direct and indirect loans to officers and directors during 1998 are as follows:

Balance at December 31, 1997..............................  $ 3,124,658
  New loan disbursements..................................    1,901,871
  Repayments..............................................   (1,786,095)
                                                            -----------
Balance at December 31, 1998..............................  $ 3,240,434
                                                            ===========

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

5. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Banks are parties to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Banks have in those particular financial instruments.

     The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual or notional amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Contractual commitments to extend credit..................  $58,762,574
Standby letters of credit.................................  $ 2,021,250

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Banks upon extension of credit is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     Letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     The Banks have a recourse obligation for 90 days from the purchase date for loans sold to investors. At December 31, 1998, loans sold to the investors with existing recourse approximated $16,231,074 (for The Community Bank and BankTennessee only). The obligation on these loans relates to performance by the borrower.

6. CONCENTRATIONS OF CREDIT

     The Bank grants agribusiness, commercial, construction, and individual loans to customers located primarily within the middle and western portion of Tennessee. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the construction industry. Concentration by type of loans are presented in note 4.

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

7. ALLOWANCE FOR LOAN LOSSES

     Transactions in the allowance for loan losses were as follows:

                                                1998         1997         1996
                                             ----------    ---------    ---------
BALANCE AT BEGINNING OF YEAR...............  $3,014,157    1,194,131    1,047,800
Allowance for loan losses of First Federal
  Bancshares, Inc. at acquisition date.....          --    1,229,164           --
Provisions charged to operating expense....   1,163,612    1,367,860      415,180
Loans charged off..........................    (494,907)    (855,125)    (306,215)
Recoveries on previously charged-off
  loans....................................     106,953       78,127       37,366
                                             ----------    ---------    ---------
BALANCE AT END OF YEAR.....................  $3,789,815    3,014,157    1,194,131
                                             ==========    =========    =========

     The Company had approximately $1,726,000 and $1,561,000 at December 31, 1998 and 1997, respectively, in loans which were considered impaired under SFAS
114. Non-accrual loans totaled $564,516 at December 31, 1996. Accrual of interest had been discontinued on these loans as of those dates. The allowance for loan losses related to these loans was approximately $214,000 and $173,000 at December 31, 1998 and 1997, respectively. If such loans had been on an accrual basis, interest income would have been approximately $121,000, $79,000 and $33,000 higher in 1998, 1997 and 1996, respectively.

8. PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:

                                                           1998          1997
                                                        -----------    ---------
Land..................................................  $ 3,155,003    2,911,727
Buildings and improvements............................    3,949,103    2,715,323
Leasehold improvements................................    1,110,332      485,810
Furniture, fixtures and equipment.....................    3,504,775    2,542,527
Automobiles...........................................      121,317      117,129
Construction-in-progress..............................      480,881      898,434
                                                        -----------    ---------
                                                         12,321,411    9,670,950
Less accumulated depreciation.........................    2,457,969    1,687,494
                                                        -----------    ---------
NET PREMISES AND EQUIPMENT............................  $ 9,863,442    7,983,456
                                                        ===========    =========

     Depreciation expense related to premises and equipment amounted to $855,879 in 1998, $433,741 in 1997 and $215,351 in 1996.

     Construction-in-progress at December 31, 1998 is related to new office facilities being constructed in Collierville, Portland and Ripley, Tennessee. Total costs, including furnishings and equipment, is expected to be approximately $600,000 for Ripley, $500,000

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES for Portland and $2,300,000 for Collierville. The anticipated completion dates for the projects extend through March, 2000.

9. DEPOSITS

     A summary of deposits at December 31, 1998 and 1997 follows:

                                                         1998           1997
                                                     ------------    -----------
Noninterest-bearing demand.........................  $ 23,742,218     18,831,265
Interest-bearing demand............................   105,263,489     64,292,522
Savings............................................    10,588,844      9,449,144
Certificates of deposit of $100,000 or more........    59,260,296     45,653,816
Other time.........................................   126,589,359    117,472,254
                                                     ------------    -----------
TOTAL DEPOSITS.....................................  $325,444,206    255,699,001
                                                     ============    ===========

10. ADVANCES FROM FEDERAL HOME LOAN BANK

     The Company is currently participating in a program with the Federal Home Loan Bank (FHLB) of Cincinnati to provide funds to the public for affordable housing. The FHLB advances funds to the Company with the requirement that the advances are secured by qualifying loans, essentially home mortgages (1-4 family residential). To participate in this program, the Company is required to be a member of the Federal Home Loan Bank and own stock in the FHLB. The Company has $2,427,800 of such stock at December 31, 1998 to satisfy this requirement.

     At December 31, 1998 and 1997, advances from the FHLB totaled $17,973,144 and $17,457,526, respectively. The interest rates on these advances ranged from 5.40% to 9.125%. Qualifying loans totaling $26,959,716 were pledged as security under a blanket pledge agreement with the FHLB at December 31, 1998.

     Maturities of the advances from FHLB are as follows:

  1999............................................  $ 4,835,785
  2000............................................    2,334,854
  2001............................................      556,535
  2002............................................      240,374
  2003............................................        1,188
Later years.......................................   10,004,408
                                                    -----------
                                                    $17,973,144
                                                    ===========

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

11. NOTES PAYABLE

     Notes payable consist of the following:

                                                            1998         1997
                                                         ----------    ---------
Note payable to a lending institution which bears
  interest at a rate of 8.25% until June 14, 2003 at
  which time the rate will be at prime. Interest is
  payable quarterly and principal is payable in ten
  annual installments of $143,125 commencing on June
  15, 1998. The note is secured by 100% of the common
  stock of Cumberland Bank.............................  $1,288,125    1,431,250
As a result of the acquisition of First Federal
  Bancshares, Inc., the Company assumed a note payable
  to a lending institution which bears interest at a
  rate of 8.25%. Interest is payable quarterly and
  principal is payable in fifteen quarterly
  installments of $77,500 commencing on June 30, 1998,
  and one final payment of $37,500 due on March 30,
  2002. The note is secured by 100% of the common stock
  of BankTennessee and The Community Bank..............   1,045,000    1,200,000
As a result of the acquisition of First Federal
  Bancshares, Inc., the Company assumed a note payable
  to a lending institution which bears interest at
  prime rate. Interest is payable quarterly and
  principal is payable in one installment of $40,000 on
  March 31, 2002, and 24 quarterly installments
  commencing on June 30, 2002 of $77,500. The note is
  secured by 100% of the common stock of BankTennessee
  and The Community Bank...............................   1,900,000    1,900,000
$6,000,000 line of credit from a lending institution
  which bears interest at a rate of 7.50%. Advances can
  be made on the line from inception to March 31, 2000.
  Interest is payable quarterly and principal is
  payable in ten annual installments of $600,000
  commencing April 1, 2000. The note is secured by 100%
  of the common stock of Cumberland Bank,
  BankTennessee, and The Community Bank................   3,000,000           --
                                                         ----------    ---------
                                                         $7,233,125    4,531,250
                                                         ==========    =========

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

     Minimum annual principal payments for future years are as follows:

  1999.............................................  $  453,125
  2000.............................................     453,125
  2001.............................................   1,053,125
  2002.............................................   1,130,625
  2003.............................................   1,053,125
Later years........................................   3,090,000
                                                     ----------
                                                     $7,233,125
                                                     ==========

     The Company has agreed to certain covenants in connection with the notes payable to the lending institution. These covenants include, among other things, minimum financial ratios for the subsidiary Banks. The Banks were in compliance with all of the provisions of the loan covenants as of December 31, 1998.

     The Company entered into a new loan agreement for a $6,000,000 line of credit during 1998. In the loan agreement, the lending institution placed a covenant restricting capital. The covenant states if the Company is current on principal and interest payments, it will be permitted to pay dividends to the stockholders not exceeding twenty-five percent of net earnings.

12. INCOME TAXES

     The provision for income taxes (benefits) consist of the following:

                                                  1998         1997        1996
                                               ----------    ---------    -------
CURRENT:
Federal......................................  $1,619,444      979,294    465,624
State........................................     292,506      188,139     85,928
                                               ----------    ---------    -------
  Total current tax..........................   1,911,950    1,167,433    551,552
                                               ----------    ---------    -------
DEFERRED:
Federal......................................     (46,479)    (172,017)   (32,245)
State........................................      (8,714)     (32,293)    (6,054)
                                               ----------    ---------    -------
  Total deferred (benefit)...................     (55,193)    (204,310)   (38,299)
                                               ----------    ---------    -------
Tax benefits credited to stockholders' equity
  related to exercise of stock options.......          --      118,272         --
                                               ----------    ---------    -------
  Total provision for income taxes...........  $1,856,757    1,081,395    513,253
                                               ==========    =========    =======

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

     Significant temporary differences between tax and financial reporting that give rise to deferred tax assets (liabilities) are as follows at December 31, 1998, 1997 and 1996:

                                                1998           1997        1996
                                             -----------    ----------    -------
Allowance for loan losses..................  $ 1,233,385       928,485    378,308
Unrealized loss on securities..............       36,311        25,339     23,343
Deferred loan fees.........................      142,312       145,727         --
Other......................................           --        82,288         --
                                             -----------    ----------    -------
  Total deferred tax assets................    1,412,008     1,181,839    401,651
                                             -----------    ----------    -------
FHLB stock.................................     (410,631)     (347,361)        --
Premises and equipment.....................     (444,945)     (482,550)   (20,792)
Loan servicing rights......................     (421,901)     (283,562)        --
                                             -----------    ----------    -------
  Total deferred tax liabilities...........   (1,277,477)   (1,113,473)   (20,792)
                                             -----------    ----------    -------
Net deferred tax asset.....................  $   134,531        68,366    380,859
                                             ===========    ==========    =======

     A reconciliation of the provision for income taxes with the amount of income taxes computed by applying the federal statutory rate (34%) to earnings before income taxes follows:

                                                  1998         1997        1996
                                               ----------    ---------    -------
Computed expected provision for income
  taxes......................................  $1,657,534      994,350    459,737
Increase (decrease) in taxes resulting from:
  State income taxes, net of federal tax
     benefit.................................     193,054      109,011     53,054
  Other, net.................................       6,169      (21,966)       462
                                               ----------    ---------    -------
     Total income tax expense................  $1,856,757    1,081,395    513,253
                                               ==========    =========    =======

     During 1996, the subsidiary Banks began computing their tax bad debt reserves under the rules which apply to commercial banks. In years prior to 1996, the Banks obtained tax bad debt deductions of approximately $1.8 million in excess of their financial statement allowance for loan losses for which no provision for federal income tax was made. These amounts were then subject to federal income tax in future years if used for purposes other than to absorb bad debt losses. This excess reserve is subject to recapture only if a bank ceases to qualify as a bank as defined in the Internal Revenue Code.

13. MINIMUM CAPITAL STANDARDS

     The Company and its Bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

     The Company and the Banks' actual capital amounts and ratios at December 31, 1998 and 1997, are as follows:

                                                            TO BE WELL
                                                         CAPITALIZED UNDER
                                            REQUIRED     PROMPT CORRECTIVE
                                             MINIMUM     ACTION PROVISIONS     ACTUAL
                                           -----------   -----------------   ----------
DECEMBER 31, 1998
CUMBERLAND BANCORP, INC.
Amount:
  Tier I to average assets -- leverage...  $14,793,120      18,491,400       19,645,000
  Tier I to risk-weighted assets.........   11,064,040      16,596,060       19,645,000
  Total capital to risk-weighted
     assets..............................   22,128,080      27,660,100       23,107,000
Ratios:
  Tier I to average assets -- leverage...         4.00%           5.00%            5.31%
  Tier I to risk-weighted assets.........         4.00%           6.00%            7.10%
  Total capital to risk-weighted
     assets..............................         8.00%          10.00%            8.35%
CUMBERLAND BANK
Amount:
  Tier I to average assets -- leverage...  $ 6,052,200       7,565,250       10,073,000
  Tier I to risk-weighted assets.........    4,311,560       6,467,340       10,073,000
  Total capital to risk-weighted
     assets..............................    8,623,120      10,778,900       11,426,000

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

                                                            TO BE WELL
                                                         CAPITALIZED UNDER
                                            REQUIRED     PROMPT CORRECTIVE
                                             MINIMUM     ACTION PROVISIONS     ACTUAL
                                           -----------   -----------------   ----------
Ratios:
  Tier I to average assets -- leverage...         4.00%           5.00%            6.66%
  Tier I to risk-weighted assets.........         4.00%           6.00%            9.35%
  Total capital to risk-weighted
     assets..............................         8.00%          10.00%           10.60%
BANKTENNESSEE
Amount:
  Tier I to average assets -- leverage...  $ 5,643,520       7,054,400        9,664,000
  Tier I to risk-weighted assets.........    4,250,160       6,375,240        9,664,000
  Total capital to risk-weighted
     assets..............................    8,500,320      10,625,000       10,992,000
Ratios:
  Tier I to average assets -- leverage...         4.00%           5.00%            6.85%
  Tier I to risk-weighted assets.........         4.00%           6.00%            9.10%
  Total capital to risk-weighted
     assets..............................         8.00%          10.00%           10.35%
THE COMMUNITY BANK
Amount:
  Tier I to average assets -- leverage...  $ 3,102,560       3,878,200        4,876,000
  Tier I to risk-weighted assets.........    2,136,760       3,205,140        4,876,000
  Total capital to risk-weighted
     assets..............................    4,273,520       5,341,900        5,415,000
Ratios:
  Tier I to average assets -- leverage...         4.00%           5.00%            6.29%
  Tier I to risk-weighted assets.........         4.00%           6.00%            9.13%
  Total capital to risk-weighted
     assets..............................         8.00%          10.00%           10.14%
DECEMBER 31, 1997
CUMBERLAND BANCORP, INC.
Amount:
  Tier I to average assets -- leverage...  $11,467,440      14,334,300       16,521,851
  Tier I to risk-weighted assets.........    9,132,057      13,698,086       16,521,851
  Total capital to risk-weighted
     assets..............................   18,264,114      22,830,143       19,375,619
Ratios:
  Tier I to average assets -- leverage...         4.00%           5.00%            5.77%
  Tier I to risk-weighted assets.........         4.00%           6.00%            7.23%
  Total capital to risk-weighted
     assets..............................         8.00%          10.00%            8.48%

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

                                                            TO BE WELL
                                                         CAPITALIZED UNDER
                                            REQUIRED     PROMPT CORRECTIVE
                                             MINIMUM     ACTION PROVISIONS     ACTUAL
                                           -----------   -----------------   ----------
CUMBERLAND BANK
Amount:
  Tier I to average assets -- leverage...  $ 4,746,880       5,933,600        7,948,820
  Tier I to risk-weighted assets.........    3,632,457       5,448,686        7,948,820
  Total capital to risk-weighted
     assets..............................    7,264,914       9,081,143        9,083,820
Ratios:
  Tier I to average assets -- leverage...         4.00%           5.00%            6.70%
  Tier I to risk-weighted assets.........         4.00%           6.00%            8.75%
  Total capital to risk-weighted
     assets..............................         8.00%          10.00%           10.00%
BANKTENNESSEE
Amount:
  Tier I to average assets -- leverage...  $ 4,553,560       5,691,950        8,262,000
  Tier I to risk-weighted assets.........    3,513,080       5,269,620        8,262,000
  Total capital to risk-weighted
     assets..............................    7,026,160       8,782,700        9,318,000
Ratios:
  Tier I to average assets -- leverage...         4.00%           5.00%            7.26%
  Tier I to risk-weighted assets.........         4.00%           6.00%            9.41%
  Total capital to risk-weighted
     assets..............................         8.00%          10.00%           10.61%
THE COMMUNITY BANK
Amount:
  Tier I to average assets -- leverage...  $ 2,167,000       2,708,750        3,724,000
  Tier I to risk-weighted assets.........    1,560,960       2,341,440        3,724,000
  Total capital to risk-weighted
     assets..............................    3,121,920       3,902,400        4,164,000
Ratios:
  Tier I to average assets -- leverage...         4.00%           5.00%            6.87%
  Tier I to risk-weighted assets.........         4.00%           6.00%            9.54%
  Total capital to risk-weighted
     assets..............................         8.00%          10.00%           10.67%

14. EMPLOYEE BENEFITS

     The Company maintains a 401(k) savings plan for all employees who have completed six months of service and are 21 or more years of age. Employer contributions to the plan are determined annually by the board of directors. The Company's expenses related to the plan were $288,057 in 1998, $138,839 in 1997 and $30,323 in 1996.

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

15. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments are as follows at December 31, 1998 and 1997:

                                     1998                          1997
                          ---------------------------   --------------------------
                            CARRYING         FAIR        CARRYING         FAIR
                             VALUE          VALUE          VALUE         VALUE
                          ------------   ------------   -----------   ------------
FINANCIAL ASSETS:
Cash and due from
  banks.................  $  7,458,262      7,458,262     7,570,649      7,570,649
Interest-bearing
  deposits in financial
  institutions..........    21,995,642     21,995,642     9,427,320      9,427,320
Federal funds sold......    12,750,000     12,750,000     8,475,000      8,475,000
Securities available for
  sale..................    11,800,925     11,800,925     4,150,085      4,150,085
Securities held to
  maturity..............     8,932,217      8,949,951    10,892,472     10,878,340
Loans, net of
  allowance.............   292,757,417    294,109,911   242,186,388    242,479,958
Accrued interest
  receivable............     2,736,977      2,736,977     2,487,193      2,487,193
FHLB and FRB stock......     2,648,172      2,648,172     2,478,372      2,478,372
Servicing rights........     1,087,412      1,087,412       746,216        746,216
FINANCIAL LIABILITIES:
Deposits with defined
  maturities............  $185,849,655    187,258,692   163,126,070    163,169,365
Deposits with undefined
  maturities............   139,594,551    139,594,551    92,572,931     92,572,931
Notes payable...........     7,233,125      7,233,125     4,531,250      4,531,250
Federal funds
  purchased.............            --             --     1,200,000      1,200,000
Advances from FHLB......    17,973,144     17,912,970    17,457,526     17,441,814
Accrued interest
  payable...............     2,234,245      2,234,245     1,767,383      1,767,323

16. ACQUISITION

     On July 1, 1997, the Company acquired 100% of the outstanding common stock of First Federal Bancshares, Inc. (FFBI) for consideration totaling $7,022,460. The consideration was in the form of the Company's common stock. The shareholders of FFBI received 1.2489 shares of the Company's stock for each share of FFBI common stock surrendered. FFBI owned 100% of the common stock of First Federal Bank, F.S.B. of Memphis (First Federal-Memphis) which owned 100% of the common stock of First Federal Bank, F.S.B. of Nashville (First Federal-Nashville). The acquisition has been accounted for in accordance with the purchase method of accounting. The purchase price

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES exceeded the historical book value of FFBI at acquisition date by $1,429,332. Such amount has been allocated to the assets purchased to the extent of their fair market value in accordance with purchase accounting. Simultaneous with the acquisition, First Federal-Memphis and First Federal-Nashville amended their charters and renamed the banks. First Federal-Memphis changed its name to BankTennessee and First Federal-Nashville changed its name to The Community Bank. Results of operations of BankTennessee and The Community Bank from July 1, 1997 through December 31, 1997 are included in the 1997 consolidated financial statements. Consideration in connection with the transaction consisted of 1,135,749 shares of Cumberland Bancorp, Incorporated common stock.

     Summarized historical financial information of First Federal Bancshares, Inc. as of June 30, 1997 is as follows:

Securities...............................................  $ 10,508,958
Loans, net...............................................   119,238,430
Other assets.............................................    23,878,408
                                                           ------------
  Total assets...........................................  $153,625,796
                                                           ============
Deposits.................................................  $131,848,166
Other liabilities........................................    16,184,502
Stockholders' equity.....................................     5,593,128
                                                           ------------
  Total liabilities and stockholders' equity.............  $153,625,796
                                                           ============

     Pro forma net earnings and per share information for year ending December 31, 1997 as if the acquisition occurred January 1, 1997 are as follows:

Net earnings -- as reported................................  $1,843,165
Net earnings -- pro forma..................................   2,231,196
Net earnings per share -- basic -- as reported.............        0.48
Net earnings per share -- basic -- pro forma...............        0.44
Net earnings per share -- diluted -- as reported...........        0.46
Net earnings per share -- diluted -- pro forma.............        0.43

     Pro forma amounts are not necessarily indicative of the actual results that would have been realized if the acquisition had occurred January 1, 1997.

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

17. COMMITMENTS AND CONTINGENCIES

     The Company has entered into various noncancellable operating lease arrangements in connection with its operating locations.

     Based upon these agreements at December 31, 1998, future minimum lease commitments are as follows:

     1999............................................  $193,566
     2000............................................   164,966
     2001............................................   101,744
     2002............................................    89,100
     2003............................................    89,100
  Thereafter.........................................    44,500
                                                       --------
                                                       $682,976
                                                       ========

     Rentals relating to these agreements which are included in occupancy expense amounted to $212,334 in 1998 and $134,404 in 1997.

     During 1997, the Company entered into an agreement with a group of investors to open a BankTennesse branch in Ripley, Tennessee. In return, these investors purchased 222,500 shares (as adjusted for the March 1998 stock split) of the Company's common stock for $4.41 per share (as adjusted for stock split and dividends). The agreement with the Ripley group addresses a spin-off of the Ripley branch into a separate entity after the branch reaches $30 million in assets and becomes profitable. It is anticipated that the Ripley group will own 50% of the new entity and Cumberland Bancorp, Incorporated will own 50% of the new entity. However, there are several provisions in the agreement that could alter the anticipated structure.

     The Company has a commitment to invest approximately $2,150,000 representing a 50% interest in a de novo bank in Murray, Kentucky. In connection with this commitment, the Company has advanced $275,000 for purchase of real estate and $185,000 relating to organization and start-up costs. The Company's pro rata portion of the organization and start-up costs of approximately $92,500 have been expensed. The remaining portion is expected to be reimbursed from proceeds from the initial capitalization and is carried in other assets.

     The investors that have committed to buy the remaining 50% will be given the opportunity to buy $250,000 worth of stock based upon a price of 1.5 multiplied by the Company's book value that becomes exercisable if a charter is granted to the Murray Bank by the OTS. The Company has agreed to allow these investors to buy an additional $250,000 in Cumberland Bancorp, Incorporated stock at a price of 1.5 multiplied by the Company's book value if the Murray Bank attains certain financial objectives.

     In the normal course of business there are commitments outstanding and contingent liabilities such as legal proceedings pending against the Bank. In the opinion of management, no material adverse effect on the financial position is anticipated as a result of these items.

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

18. SALE OF ASSETS

     On August 4, 1997, BankTennessee sold its Oakland branch operation and its assets and liabilities to Concord EFS, Inc. The branch had assets with a book value of $208,218 which consisted primarily of loans and office property and equipment. The branch's liabilities totaled $1,673,876 which consisted primarily of deposits. The Bank had a net gain of $550,000 on the sale of this asset.

19. STOCK OPTIONS

     The Company issues non-qualified stock options under various plans to employees, non-employee directors, and bank advisory board members. The plans provide for the issuance of the Company's common stock at a price equal to its fair market value at the date of grant. Share and per share amounts in the accompanying text and tables have been adjusted for stock splits and stock dividends, including the 10% stock dividend approved in March, 1999.

     In 1995, SFAS No. 123 "Accounting for Stock Based Compensation" changed the method for recognition of cost of plans similar to those of the Company. As is permitted, management has elected to continue accounting for the plan under APB Opinion 25 and related Interpretations. Accordingly, no compensation cost has been recognized for the stock option plan. However, under SFAS No. 123, the Company is required to make proforma disclosures as if cost had been recognized in accordance with the pronouncement. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net earnings and net earnings per common share would not have been materially affected in 1998, 1997 or 1996.

     On May 8, 1997, the Board of Directors of the Company, amended all existing stock option plans. All previously issued options were deemed exercisable. For the options exercised the shareholder would receive the net value of the option (fair value less exercise price) in the Company's common stock. All options not exercised by July 1, 1997 would be forfeited. As a result, all outstanding options were exercised on June 30, 1997 which resulted in the Company issuing 39,231 shares of common stock (235,386 shares after giving effect to the stock splits).

     Effective March 1, 1998, 366,600 shares (adjusted to 403,260 to reflect the March, 1999 stock dividend) were granted under a stock option plan adopted in 1998. These options generally become exercisable at a rate of 20% per year until all become fully vested on March 1, 2003. The options expire February 29, 2004.

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

     A summary of the stock option activity for 1998, 1997 and 1996 is as follows (after giving effect to the stock dividends and stock split):

                                   SHARES                              WEIGHTED
                                  AVAILABLE    SHARES      OPTION      AVERAGE
                                     FOR       UNDER       SHARES      EXERCISE
                                   OPTION      OPTION    EXERCISABLE    PRICE
                                  ---------   --------   -----------   --------
Outstanding at January 1,
  1996..........................        --     454,476     281,985      $1.38
Granted.........................        --     116,160     116,160       2.14
Exercised.......................        --     (30,855)    (30,855)      1.38
Forfeited.......................        --      (3,630)     (3,630)        --
                                  --------    --------    --------      -----
Outstanding at December 31,
  1996..........................        --     536,151     363,660       1.54
BOD action......................        --          --     172,491       1.54
Granted.........................        --      21,998      21,998       1.54
Exercised.......................        --    (558,149)   (558,149)      1.54
                                  --------    --------    --------      -----
Outstanding at December 31,
  1997..........................        --          --          --         --
New plan -- 1998................   550,000
Granted.........................  (403,260)    403,260          --       5.45
                                  --------    --------    --------      -----
Outstanding at December 31,
  1998..........................   146,740     403,260          --      $5.45
                                  ========    ========    ========      =====

     The following table sets forth the computation of basic net earnings per share and diluted net earnings per share.

                                                    1998        1997        1996
                                                 ----------   ---------   ---------
For basic net earnings per share and diluted
  net earnings per share, net earnings.........  $3,018,344   1,843,165     838,915
                                                 ==========   =========   =========
Weighted average shares outstanding -- basic...   5,459,523   3,842,480   2,374,541
Effect of dilutive securities -- stock
  options......................................     100,916     129,004     200,937
                                                 ----------   ---------   ---------
Weighted average shares
  outstanding -- diluted.......................   5,560,439   3,971,484   2,575,478
                                                 ==========   =========   =========
Net earnings per share -- basic................  $     0.55        0.48        0.35
                                                 ==========   =========   =========
Net earnings per share -- diluted..............        0.54        0.46        0.33
                                                 ==========   =========   =========

20. SUBSEQUENT EVENT

     During January 1998, the Company's Board of Directors approved a two-for-one stock split effective on March 1, 1998 to stockholders of record at the close of business on February 1, 1998. In March of 1999, the Board of Directors approved a 10% stock dividend. All earnings per share data has been restated as if the split and dividend had occurred at the beginning of the years presented.

     The Company issued 100,000 shares at $10 per share for a total of $1,000,000 in March, 1999.

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

21. OTHER OPERATING EXPENSES

     Other operating expenses consists of the following:

                                           YEAR ENDED DECEMBER 31,
                                     ------------------------------------
                                        1998         1997         1996
                                     ----------    ---------    ---------
Data processing....................  $  732,665      298,561      160,622
Advertising........................     349,440      156,837       89,406
Stationary, printing and
  supplies.........................     336,337      130,233      125,298
Postage, freight and courier.......     142,307      128,973       66,972
Directors' fees....................     335,392      175,735       74,008
Other..............................   2,964,829    2,230,956    1,133,844
                                     ----------    ---------    ---------
                                     $4,860,970    3,121,295    1,650,150
                                     ==========    =========    =========

22. PARENT COMPANY ONLY FINANCIAL INFORMATION

                            CONDENSED BALANCE SHEETS

                                                              DECEMBER 31,
                                                       --------------------------
  ASSETS                                                  1998           1997
  ------                                               -----------    -----------
  Cash..............................................   $ 1,386,737        672,547
  Securities, available for sale....................       236,016         82,816
  Investment in subsidiaries........................    24,635,283     19,947,346
  Premises and equipment............................        22,921          3,322
  Other assets......................................       818,416        477,751
                                                       -----------    -----------
                                                       $27,099,373     21,183,782
                                                       ===========    ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  LIABILITIES:
  Notes payable.....................................   $ 7,233,125      4,531,250
  Accrued interest..................................       108,261          5,448
  Other liabilities.................................        97,545         82,111
                                                       -----------    -----------
       Total liabilities............................     7,438,931      4,618,809
                                                       -----------    -----------
  Total stockholders' equity........................   $19,660,442     16,564,973
                                                       -----------    -----------
                                                       $27,099,373     21,183,782
                                                       ===========    ===========

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

                        CONDENSED STATEMENTS OF EARNINGS

                                                   YEARS ENDED DECEMBER 31,
                                             ------------------------------------
                                                1998          1997         1996
                                             ----------    ----------    --------
  INCOME:
  Dividends from subsidiaries..............  $  600,000       344,000     243,000
  Dividends from securities................       1,925        17,518      31,592
  Other income.............................      13,448         2,921          --
                                             ----------    ----------    --------
                                                615,373       364,439     274,592
                                             ----------    ----------    --------
  EXPENSES:
  Interest expense.........................     527,327       252,180      61,643
  Other expense............................     423,532       385,122      67,322
                                             ----------    ----------    --------
                                                950,859       637,302     128,965
                                             ----------    ----------    --------
  INCOME (LOSS) BEFORE INCOME TAXES AND
    EQUITY IN UNDISTRIBUTED EARNINGS OF
    SUBSIDIARIES...........................    (335,486)     (272,863)    145,627
  Income tax benefit.......................     358,629       284,590      36,707
                                             ----------    ----------    --------
  INCOME BEFORE EQUITY IN UNDISTRIBUTED
    EARNINGS OF SUBSIDIARIES...............      23,143        11,727     182,334
  Equity in undistributed earnings of
    subsidiaries...........................   2,995,201     1,831,438     656,581
                                             ----------    ----------    --------
  Net earnings.............................  $3,018,344     1,843,165     838,915
                                             ==========    ==========    ========

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                     YEARS ENDED DECEMBER 31,
                                               ------------------------------------
                                                  1998          1997        1996
                                               -----------   ----------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings.................................  $ 3,018,344    1,843,165     838,915
Adjustments to reconcile net earnings to net
  cash provided (used) by operating
  activities:
  Equity in undistributed earnings of
     subsidiaries............................   (2,995,201)  (1,831,438)   (656,581)
  Depreciation and amortization..............        4,128      203,762          --
  Increase in accrued interest payable.......        5,448        3,051      (1,797)
  Other, net.................................     (403,087)     127,717     (84,073)
                                               -----------   ----------   ---------
     Net cash provided (used) by operating
       activities............................     (370,368)     346,257      96,464
                                               -----------   ----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in commercial bank subsidiary.....   (1,725,000)  (1,450,000)   (500,000)
Purchase of securities available for sale....     (153,200)          --          --
Purchase of premises and equipment...........       (7,450)      (3,417)         --
                                               -----------   ----------   ---------
     Net cash used by investing activities...   (1,885,650)  (1,453,417)   (500,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in bank overdraft...................           --           --    (122,724)
Proceeds from notes payable..................    4,829,375           --   1,431,250
Repayment of notes payable...................     (298,125)          --    (250,000)
Proceeds from issuance of common stock.......      116,837    1,050,000      76,255
Cash dividends paid..........................           --           --      (1,538)
                                               -----------   ----------   ---------
     Net cash provided by financing
       activities............................    4,648,087    1,050,000   1,133,243
                                               -----------   ----------   ---------
Net increase (decrease) in cash..............    2,392,069      (57,160)    729,707
Cash at beginning of year....................      672,547      729,707          --
                                               -----------   ----------   ---------
Cash at end of year..........................  $ 1,386,737      672,547     729,707
                                               ===========   ==========   =========
NON-CASH ACTIVITIES:
Issuance of common stock -- acquisition of
  First Federal Bancshares, Inc. ............  $        --    7,022,460          --
Issuance of common stock -- conversion of
  stock options..............................           --      117,692          --
                                               ===========   ==========   =========

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                        MARCH 31,     DECEMBER 31,
                                                          1999            1998
                                                       -----------    ------------
                                                       (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks..............................   $  8,057          7,458
Interest-bearing deposits in financial
  institutions.......................................     11,772         21,996
Federal funds sold...................................     17,875         12,750
Securities available for sale, at fair value.........     10,243         11,801
Securities held to maturity, fair value $7,486,000 at
  March 31, 1999 and $8,950,000 at December 31,
  1998...............................................      7,444          8,932
Loans................................................    317,622        296,547
Allowance for loan losses............................     (3,795)        (3,790)
                                                        --------        -------
     Loans, net......................................    313,827        292,757
                                                        --------        -------
Premises and equipment...............................     10,478          9,863
Accrued interest receivable..........................      3,057          2,737
Federal Home Loan Bank and Federal Reserve Bank
  stock -- restricted................................      3,722          2,648
Other real estate....................................        745            610
Servicing rights.....................................      1,045          1,088
Other assets.........................................      3,139          1,216
                                                        --------        -------
     Total assets....................................   $391,404        373,856
                                                        ========        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
DEPOSITS
  Noninterest-bearing................................   $ 24,448         23,742
  Interest-bearing...................................    313,492        301,702
                                                        --------        -------
     Total deposits..................................    337,940        325,444
                                                        --------        -------
Notes payable........................................      7,289          7,233
Federal funds purchased..............................      2,000             --
Advances from Federal Home Loan Bank.................     17,463         17,973
Accrued interest payable.............................      1,976          2,234
Other liabilities....................................      3,319          1,312
                                                        --------        -------
     Total liabilities...............................    369,987        354,196
                                                        --------        -------
STOCKHOLDERS' EQUITY:
Common stock, $0.50 par value, authorized 20,000,000
  shares; 5,581,677 shares issued in 1999. 4,974,252
  shares issued in 1998..............................      2,791          2,487
Additional paid-in capital...........................     15,569          8,529
Retained earnings....................................      3,143          8,716
Accumulated other comprehensive income (loss)........        (86)           (72)
                                                        --------        -------
     Total stockholders' equity......................     21,417         19,660
                                                        --------        -------
     Total liabilities and stockholders' equity......   $391,404        373,856
                                                        ========        =======

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                         -------------------------
                                                            1999           1998
                                                         -----------    ----------
                                                          (DOLLARS IN THOUSANDS,
                                                         EXCEPT PER SHARE AMOUNTS)
INTEREST INCOME:
Loans, including fees..................................  $    7,093         6,130
Securities.............................................         325           305
Deposits in financial institutions.....................         172            88
Federal funds sold.....................................         145           203
Federal Home Loan Bank and Federal Reserve Bank
  dividends............................................          54            57
                                                         ----------     ---------
     Total interest income.............................       7,789         6,783
                                                         ----------     ---------
INTEREST EXPENSE:
Time deposits of $100,000 or more......................         731           724
Other time deposits....................................       2,942         2,568
Federal funds purchased................................          10             5
Notes payable and advances from Federal Home Loan
  Bank.................................................         385           401
                                                         ----------     ---------
     Total interest expense............................       4,068         3,698
                                                         ----------     ---------
     Net interest income...............................       3,721         3,085
Provision for loan losses..............................         212           125
                                                         ----------     ---------
Net interest income after provision for loan losses....       3,509         2,960
                                                         ----------     ---------
OTHER INCOME:
Service charges on deposit accounts....................         324           239
Other service charges, commissions and fees............         547           474
Mortgage banking activities............................         290           288
Gain on sale of SBA loans..............................          86            --
                                                         ----------     ---------
     Total other income................................       1,247         1,001
                                                         ----------     ---------
OTHER EXPENSES:
Salaries and employee benefits.........................       1,904         1,507
Occupancy..............................................         434           377
Other operating........................................       1,191           978
                                                         ----------     ---------
     Total other expenses..............................       3,529         2,862
                                                         ----------     ---------
     Income before income taxes........................       1,227         1,099
Income tax expense.....................................         457           420
                                                         ----------     ---------
     Net earnings......................................  $      770           679
                                                         ==========     =========
Net earnings per share -- basic........................  $     0.14          0.12
Net earnings per share -- diluted......................        0.14          0.12
                                                         ==========     =========
Weighted average shares outstanding -- basic...........   5,509,566     5,450,267
Weighted average shares outstanding -- diluted.........   5,629,145     5,452,431
                                                         ==========     =========

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
NET EARNINGS................................................   $    770          679
ADJUSTMENTS TO RECONCILE NET EARNINGS TO NET CASH PROVIDED
  BY OPERATING ACTIVITIES:
Provision for loan losses...................................        212          125
Depreciation and amortization...............................        205          162
Mortgage loans originated for sale..........................    (11,650)     (14,930)
Proceeds from sale of mortgage loans........................     11,703       14,875
Deferred income tax benefits................................         (3)          11
Increase in accrued interest receivable.....................       (187)         (97)
Increase in accrued interest payable and other
  liabilities...............................................       (125)         114
Other, net..................................................        234        1,036
                                                               --------      -------
     Total adjustments......................................        389        1,296
                                                               --------      -------
     Net cash provided by operating activities..............      1,159        1,975
                                                               --------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Net increase (decrease) in interest-bearing deposits in
  financial institutions....................................     10,224       (2,178)
Increase in federal funds sold..............................     (5,125)     (15,125)
Purchases of securities available for sale..................       (653)      (9,023)
Proceeds from maturities and redemptions of securities
  available for sale........................................      1,137        1,814
Purchases of securities held to maturity....................         --       (1,566)
Proceeds from maturities and redemptions of securities held
  to maturity...............................................      1,488           --
Net increase in loans.......................................    (21,335)      (4,908)
Purchase of and improvements to other real estate...........       (135)         (69)
Purchases of premises and equipment.........................       (820)        (688)
Increase in advance to de novo bank.........................       (383)          --
                                                               --------      -------
     Net cash used by investing activities..................    (15,602)     (31,743)
                                                               --------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits....................................     12,496       24,558
Increase (decrease) in federal funds purchased..............      2,000       (1,200)
Increase (decrease) in advances from Federal Home Loan
  Bank......................................................       (510)       5,930
Proceeds from notes payable.................................        275        2,500
Repayments of notes payable.................................       (219)          --
Proceeds from issuance of common stock......................      1,000           --
                                                               --------      -------
     Net cash provided by financing activities..............     15,042       31,788
                                                               --------      -------
     Net increase (decrease) in cash........................        599        2,020
Cash and cash equivalents at beginning of year..............      7,458        7,571
                                                               --------      -------
Cash and cash equivalents at end of year....................   $  8,057        9,591
                                                               ========      =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid...............................................   $  4,326        3,584
Income taxes paid...........................................        100           25
                                                               ========      =======

               CUMBERLAND BANCORP, INCORPORATED AND SUBSIDIARIES

               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1999

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited consolidated financial statements as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 were prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, to present fairly the information. They do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Operating results for the three month period ending March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information refer to the 1998 consolidated financial statements and footnotes thereto included elsewhere in this document.

STOCKHOLDERS' EQUITY

     The Company sold 100,000 shares of common stock at a price of $10 per share during the three months ended March 31, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Cautionary Statement Regarding Forward-Looking Statements...    10
How to Participate in this Offering.........................    10
Use of Proceeds.............................................    11
Dividend Policy.............................................    11
Capitalization..............................................    12
Dilution....................................................    13
Selected Consolidated Financial Data........................    14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    15
Business....................................................    33
Supervision and Regulation..................................    45
Management..................................................    51
Transactions with Executive Officers and Directors..........    57
Principal Shareholders......................................    58
Market Price of and Dividends on Our Common Equity and
  Related Stockholder Matters...............................    59
Description of Capital Stock................................    60
Shares Eligible for Future Sale.............................    64
Plan of Distribution........................................    65
Legal Matters...............................................    65
Experts.....................................................    65
Where You Can Find More Information.........................    66

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

UNTIL       1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT
BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTIONS.

                        CUMBERLAND BANCORP, INCORPORATED
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses incurred and to be incurred in connection with the issuance and distribution of the securities registered pursuant to this registration statement:

Securities and Exchange Commission registration fee.........  $  2,450
*Printing and engraving expenses............................  $ 19,400
*Accounting fees and expenses...............................  $ 20,000
*Legal fees and expenses....................................  $ 50,000
*Transfer Agent and Registrar fees and expenses.............  $  1,000
*Blue Sky fees and expenses.................................  $    600
*Miscellaneous expenses.....................................  $  6,550
                                                              --------
     Total..................................................  $100,000
                                                              ========

-------------------------

* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY

     The Tennessee Business Corporation Act (the "Tennessee Act") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of directors' fiduciary duty. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based upon all material information reasonably available to them. Absent the limitations now authorized by the Tennessee Act, directors are accountable to corporations and their shareholders for monetary damages only for conduct constituting gross negligence in the exercise of their duty of care. Although the statute does not change the directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter of the Company limits the liability of directors (in their capacity as directors but not in their capacity as officers) to the Company or its shareholders to the fullest extent permitted by the laws of the State of Tennessee, as so amended.

     Specifically, directors of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty; (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions. The Charter provides that if the Tennessee Act is amended after the effective date of the Charter to authorize corporate action further eliminating or limiting the personal liability of the directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the laws of the State of Tennessee, as so amended.

     The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors or officers for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders.

INDEMNIFICATION AND INSURANCE

     The Company Charter and Bylaws provide that the Company shall indemnify its directors and officers to the full extent permitted by the law of the State of Tennessee. Section 48-15-502 of the Tennessee Act provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The Company has obtained an insurance policy that insures its directors and officers against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The registrant has sold and issued the following unregistered securities in the last three years. These shares have been adjusted retroactively to reflect our 2-for-1 stock split effective March 1, 1998 and our 10% stock dividend effective March 26, 1999.

     - On July 1, 1997, 2,757,573 shares of our common stock (which includes First Federal options that were converted into immediately vested and exercised options for 258,925 of our shares) to First Federal Bancshares, Inc. shareholders in connection with our merger, exempted under Section 3(a)(11) of the Securities Act, at an aggregate consideration of $7,022,460;

     - On December 31, 1997, 244,750 shares of our common stock to a Ripley, Tennessee investor group in connection with the opening of the Ripley bank branch, in a private placement under Sections 3(a)(11) and 4(2) of the Securities Act, at $4.29 per share for an aggregate purchase price of $1.05 million;

     - In July and August 1998, 21,410 shares of our common stock to key company employees under Section 3(a)(11) of the Securities Act at $5.45 per share for an aggregate purchase price of $116,837; and

     - In March 1999, 100,000 shares of our common stock to a Franklin, Tennessee investor group in connection with the opening of the Franklin bank branch, in a private placement under Sections 3(a)(11) and 4(2) of the Securities Act at $10.00 per share for an aggregate purchase price of $1.0 million.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) List of Exhibits

  3.1  --  Amended Charter of Cumberland Bancorp, Incorporated
           (restated electronically for SEC filing purposes only)
  3.2  --  Bylaws of Cumberland Bancorp, Incorporated
  4.1  --  Specimen Common Stock Certificate.
  4.2  --  Article 8 of our Charter (included in Charter filed as
           Exhibit 3.1)
  4.3  --  Article I of our Bylaws (included in Bylaws filed as Exhibit
           3.2)
* 5    --  Opinion of Bass, Berry & Sims PLC
*10.1  --  1998 Stock Option Plan of Cumberland Bancorp, Incorporated
 10.2  --  Joint Venture Agreement dated as of October 1, 1998 by and between Cumberland Bancorp, Inc. and BancKentucky and
           Addendum to Joint Venture Agreement dated as of October 31,
           1998.
 21    --  Subsidiaries of Cumberland Bancorp, Incorporated
 23.1  --  Consent of Heathcott & Mullaly, P.C.
 23.2  --  Consent of Maggart & Associates, P.C.
 23.3  --  Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5)
 27.1  --  Financial Data Schedule for fiscal year end December
           31,1998.
 27.2  --  Financial Data Schedule for three months ended March 31,
           1999.

-------------------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant further undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Cumberland Bancorp, Incorporated has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 30th day of July, 1999.

                                         CUMBERLAND BANCORP, INCORPORATED

                                         By: /s/     JOEL PORTER
                                         ---------------------------------------
                                         Joel Porter
                                         President (Principal Executive Officer)

                               POWER OF ATTORNEY

     The Registrant and each person whose signature appears below constitutes and appoints Joel Porter and Tom Paschal, and any agent for service named in this Registration Statement and each of them, his, her, or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her, or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                NAME AND SIGNATURE                               TITLE                   DATE
                ------------------                               -----                   ----

                  /s/ JOEL PORTER                    President and Director          July 29, 1999
---------------------------------------------------  (Principal Executive Officer)
                    Joel Porter

                  /s/ JOHN WILDER                    Chairman                        July 28, 1999
---------------------------------------------------
                    John Wilder

                 /s/ MARK MCDOWELL                   Chief Administrative Officer    July 28, 1999
---------------------------------------------------  (Principal Financial and
                   Mark McDowell                     Accounting Office)

                /s/ JOHN S. EVERETT                  Director                        July 29, 1999
---------------------------------------------------
                  John S. Everett

                 /s/ DANNY HERRON                    Director                        July 29, 1999
---------------------------------------------------
                   Danny Herron

                NAME AND SIGNATURE                               TITLE                   DATE
                ------------------                               -----                   ----
                /s/ TOM E. PASCHAL                   Director                        July 28, 1999
---------------------------------------------------
                  Tom E. Paschal

                 /s/ WAYNE RODGERS                   Director                        July 28, 1999
---------------------------------------------------
                   Wayne Rodgers

                  /s/ TOM BROOKS                     Director                        July 28, 1999
---------------------------------------------------
                    Tom Brooks

                  /s/ JERRY COLE                     Director                        July 28, 1999
---------------------------------------------------
                    Jerry Cole

               /s/ FRANK INMAN, JR.                  Director                        July 29, 1999
---------------------------------------------------
                 Frank Inman, Jr.

                 /s/ ALEX RICHMOND                   Director                        July 29, 1999
---------------------------------------------------
                   Alex Richmond

               /s/ JOHN S. SHEPHERD                  Director                        July 28, 1999
---------------------------------------------------
                 John S. Shepherd

                                 EXHIBIT INDEX

  3.1  --  Amended Charter of Cumberland Bancorp, Incorporated
           (restated electronically for SEC filing purposes only)
  3.2  --  Bylaws of Cumberland Bancorp, Incorporated
  4.1  --  Specimen Common Stock Certificate.
  4.2  --  Article 8 of our Charter (included in Charter filed as
           Exhibit 3.1)
  4.3  --  Article I of our Bylaws (included in Bylaws filed as Exhibit
           3.2)
* 5    --  Opinion of Bass, Berry & Sims PLC
*10.1  --  1998 Stock Option Plan of Cumberland Bancorp, Incorporated
 10.2  --  Joint Venture Agreement dated as of October 1, 1998 by and between Cumberland Bancorp, Inc. and BancKentucky and
           Addendum to Joint Venture Agreement dated as of October 31,
           1998.
 21    --  Subsidiaries of Cumberland Bancorp, Incorporated
 23.1  --  Consent of Heathcott & Mullaly, P.C.
 23.2  --  Consent of Maggart & Associates, P.C.
 23.3  --  Consent of Bass, Berry & Sims PLC (included in opinion filed as Exhibit 5)
 27.1  --  Financial Data Schedule for fiscal year end December
           31,1998.
 27.2  --  Financial Data Schedule for three months ended March 31,
           1999.

-------------------------

* To be filed by amendment.